      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000


                                                      REGISTRATION NO. 333-37554

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                      WILSON GREATBATCH TECHNOLOGIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        3692                    16-1531026
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or                Industrial           Identification Number)
        Organization)           Classification Code Number)

                         ------------------------------

                              10,000 WEHRLE DRIVE
                            CLARENCE, NEW YORK 14031
                                 (716) 759-6901
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                               EDWARD F. VOBORIL
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                      WILSON GREATBATCH TECHNOLOGIES, INC.
                              10,000 WEHRLE DRIVE
                            CLARENCE, NEW YORK 14031
                                 (716) 759-6901
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)
                         ------------------------------

                                   COPIES TO:


             STEVEN D. RUBIN, ESQ.                                   STEPHEN E. OLDER, ESQ.
           WEIL, GOTSHAL & MANGES LLP                                EDWARD D. SOPHER, ESQ.
           700 LOUISIANA, SUITE 1600                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
              HOUSTON, TEXAS 77002                                     590 MADISON AVENUE
                 (713) 546-5000                                     NEW YORK, NEW YORK 10022
                                                                         (212) 872-1000


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                 AMOUNT              PROPOSED MAXIMUM        PROPOSED MAXIMUM
          TITLE OF EACH CLASS                     TO BE             OFFERING PRICE PER          AGGREGATE
    OF SECURITIES TO BE REGISTERED           REGISTERED (1)             SHARE (2)           OFFERING PRICE (2)
Common stock, par value $.001 per share          shares                     $                  $115,000,000


          TITLE OF EACH CLASS                  AMOUNT OF
    OF SECURITIES TO BE REGISTERED          REGISTRATION FEE
Common stock, par value $.001 per share      $30,360.00 (3)


(1) Includes       shares of common stock that the underwriters may purchase
    solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

(3) The registration fee was paid in connection with the initial filing of this Registration Statement on May 22, 2000.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION--JULY  , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

PROSPECTUS
           , 2000

                                     [LOGO]

                         WILSON GREATBATCH TECHNOLOGIES

                                SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

    WILSON GREATBATCH TECHNOLOGIES, INC.:


    - We are the leading developer and manufacturer of power sources and other components used in implantable medical devices, including wet tantalum capacitors and precision components.


    - 10,000 Wehrle Drive
      Clarence, New York 14031
      (716) 759-6901

    PROPOSED TRADING SYMBOL AND MARKET:

    - GB / New York Stock Exchange

    THE OFFERING:

    - We are offering      shares of our common stock.


    - The underwriters have an option to purchase an additional shares of common stock to cover over-allotments.


    - This is our initial public offering and no public market currently exists for our shares.

    - We anticipate that the initial public offering price for our shares
      will be between $   and $
      per share.

    - We plan to use the net proceeds of this offering to repay indebtedness.

    - Closing:      , 2000.

-------------------------------------------------------------------------------------
                                                         Per Share          Total
-------------------------------------------------------------------------------------
Public offering price:                                       $                $
Underwriting fees:
Proceeds to Wilson Greatbatch Technologies, Inc.:
-------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


                          JOINT BOOK-RUNNING MANAGERS



DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.

                                ----------------

    BANC OF AMERICA SECURITIES LLC

                         U.S. BANCORP PIPER JAFFRAY

                                                  DLJDIRECT INC.

                       [GRAPHICS-PHOTOGRAPHS OF PRODUCTS]

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary.....................     1
Risk Factors...........................     6
Forward Looking Statements.............    15
Use of Proceeds........................    16
Dividend Policy........................    16
Capitalization.........................    17
Dilution...............................    18
Selected Consolidated Financial Data...    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    21
Business...............................    31



                                          PAGE
                                        --------
Management.............................    45
Related Party Transactions.............    52
Principal Stockholders.................    57
Description of Capital Stock...........    59
Shares Eligible for Future Sale........    61
Underwriting...........................    63
Legal Matters..........................    66
Experts................................    66
Where You Can Find More Information....    66
Index to Consolidated Financial
  Statements...........................   F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                      WILSON GREATBATCH TECHNOLOGIES, INC.

OUR BUSINESS


    We are the leading developer and manufacturer of power sources and other components used in implantable medical devices, including wet tantalum capacitors and precision components. We believe that we are a preferred supplier of power sources and components because we offer the most advanced, most reliable and longest lasting products commercially available for implantable medical devices. Through continuous technological innovation and improvements, we have enabled our customers to continually develop and introduce implantable medical devices that are progressively smaller, longer lasting, more efficient and more functional. Our customers include leading implantable medical device manufacturers such as Guidant, St. Jude Medical and Medtronic, the three largest manufacturers of pacemakers and ICDs, based on revenues. We leverage our core competencies in technology and manufacturing to develop and produce power sources for commercial applications that demand high performance and reliability, including aerospace, oil and gas exploration and oceanographic equipment.


    Our history, market leadership and reputation for quality and technological innovation in the implantable medical device industry began with Mr. Wilson Greatbatch, who patented the implantable pacemaker in 1962 and founded our company in 1970. We continue to develop pioneering technology used in implantable medical devices and other demanding commercial applications. As of May 1, 2000, we employed 135 scientists, engineers and technicians. To remain a leader in developing new technology, we also maintain close relationships with a number of research organizations, clinicians and other industry professionals. Since 1970, our company has received 321 patents worldwide, and as of May 1, 2000, we held 137 active patents.

    We work closely with our customers to enable them to develop innovative medical devices that utilize our specially designed, proprietary power sources and components. We believe that our proprietary technology, close customer relationships, market leadership and dedication to quality provide us with significant competitive advantages over our competitors and create a barrier to entry for potential market entrants.

STRATEGY


    Our objective is to enhance our position as the leading developer and manufacturer of power sources and other components for implantable medical devices. We intend to:


    - expand our proprietary technology portfolio through continuous technological innovation and continue to focus our research, development and engineering efforts on pioneering power sources and advanced components for implantable medical devices;

    - enhance our position as an integrated component supplier to the implantable medical device industry by broadening our product line to include a more comprehensive range of power sources and components;

    - continue to collaborate with our customers to jointly develop new technologies that enable them to develop and market increasingly more effective and technologically innovative products; and

    - enter into strategic alliances and make selective acquisitions that complement our core competencies in technology and manufacturing for both implantable medical devices and other demanding commercial applications.

IMPLANTABLE MEDICAL DEVICE INDUSTRY


    An implantable medical device is an instrument that is surgically inserted into the body to provide diagnosis or therapy. The market for our implantable power sources and components benefits directly from the growth of the implantable medical device industry. The largest and fastest growing segment of the implantable medical device market is cardiac rhythm management, which includes devices such as pacemakers and ICDs. Pacemakers treat bradycardia, a condition that occurs when a patient has an abnormally slow heartbeat, by stimulating the heart with regular electrical pulses. ICDs treat tachycardia, a condition that occurs when a patient has a rapid and irregular heartbeat, by delivering concentrated and timed electrical energy to the heart to restore a normal heart rate.


    The use of implantable medical devices has grown as advances in technology have enabled the treatment of a wider range of conditions. As the size of implantable medical devices has become smaller, implantation has become less invasive, making the use of these devices more attractive to patients and surgeons. Emerging applications, such as the treatment of congestive heart failure and atrial fibrillation, a condition associated with an unsynchronized motion of the atrium that produces an irregular heartbeat, increased ease of implantation and the general aging of the population are expected to drive the growth of the implantable medical device industry. Medical Data International, an independent industry publisher, estimates that revenues from pacemakers sold worldwide will increase from $2.6 billion in 1999 to $3.6 billion in 2004, representing a compound annual growth rate of 6.7%. Medical Data International also estimates that revenues from ICDs sold worldwide will increase from $1.5 billion in 1999 to $5.5 billion in 2004, representing a compound annual growth rate of 29.7%. The faster growth predicted for the ICD market is predicated on anticipated new applications for, and greater acceptance of, ICDs.


    As the leading developer and manufacturer of power sources and other components for implantable medical devices, we believe that our company will continue to be well positioned to meet the requirements of manufacturers of these products.


PRODUCTS

    We currently manufacture and market 26 models of pacemaker batteries and 15 models of ICD batteries as well as numerous other components for our customers in the implantable medical device industry. Our commercial power sources are used in aerospace, oil and gas exploration and oceanographic equipment. The following table provides information about our principal products:

        PRODUCT                        DESCRIPTION                         USED IN
        -------                        -----------                         -------
        MEDICAL:
          Implantable power sources    Batteries for implantable medical   Pacemakers, ICDs, left ventricular
                                       devices                             assist devices, neurostimulators, drug
                                                                           pumps and hearing assist devices

          Capacitors                   Store energy generated by a         ICDs
                                       battery before delivery to the
                                       heart
          Medical components:

            Feedthroughs               Allow electrical signals to be      Pacemakers, ICDs, left ventricular
                                       brought from inside an implantable  assist devices, neurostimulators, drug
                                       medical device to an electrode      pumps and hearing assist devices

            Electrodes                 Deliver electrical signal from the  Pacemakers and ICDs
                                       feedthrough to a body part
                                       undergoing stimulation

            Precision components       Machined and molded parts for       Pacemakers, ICDs and drug pumps
                                       implantable medical devices

        COMMERCIAL:

          Commercial power sources     Batteries for demanding commercial  Aerospace, oil and gas exploration and
                                       applications                        oceanographic equipment

                                  THE OFFERING

Common stock offered.......           shares
Common stock to be
  outstanding after this
  offering.................           shares
Use of proceeds............  Repayment of indebtedness, including all of our 13% senior subordinated notes and a portion of our Term A and Term B loans
Proposed NYSE symbol.......  GB

                            ------------------------

    The outstanding share information is based on our shares outstanding as of May 1, 2000. This information excludes 967,028 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $5.34 per share and an aggregate of 1,818,592 shares of common stock that were available for future issuance under our stock option plans as of May 1, 2000. Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option to purchase additional shares of our common stock and all common stock figures reflect a one-for-three reverse stock split that occurred in May 2000.
                            ------------------------

    Our facilities are located in greater Buffalo, New York and Columbia, Maryland. Our principal executive offices are located at 10,000 Wehrle Drive, Clarence, New York 14031. Our telephone number at that location is
(716) 759-6901. Our Internet address is WWW.GREATBATCH.COM.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table provides summary consolidated financial data of our company for the periods indicated. You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

    The unaudited pro forma consolidated statement of operations data and cash flow data for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect to this offering and the application of the net proceeds of this offering to repay a portion of our indebtedness as if this offering and the repayment of indebtedness had occurred on January 2, 1999. The as adjusted consolidated balance sheet data is adjusted as if this offering and the repayment of indebtedness had occurred on March 31, 2000.


                                                                                                                     PRO FORMA
                                                  YEAR ENDED             PRO FORMA        THREE MONTHS ENDED       THREE MONTHS
                                           -------------------------    YEAR ENDED     -------------------------       ENDED
                                           JANUARY 1,   DECEMBER 31,   DECEMBER 31,     APRIL 2,      MARCH 31,      MARCH 31,
                                            1999(1)         1999           1999           1999          2000           2000
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues...........................   $ 75,268      $76,590        $               $19,886       $22,526       $
Cost of goods sold.......................     36,454       41,057                         10,024        12,936
                                            --------      -------        --------        -------       -------       --------
Gross profit.............................     38,814       35,533                          9,862         9,590

Costs and expenses:
  Selling, general and administrative....      9,391        7,235                          2,144         1,974
  Research, development and
    engineering..........................     12,190        9,339                          2,772         2,520
Other expenses:
  Interest expense.......................     10,572       13,420                          3,298         3,985
  Intangible amortization................      5,197        6,510                          1,638         1,627
  Other..................................        364        1,343                             74            61
                                            --------      -------        --------        -------       -------       --------
Income (loss) before income taxes........      1,100       (2,314)                           (64)         (577)
Income tax expense (benefit).............        410         (605)                           (17)         (184)
Cumulative effect of accounting change...         --         (563)                          (563)           --
                                            --------      -------        --------        -------       -------       --------
Net income (loss)........................   $    690      $(2,272)       $               $  (610)      $  (393)      $
                                            ========      =======        ========        =======       =======       ========
Net earnings (loss) per share (2):
  Basic..................................   $   0.04      $ (0.11)       $               $ (0.03)      $ (0.02)      $
  Diluted................................   $   0.04      $ (0.11)       $               $ (0.03)      $ (0.02)      $
Weighted average shares outstanding (2):
  Basic..................................     17,436       20,818                         20,665        21,027
  Diluted................................     18,173       20,818                         20,665        21,027

CONSOLIDATED CASH FLOW DATA:
Cash provided by operating activities....   $  8,927      $ 6,900                        $   593       $ 4,631
Cash used in investing activities........    (83,375)      (8,847)                        (1,723)       (2,185)
Cash provided by (used in) financing
  activities.............................     76,269        1,670                           (775)       (3,835)
EBITDA (3)...............................     20,543       22,152                          6,107         6,429



                                                                 AT MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  2,474     $
Total assets................................................   187,782
Total debt..................................................   128,932
Total stockholders' equity..................................    45,980

(1) In August 1998, we acquired the assets and liabilities of Hittman Materials and Medical Components, Inc., or Hittman. These figures include the results of operations of Hittman from August 8, 1998 to January 1, 1999.

(2) We calculate basic earnings per share by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. We calculate diluted earnings (loss) per share by adjusting for common stock equivalents, which consist of stock options. During the year ended December 31, 1999, the three months ended April 2, 1999 and March 31, 2000 and the pro forma three months ended March 31, 2000, there were options to purchase 848, 829, 909 and 909 shares of common stock, respectively, that have not been included in the computation of diluted earnings per share because to do so would be antidilutive for those periods. Diluted earnings per share for the year ended January 1, 1999 includes the potentially dilutive effect of stock options.

(3) When we refer to EBITDA, we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. We have included EBITDA because our management and industry analysts generally consider it to be a measurement of the financial performance of our company that provides a relevant basis for comparison among companies. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered a substitute for net income or loss as a measure of performance, or to cash flow as a measure of liquidity. Investors should note that this calculation of EBITDA might differ from similarly titled measures for other companies.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD UNDERSTAND THE HIGH DEGREE OF RISK INVOLVED. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS AND OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. HOWEVER, THESE ARE THE RISKS OUR MANAGEMENT BELIEVES ARE MATERIAL. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS


    WE DEPEND HEAVILY ON A LIMITED NUMBER OF CUSTOMERS, AND IF WE LOSE ANY OF THEM, WE WOULD LOSE A SUBSTANTIAL PORTION OF OUR REVENUES.



    A substantial portion of our business in 1999 was conducted with a limited number of customers, including Guidant, St. Jude Medical, Medtronic, Biotronik and Sulzer Intermedics, which was acquired by Guidant in 1999. Guidant accounted for approximately 34% of our revenues and St. Jude Medical accounted for approximately 32% of our revenues in 1999. As a result, we depend heavily on revenues from Guidant and St. Jude Medical. Our supply agreements, particularly with our large customers, might not be renewed in the future after they expire, including our agreements with Guidant, which expires in 2001, and St. Jude Medical, which expires in 2003. The loss of any large customer for any reason could harm our business, financial condition and results of operations.



    IF WE DO NOT RESPOND TO CHANGES IN TECHNOLOGY, OUR PRODUCTS MAY BECOME OBSOLETE AND WE MAY EXPERIENCE REDUCED SALES AND A LOSS OF CUSTOMERS, WHICH WOULD NEGATIVELY AFFECT OUR REVENUES.



    We sell our products to customers in several industries that are characterized by rapid technological changes, frequent new product introductions and evolving industry standards. For example, in 1998, an industry-wide design change in ICDs occurred, resulting in new ICDs using one battery instead of two. Primarily as a result of this design change, our implantable power source revenues decreased 22% in 1999 compared to 1998. Without the timely introduction of new products and enhancements, our products and services will likely become technologically obsolete over time and we may lose a number of our customers. In addition, other new products introduced by our customers may require fewer of our power sources or components. We dedicate a significant amount of resources to the development of our power sources and other products and technologies and we would be harmed if we did not meet customer requirements and expectations. Our inability, for technological or other reasons, to successfully develop and introduce new and innovative power sources and other products could cause our business to suffer. If this occurs, our revenues and operating results would suffer.



    IF WE ARE UNABLE TO SUCCESSFULLY MARKET OUR CURRENT OR FUTURE PRODUCTS, OUR BUSINESS WILL BE HARMED.



    The market for our power sources, components and other products has been growing in recent years. If the market for our products does not grow as rapidly as forecasted by industry experts, our revenues could be less than expected. In addition, it is difficult to predict the rate at which the market for our products will grow or at which new and increased competition will result in market saturation. Slower growth in the pacemaker and ICD markets in particular would negatively impact our revenues. In addition, we face the risk that our products will lose widespread market acceptance. We cannot assure you that our customers will continue to utilize the products we offer or that a market will develop for our future products. We may at times determine that it is not technically or economically feasible for us to manufacture future products and we may not be successful in developing or marketing them. Additionally, new technologies that we develop may not be rapidly accepted because of industry-specific factors, including the need for regulatory clearance, entrenched patterns of clinical practice and uncertainty over third party reimbursement. If this occurs, our business will be harmed.



    WE ARE CURRENTLY EXPERIENCING LOSSES AND MAY NOT BECOME PROFITABLE IN THE FUTURE.



    We are currently experiencing losses and we cannot assure you that we will become profitable in the foreseeable future, if ever. For the three months ended March 31, 2000, and the year ended December 31, 1999, we had losses of $0.4 million and $2.3 million, respectively. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.



    AMORTIZATION OF OUR INTANGIBLE ASSETS, WHICH REPRESENT A SIGNIFICANT PORTION OF OUR TOTAL ASSETS, WILL ADVERSELY IMPACT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.



    As of December 31, 1999, we had $112.9 million of intangible assets, representing 60% of our total assets and 245% of our stockholders' equity. These intangible assets consist primarily of goodwill arising from our acquisition of Hittman and accruals relating to our trademarks and patented technology. We expect to incur amortization expenses relating to these intangible assets of $8.0 million in each of 2000 and 2001. These expenses will reduce our future earnings or increase our future losses. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. The material concentration of intangible assets increases the risk of a large charge to earnings in the event that the recoverability of these intangible assets are impaired, and in the event of such a charge to earnings, the market price of our common stock could be adversely affected.


    WE ARE SUBJECT TO PRICING PRESSURES FROM CUSTOMERS, WHICH COULD HARM OUR OPERATING RESULTS.


    We have made price concessions to some of our large customers in recent years and we expect customer pressure for pricing concessions will continue. Further, price concessions or reductions may cause our operating results to suffer. In addition, any delay or failure by a large customer to make payments due to us also could harm our operating results or financial condition.



    QUALITY PROBLEMS WITH OUR POWER SOURCES AND OTHER PRODUCTS COULD HARM OUR REPUTATION FOR PRODUCING HIGH QUALITY PRODUCTS AND ERODE OUR COMPETITIVE ADVANTAGE.



    Our power sources and other products are held to high quality standards. In the event our power sources and other products fail to meet these standards, our reputation for producing high quality power sources and other products could be harmed, which would damage our competitive advantage.


    OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

    Our operating results have fluctuated in the past and are likely to fluctuate significantly from quarter to quarter due to a variety of factors, including:


    - the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in revenue;


    - our competitors' announcements of new products or technological innovations;

    - changes in the relative portion of our revenue represented by our various products and customers;


    - timing of orders placed by our principal customers who account for a significant portion of our revenues;



    - competitive pressures resulting in lower selling prices; and



    - increased costs of raw materials or supplies.

    It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If this happens, the market price of our common stock may decline significantly.

    IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.


    We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of May 1, 2000, we held 137 active patents. We cannot guarantee that the steps we have taken or will take to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantages.



    In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights, we may not be able to detect infringement of these rights and may lose our competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.


    WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS, WHICH COULD BE COSTLY AND TIME CONSUMING AND COULD DIVERT OUR MANAGEMENT AND KEY PERSONNEL FROM OUR BUSINESS OPERATIONS.


    In producing our power sources and other components for implantable medical devices, third parties may claim that we are infringing their intellectual property rights, and we may be found to have infringed those intellectual property rights. While we do not believe that any of our products infringe the intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may be used in our technology and products. In addition, third parties may claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. Although we do not believe that any of our active patents should be subject to invalidation, if any claim for invalidation prevailed, the result could be greatly expanded opportunities for third parties to manufacture and sell products which compete with our products. We also typically do not receive significant indemnification from parties which license technology to us against third party claims of intellectual property infringement. Any litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved in producing our power sources and other components for implantable medical devices, and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management.



    IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, OUR EARNINGS AND FINANCIAL CONDITION COULD SUFFER.


    The manufacture and sale of our products expose us to potential product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design flaws in, our products or use of our products with components or systems not manufactured or sold by us. Provisions contained in our agreements with key customers attempting to limit our damages, including provisions to limit damages to liability for gross negligence, may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or otherwise or require us to pay significant damages. The occurrence of product liability claims or product recalls could cause our earnings and financial condition to suffer.


    We carry product liability insurance coverage which is limited in scope and amount. Our management believes that our insurance coverage is adequate given the risks we face. We cannot assure you that we will be able to maintain this insurance or to do so at reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim that arises in the future.



    WE ARE DEPENDENT UPON OUR SENIOR MANAGEMENT TEAM AND KEY PERSONNEL AND THE LOSS OF ANY OF THEM COULD SIGNIFICANTLY HARM US.



    Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. Our products are highly technical in nature. In general, only highly qualified and trained scientists have the necessary skills to develop our power sources and other products. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face intense competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms.


    WE MAY NOT BE ABLE TO ATTRACT, TRAIN AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED PROFESSIONALS TO MAINTAIN AND GROW OUR BUSINESS.


    Our success will depend in large part upon our ability to attract, train, retain and motivate highly-skilled employees and management. There is currently aggressive competition for employees who have experience in technology and engineering that is used in manufacturing and producing power sources and other components for implantable medical devices. We compete intensely with other companies to recruit and hire from this limited pool. The industries in which we compete for employees are characterized by high levels of employee attrition. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to retain personnel. In 1999, we temporarily reduced salaries company-wide by 10% and later restored salaries to their original levels. In connection with these salary reductions, we implemented various measures to retain our existing employees, including granting stock options to some of our key employees to compensate for the 10% reduction in salaries. In addition, if we cannot attract, train, retain and motivate qualified personnel, we may be unable to compete for new customers or retain existing customers. If a number of our employees resign from our company to join or form a competitor, the loss of these employees and any resulting loss of existing or potential clients to a competitor could harm our business, financial condition and results of operations. Any inability to attract, train, retain and motivate employees and management would cause our business, financial condition and results of operations to suffer.



    WE RELY ON THIRD PARTY SUPPLIERS FOR RAW MATERIALS, KEY PRODUCTS AND SUBCOMPONENTS AND IF WE ARE UNABLE TO OBTAIN THESE MATERIALS, PRODUCTS AND SUBCOMPONENTS ON A TIMELY BASIS OR ON TERMS ACCEPTABLE TO US, OUR ABILITY TO MANUFACTURE PRODUCTS WILL SUFFER.



    Our business depends on a continuous supply of raw materials. The principal raw materials used in our business include lithium, iodine, plastics, cases, lids, glass, screens, tantalum, ruthenium, tantalum pellets and vanadium pentoxide. Raw materials needed for our business are susceptible to fluctuations due to transportation, government regulations, price controls, economic climate or other unforeseen circumstances. In addition, there are a limited number of worldwide suppliers of the lithium needed to manufacture our products. We cannot assure you that we will be able to continue to procure raw materials critical to our business.


    We rely on third party manufacturers to supply many of our raw materials. For example, we rely on FMC to supply us with lithium for our power sources and HC Starks to supply us with tantalum powder and wire for capacitors. Manufacturing problems may occur with these and other outside sources, as a supplier may fail to develop and supply products and subcomponents to us on a timely basis, or may supply us with products and subcomponents that do not meet our quality, quantity and cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and subcomponents on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, to the extent the processes that our suppliers use to manufacture products and subcomponents are proprietary, we may be unable to obtain comparable subcomponents from alternative suppliers.


    WE MAY FACE COMPETITION FROM ONE OF OUR PRINCIPAL CUSTOMERS THAT COULD HARM OUR BUSINESS AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.



    Competition in connection with the manufacturing of power sources for implantable medical devices may intensify in the future. One or more of our customers that manufactures implantable medical devices may undertake additional vertical integration initiatives and begin to manufacture some or all of their power source needs. Although Medtronic manufactures its own lithium batteries for its pacemakers and ICDs, to date, to our knowledge, Medtronic has not sold batteries to third parties. In 1999, Medtronic introduced a new ICD that reduced the number of batteries from two to one and caused us to lose some unit volume. If Medtronic were to begin selling power sources for implantable medical devices to third parties, our revenues could be harmed. As the implantable medical device industry continues to consolidate, this risk will intensify. In addition, new competitors may emerge, and our product lines may be threatened by new technologies or market trends that reduce the value of our product lines. Many of our potential implantable power source and component competitors, which include some of our customers, have greater name recognition, longer operating histories, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than our company.



    The market for commercial power sources is competitive, fragmented and subject to rapid technological change. Many other commercial power source suppliers are larger and have greater financial, operational, personnel, sales, technical and marketing resources than our company. These and other companies may develop products that are superior to ours, which could cause our results of operations to suffer.


    ACCIDENTS AT ONE OF OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.


    Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. Although we employ safety procedures in the design and operation of our facilities and we have not experienced any serious accidents or deaths, there is a risk that an accident or death could occur in one of our facilities. Any accident, such as a chemical spill, could result in significant manufacturing delays or claims for damages resulting from injuries, which would harm our operations and financial condition. The potential liability resulting from any such accident or death, to the extent not covered by insurance, could cause our business to suffer. Any disruption of operations at any of our facilities could harm our business.

    IF WE ARE NOT SUCCESSFUL IN MAKING ACQUISITIONS TO EXPAND AND DEVELOP OUR BUSINESS, OUR FINANCIAL RESULTS MAY SUFFER.


    A component of our strategy is to make selective acquisitions that complement our core competencies in technology and manufacturing to enable us to manufacture and sell additional products to our existing customers and to expand our business into related markets. For example, in August 1998, we acquired Hittman, a medical components manufacturer. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions. Some of the risks that we may encounter include expenses associated with, and difficulties in identifying, potential targets, the costs associated with incomplete acquisitions and higher prices for acquired companies because of competition for attractive acquisition targets. Our failure to acquire additional companies could cause our financial results to suffer.



    WE MAY MAKE ACQUISITIONS THAT COULD SUBJECT US TO A NUMBER OF OPERATIONAL RISKS AND WE MAY NOT BE SUCCESSFUL IN INTEGRATING COMPANIES WE ACQUIRE INTO OUR EXISTING OPERATIONS.


    We expect to make selective acquisitions that complement our core competencies in technology and manufacturing to enable us to manufacture and sell additional products to our existing customers and to expand our business into related markets. However, implementation of our acquisition strategy entails a number of risks, including:

    - inaccurate assessments of undisclosed liabilities;

    - entry into markets in which we may have limited or no experience;

    - diversion of our management's attention from our core businesses;

    - potential loss of key employees or customers of the acquired businesses;

    - difficulties in integrating the operations and products of an acquired business or in realizing projected efficiencies and cost savings; and


    - increases in our indebtedness and a limitation in our ability to access additional capital when needed.


    WE INTEND TO EXPAND INTO NEW MARKETS AND OUR PROPOSED EXPANSION PLANS MAY NOT BE SUCCESSFUL.


    We intend to expand into new markets through the development of new product applications based on our existing component technologies. These efforts have required, and will continue to require, us to make substantial investments, including significant research, development and engineering expenditures and capital expenditures for new, expanded or improved manufacturing facilities. We cannot assure you that we will be able to successfully manage expansion into new markets and products or that these efforts will not have an adverse impact on our business. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition.


    OUR FAILURE TO OBTAIN LICENSES FROM THIRD PARTIES FOR NEW TECHNOLOGIES OR THE LOSS OF THESE LICENSES COULD IMPAIR OUR ABILITY TO DESIGN AND MANUFACTURE NEW PRODUCTS.

    We occasionally license technologies from third parties rather than depending exclusively on our own proprietary technology and developments. For example, we license wet tantalum technology from the Evans Capacitor Company to produce our capacitors. Our ability to license new technologies from third parties is and will continue to be critical to our ability to offer new and improved products. We cannot assure you that we will be able to continue to identify new technologies developed by others and even if we are able to identify new technologies, we may not be able to negotiate licenses on favorable terms, or at all. Additionally, we could lose rights granted under licenses for reasons beyond our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent.

                         RISKS RELATED TO OUR INDUSTRY

    WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS POLITICAL, ECONOMIC AND REGULATORY CHANGES IN THE HEALTHCARE INDUSTRY WHICH COULD FORCE US TO MAKE MODIFICATIONS TO HOW WE DEVELOP AND PRICE OUR PRODUCTS.

    The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Several of our product lines are subject to international, federal, state and local health and safety, packaging and product content regulations. In addition, implantable medical device products produced by our healthcare customers are subject to regulation by the United States Food and Drug Administration, or FDA, and similar international agencies. These regulations govern a wide variety of product activities from design and development to labeling, manufacturing, promotion, sales and distribution. Compliance with these regulations may be time consuming, burdensome and expensive and could negatively affect our customers' abilities to sell their products, which in turn would adversely affect our ability to sell our products. This may result in higher than anticipated costs or lower than anticipated revenues.

    These regulations are also complex, change frequently and have tended to become more stringent over time. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state levels. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. We may be required to incur significant expenses to comply with these regulations or remedy past violations of these regulations. Any failure by our company to comply with applicable government regulations could also result in cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are sold into regulated industries, we must comply with additional regulations in marketing our products.


    OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL REGULATIONS THAT COULD BE COSTLY FOR OUR COMPANY TO COMPLY WITH.



    Federal, state and local regulations impose various environmental controls on the manufacturing, transportation, storage, use and disposal of batteries and hazardous chemicals and other materials used in the manufacturing of batteries. We cannot assure you that conditions relating to our historical operations which may require expenditures for clean-up will not arise in the future or that changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. We also cannot assure you that additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our batteries or restricting disposal of batteries will not be imposed. In addition, we cannot predict the effect that additional or modified regulations may have on us or our customers.


    CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

    Many healthcare industry companies are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for our products. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our results of operations would suffer.

    OUR BUSINESS IS INDIRECTLY SUBJECT TO HEALTHCARE INDUSTRY COST CONTAINMENT MEASURES THAT COULD RESULT IN REDUCED SALES OF OUR PRODUCTS.


    Our healthcare customers rely on third party payors, such as government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which our products are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that occurred, sales of implantable medical devices may decline significantly, and our customers may reduce or eliminate purchases of our products. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably.

    OUR COMMERCIAL POWER SOURCE REVENUES ARE DEPENDENT ON CONDITIONS IN THE OIL AND NATURAL GAS INDUSTRY, WHICH HISTORICALLY HAS BEEN VOLATILE.

    Sales of our commercial power sources depend to a great extent upon the condition of the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. In the past, oil and natural gas prices have been volatile and the oil and gas exploration and production industry has been cyclical, and it is likely that oil and natural gas prices will continue to fluctuate in the future. The current and anticipated prices of oil and natural gas influence the oil and gas exploration and production business and are affected by a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, worldwide and domestic supplies of oil and natural gas, the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing, the level of production of non-OPEC countries, the price and availability of alternative fuels, political stability in oil producing regions and the policies of the various governments regarding exploration and development of their oil and natural gas reserves. An adverse change in the oil and gas exploration and production industry or a reduction in the exploration and production expenditures of oil and gas companies could cause our revenues from commercial power sources to suffer.

                         RISKS RELATED TO THIS OFFERING


    AN ACTIVE PUBLIC TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BELOW THE PRICE OF THIS OFFERING.



    Prior to this offering, you could not buy or sell our common stock publicly. Although we intend to apply to have our common stock listed on The New York Stock Exchange, an active public market for our common stock might not develop or be sustained after this offering. Moreover, even if an active market does develop, the market price of our common stock may decline below the initial public offering price.



    THE POSSIBLE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.


    Securities markets worldwide have recently experienced significant price and volume fluctuations, and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the initial public offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, we may face substantial costs and our management's attention and resources may be diverted, which could harm our business.

    DLJ MERCHANT BANKING PARTNERS II, L.P. AND SOME OF ITS AFFILIATES CONTROL THE MAJORITY OF OUR VOTING STOCK AND AS A RESULT EXERT SIGNIFICANT INFLUENCE OVER US AND MAY HAVE INTERESTS THAT CONFLICT WITH THOSE OF OTHER STOCKHOLDERS, INCLUDING PURCHASERS IN THIS OFFERING.



    DLJ Merchant Banking Partners II, L.P. and some of its affiliates, which we refer to collectively as DLJ Merchant Banking, have substantial control over our company and may have different interests than those of other holders of our common stock. Prior to this offering, DLJ Merchant Banking held 81.1% of our outstanding common stock and after this offering, these entities will
beneficially own approximately   % of our outstanding common stock. As a result
of its stock ownership and related contractual rights, DLJ Merchant Banking has significant control over our business policies and affairs, including the power to:



    - nominate all but one member of our Board of Directors and elect our directors;


    - appoint new management; and

    - approve any action requiring the approval of the holders of common stock, including the adoption of amendments to our restated certificate of incorporation and approval of mergers or sales of all substantially all of our assets.


    The parties to the stockholders agreements have agreed to vote in favor of DLJ Merchant Banking's director nominees. The directors elected by DLJ Merchant Banking have the ability to control decisions affecting the business and management of our company, including our capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.



    The general partners of each of the entities comprising DLJ Merchant Banking are affiliates or employees of Donaldson, Lufkin & Jenrette Securities Corporation, one of the joint book-running managers of this offering.


    FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of common stock after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Immediately after this offering, affiliates and holders of "restricted securities," as defined in
Rule 144 under the Securities Act, will own 21,021,597 shares, representing
approximately       % of the outstanding shares of common stock. A decision by these persons to sell shares of common stock could adversely affect the trading price of our common stock.

    WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, WHICH MAY REDUCE OR ELIMINATE YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM IN A CHANGE OF CONTROL TRANSACTION.

    Various provisions of our restated certificate of incorporation and bylaws and in Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party which is opposed to by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and Board of Directors. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

    - limiting who may call special meetings of our stockholders; and

    - establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

    YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you paid.

    ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

    Some investors favor companies that pay dividends, particularly in market downturns. We currently intend to retain any future earnings for funding growth and, therefore we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your ability to sell our stock for a profit.

                           FORWARD LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:

    - future revenues, expenses and profitability;

    - the future development and expected growth of our business and the implantable medical device industry;

    - our ability to successfully execute our business model and our business strategy;


    - our ability to identify trends within the industries for implantable medical devices, medical components and commercial power sources and to offer products and services that meet the changing needs of those markets;


    - projected capital expenditures; and

    - trends in government regulation.


    You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements, you should carefully consider the risks outlined under "Risk Factors."


    In this prospectus, we rely on and refer to information and statistics regarding the implantable medical device industry and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

    We estimate that the proceeds of this offering, assuming an initial public
offering price of $      per share, which is the midpoint of the anticipated
offering price range, and after deducting underwriting discounts and commissions
and estimated offering expenses of $       payable by us, will be approximately
$      million, or $      million if the underwriters exercise their
over-allotment option in full.

    We plan to use the net proceeds of this offering to repay indebtedness as follows:

    - $25.0 million principal amount of senior subordinated notes which bear an annual interest rate of 13% and are due and payable on July 10, 2007, plus
      a redemption premium of approximately $   million;

    - $   million of our Term A loans which bear an annual interest rate, at our option, of prime plus 2.25% or LIBOR plus 3.50% and are due and payable on September 30, 2004. As of May 1, 2000, the interest rate for our Term A loans was 9.63%; and

    - $   million of our Term B loans which bear an annual interest rate, at our option, of prime plus 2.50% or LIBOR plus 3.75% and are due and payable on September 30, 2006. As of May 1, 2000, the interest rate for our Term B loans was 9.97%.


    DLJ Merchant Banking and some of its affiliates, who were the principal purchasers of our 13% senior subordinated notes, will receive approximately
$         as its pro rata share of the proceeds of this offering to be applied to the 13% senior subordinated notes.



    DLJ Capital Funding, Inc., which led a syndicate of financial institutions that extended us the Term A loans and Term B loans, will receive approximately
$         as its pro rata share of the proceeds of this offering to be applied to the Term A loans and Term B loans. DLJ Capital Funding, Inc. is affiliated with DLJ Merchant Banking, which holds approximately 81% of our outstanding common stock.


                                DIVIDEND POLICY

    We do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to further develop and grow our business and to reduce our indebtedness. We are a holding company and are dependent on distributions from our subsidiaries to meet our cash requirements. The terms of the credit agreement governing our credit facility restrict the ability of our subsidiaries to make distributions to us and, consequently, restrict our ability to pay dividends on our common stock.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of March 31, 2000 on an unaudited actual basis and on an unaudited as adjusted basis. Our
capitalization as adjusted gives effect to the sale by us of             shares
of common stock offered by this prospectus at an assumed initial public offering
price of $            per share and after deducting underwriting discounts and
commissions and estimated offering expenses of $      payable by us and
application of the net proceeds of this offering to repay a portion of our indebtedness as if this offering and the repayment of indebtedness had occurred on March 31, 2000. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes included elsewhere in this prospectus.


                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                                   (UNAUDITED)
                                                               ACTUAL    AS ADJUSTED
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  2,474    $
                                                              ========    =========
Long-term debt:
  Credit facility:
    Term loans (1)..........................................  $104,100    $
    Revolving credit facility (2)...........................     2,150
  Senior subordinated notes (3).............................    22,682
                                                              --------    ---------
  Total long-term debt......................................   128,932
Stockholders' equity:
  Preferred stock $.001 par value, 100,000,000 shares
    authorized and none outstanding (actual); 100,000,000
    shares authorized and none outstanding (as adjusted)....
  Common stock $.001 par value; 100,000,000 shares
    authorized, 21,041,547 shares issued and 21,025,494
    shares outstanding (actual); 100,000,000 shares
    authorized,       shares issued and       shares
    outstanding (as adjusted)...............................        20
  Capital in excess of par value............................    63,480
  Retained deficit..........................................   (17,376)
  Treasury stock, at cost (16,053 shares, actual and as
    adjusted)...............................................      (144)
                                                              --------    ---------
    Total stockholders' equity..............................    45,980
                                                              --------    ---------
Total capitalization........................................  $174,912    $
                                                              ========    =========


------------------------

(1) Term loans on an actual basis include outstanding Term A loans of
    $45.0 million and Term B loans of $59.1 million. Term loans on an as
    adjusted basis includes outstanding Term A loans of $   million and Term B
    loans of $    million.


(2) At March 31, 2000, we had a maximum principal amount of $13.0 million, of which $10.8 million was available, under our revolving credit facility, subject to customary borrowing conditions. If we meet the debt to EBITDA ratio contained in our credit agreement, after December 31, 2000, the maximum availability under our revolving credit facility will increase to $20.0 million.


(3) $25.0 million of proceeds from the senior subordinated notes was initially allocated between $21.8 million of senior subordinated notes and $3.2 million of common stock issued to the holders of the senior subordinated notes. The difference between the principal amount of the notes and the amount allocated is being amortized using the effective yield method and is charged to interest expense over the term of the senior subordinated notes. The balance on an actual basis as of March 31, 2000 of $22.7 million includes $0.9 million of amortization of the discount on the notes.

                                    DILUTION

    The pro forma net tangible book value of our common stock as of March 31,
2000 was $      million, or $      per share. Pro forma net tangible book value
per share represents the amount of our total tangible assets, less the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this
offering. After giving effect to the sale of the       shares of common stock
offered by us at an assumed initial public offering price of $      per share,
and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at
March 31, 2000 would have been $      million or $      per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$      per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of March
    31, 2000................................................  $
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

    The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                    SHARES PURCHASED       TOTAL CONSIDERATION
                                 ----------------------   ----------------------   AVERAGE PRICE
                                   NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                 -----------   --------   -----------   --------   -------------
Existing stockholders..........                      %     $                  %       $
New investors..................
                                     ---         ----      --------       ----
  Total........................                   100%     $               100%
                                                 ====      ========       ====


    The foregoing table excludes 967,028 shares of common stock to be issued upon the exercise of options outstanding under our stock option plans as of March 31, 2000 at a weighted average price of $5.34 per share. If all of these outstanding options are exercised, the percentage of total shares purchased by
new investors will be further diluted from   % to   %.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table provides selected financial data of our company for the periods indicated. You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for the period from January 1, 1997 to July 10, 1997, the period from July 11, 1997 to January 2, 1998 and for the years ended January 1, 1999 and December 31, 1999, and the consolidated balance sheet data at January 1, 1999 and December 31, 1999 have been derived from our financial statements and related notes appearing elsewhere in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1995 and December 31, 1996 and the balance sheet data at December 31, 1995, December 31, 1996 and January 2, 1998 have been derived from our audited financial statements and related notes not included in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated statement of operations data and cash flow data for the three months ended April 2, 1999 and March 31, 2000 and the consolidated balance sheet data at March 31, 2000 are unaudited but, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of our results for these interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the entire year or for any period.

                                                     WILSON GREATBATCH LTD. (1)
                                              -----------------------------------------

                                              YEAR ENDED DECEMBER 31,   JANUARY 1, 1997
                                              -----------------------         TO
                                                 1995         1996       JULY 10, 1997
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues..............................   $53,409      $49,644         $29,620
Cost of goods sold..........................    28,437       26,070          14,922
                                               -------      -------         -------
Gross profit................................    24,972       23,574          14,698
Costs and expenses:
  Selling, general and administrative.......     8,924        8,610           5,881
  Research, development and engineering.....     7,033        7,951           4,400
Other expenses:
  Interest expense..........................       506          388             252
  Intangible amortization...................        --           --              --
  Transaction related expenses..............        --           --          11,097
  Write-off of purchased in-process
    research, development and engineering...        --           --              --
  Other.....................................      (196)        (124)           (117)
                                               -------      -------         -------
Income (loss) before income taxes...........     8,705        6,749          (6,815)
Income tax expense (benefit) (3)............       194          157           1,053
Cumulative effect of accounting change......        --           --              --
                                               -------      -------         -------
Net income (loss)...........................   $ 8,511      $ 6,592         $(7,868)
                                               =======      =======         =======

Net earnings (loss) per share (4):
  Basic.....................................   $   946      $   732         $  (874)
  Diluted...................................   $   946      $   732         $  (874)
Weighted average shares outstanding (4):
  Basic.....................................         9            9               9
  Diluted...................................         9            9               9

CONSOLIDATED CASH FLOW DATA:
Cash provided by operating
  activities................................
Cash used in investing activities...........
Cash provided by (used in) financing
  activities................................
EBITDA (5)(6)...............................

                                                             WILSON GREATBATCH TECHNOLOGIES, INC.
                                              -------------------------------------------------------------------
                                                                       YEAR ENDED            THREE MONTHS ENDED
                                               JULY 11, 1997    -------------------------   ---------------------
                                                    TO          JANUARY 1,   DECEMBER 31,   APRIL 2,    MARCH 31,
                                              JANUARY 2, 1998    1999 (2)        1999         1999        2000
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues..............................      $ 26,282       $ 75,268      $ 76,590     $ 19,886    $ 22,526
Cost of goods sold..........................        12,241         36,454        41,057       10,024      12,936
                                                  --------       --------      --------     --------    --------
Gross profit................................        14,041         38,814        35,533        9,862       9,590
Costs and expenses:
  Selling, general and administrative.......         4,501          9,391         7,235        2,144       1,974
  Research, development and engineering.....         4,619         12,190         9,339        2,772       2,520
Other expenses:
  Interest expense..........................         4,128         10,572        13,420        3,298       3,985
  Intangible amortization...................         1,810          5,197         6,510        1,638       1,627
  Transaction related expenses..............            --             --            --           --          --
  Write-off of purchased in-process
    research, development and engineering...        23,779             --            --           --          --
  Other.....................................            74            364         1,343           74          61
                                                  --------       --------      --------     --------    --------
Income (loss) before income taxes...........       (24,870)         1,100        (2,314)         (64)       (577)
Income tax expense (benefit) (3)............        (9,468)           410          (605)         (17)       (184)
Cumulative effect of accounting change......            --             --          (563)        (563)         --
                                                  --------       --------      --------     --------    --------
Net income (loss)...........................      $(15,402)      $    690      $ (2,272)    $   (610)   $   (393)
                                                  ========       ========      ========     ========    ========
Net earnings (loss) per share (4):
  Basic.....................................      $  (1.04)      $   0.04      $  (0.11)    $  (0.03)   $  (0.02)
  Diluted...................................      $  (1.04)      $   0.04      $  (0.11)    $  (0.03)   $  (0.02)
Weighted average shares outstanding (4):
  Basic.....................................        14,758         17,436        20,818       20,665      21,027
  Diluted...................................        14,758         18,173        20,818       20,665      21,027
CONSOLIDATED CASH FLOW DATA:
Cash provided by operating
  activities................................      $  4,994       $  8,927      $  6,900     $    593    $  4,631
Cash used in investing activities...........        (3,653)       (83,375)       (8,847)      (1,723)     (2,185)
Cash provided by (used in) financing
  activities................................          (932)        76,269         1,670         (775)     (3,835)
EBITDA (5)(6)...............................       (17,345)        20,543        22,152        6,107       6,429

                                                         WILSON GREATBATCH
                                                             LTD. (1)                WILSON GREATBATCH TECHNOLOGIES, INC.
                                                        -------------------   ---------------------------------------------------
                                                           DECEMBER 31,
                                                        -------------------   JANUARY 2,   JANUARY 1,   DECEMBER 31,   MARCH 31,
                                                          1995       1996        1998         1999          1999          2000
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................   $    42    $    54     $  2,319     $  4,140      $  3,863      $  2,474
Total assets.........................................    32,300     32,462     $111,709      194,390       189,779       187,782
Total debt...........................................     4,521      6,131       71,363      131,233       132,902       128,932
Total stockholders' equity...........................    16,316     16,914       28,239       45,595        46,407        45,980

------------------------------

(1) The financial data for periods prior to July 11, 1997 relate to Wilson Greatbatch Ltd., our predecessor.
(2) In August 1998, we acquired the assets and liabilities of Hittman. These figures include the results of operatons of Hittman from August 8, 1998 to January 1, 1999.
(3) Wilson Greatbatch Ltd., our predecessor, incurred minimal state taxes as a former subchapter S corporation. The federal and state taxes for the period from January 1, 1997 to July 10, 1997 are directly attributable to our acquisition of our predecessor in July 1997.
(4) We calculate basic earnings per share by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. We calculate diluted earnings (loss) per share by adjusting for common stock equivalents, which consist of stock options. During the period from July 11, 1997 to January 2, 1998, the year ended December 31, 1999 and the three months ended April 2, 1999 and March 31, 2000, there were options to purchase 441, 848, 829 and 909 shares of common stock, respectively, that have not been included in the computation of diluted earnings per share because to do so would be antidilutive for those periods. Diluted earnings per share for the year ended January 1, 1999 includes the potentially dilutive effect of stock options.
(5) When we refer to EBITDA, we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. We have included EBITDA because our management and industry analysts generally consider it to be a measurement of the financial performance of our company that provides a relevant basis for comparison among companies. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered a substitute for net income or loss as a measure of performance, or to cash flow as a measure of liquidity. Investors should note that this calculation of EBITDA might differ from similarly titled measures for other companies.

(6) EBITDA for the period July 11, 1997 to January 2, 1998 would have been $7.8 million if we had excluded the $23.8 million write-off of purchased in-process research, development and engineering related to the July 1997 leveraged buyout and $1.4 million of other transaction expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We are the leading developer and manufacturer of power sources and other components used in implantable medical devices, including wet tantalum capacitors and precision components. We leverage our core competencies in technology and manufacturing to develop and produce power sources for commercial applications that demand high performance and reliability. These applications include aerospace, oil and gas exploration and oceanographic equipment.



    In July 1997, DLJ Merchant Banking and members of our management formed our company to acquire Wilson Greatbatch Ltd. from relatives of its founder, Mr. Wilson Greatbatch, in a leveraged buyout transaction. In the leveraged buyout transaction, DLJ Merchant Banking and its affiliates initially acquired approximately 86% of our outstanding common stock. In connection with the leveraged buyout, we issued $25.0 million principal amount of 13% senior subordinated notes, entered into a $10.0 million revolving line of credit and incurred $50.0 million of senior Term A and Term B loans. Affiliates of DLJ Merchant Banking originally purchased $22.5 million of the principal amount of the notes and led a syndicate of financial institutions in extending us the line of credit and term loans. In October 1997, an affiliate of DLJ Merchant Banking transferred $5.0 million of the principal amount of the notes to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The leveraged buyout generated $82.9 million in intangible assets, of which approximately
$6.1 million was allocated to goodwill. In connection with the leveraged buyout, we recorded a one time write-off of $23.8 million of purchased in-process research, development and engineering costs.


    In August 1998, we acquired Hittman, a medical components manufacturer, for $71.8 million. At the time of the of acquisition, we paid $69.0 million. A portion of the consideration was contingent upon Hittman achieving certain financial targets after the acquisition. Some of these targets were achieved in 1998 and we subsequently paid $2.8 million to the former owner of Hittman. In connection with our acquisition of Hittman, we borrowed an additional
$60.0 million of Term A and Term B loans and increased our revolving line of credit up to a maximum of $20.0 million. We recorded the Hittman acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets that we acquired was $67.7 million, of which $17.4 million was allocated to identifiable intangible assets and $50.3 million was allocated to goodwill. Sales by Hittman of $8.8 million are reflected in our 1998 results.

    In 1997, we entered into an agreement with one of our customers to develop custom capacitors that use wet tantalum technology for use in their ICDs. Wet tantalum is a relatively new technology that provides a number of performance advantages over existing technologies. In 1999 and the first three months of 2000, we incurred start-up costs related to our capacitor operations of $5.7 million. We believe that this amount will represent substantially all of our start-up costs. We began selling our new wet tantalum capacitors commercially in the fourth quarter of 1999. In the second quarter of 2000, we entered into a development contract with another principal customer to create another line of custom wet tantalum capacitors. We believe that our revenues in 2000 and 2001 from capacitor sales will grow at a higher rate than sales of our other medical products and that our capacitor program will become profitable in 2001.

    Our fiscal year ends on the closest Friday to December 31. Accordingly, our fiscal year will periodically contain more or less than 365 days. For example, fiscal 1997 ended on January 2, 1998 and fiscal 1998 ended on January 1, 1999. Our fiscal quarters are three-month periods that end on the Friday closest to the end of the applicable calendar quarter.

REVENUE AND EXPENSE COMPONENTS

REVENUES

    We derive revenues from the sale of medical and commercial products. Our medical revenues consist of sales of implantable power sources, capacitors and components. Our commercial revenues consist of sales of commercial power sources. A substantial part of our business is conducted with a limited number of customers. Guidant accounted for approximately 34% of our revenues and St. Jude Medical accounted for approximately 32% of our revenues in 1999. We have entered into long term supply agreements ranging from two to ten years with most of our large customers.

    Our implantable power source revenues are derived from sales of batteries for pacemakers, ICDs and other implantable medical devices. The majority of our implantable power source customers contract with us to develop custom batteries to fit their product specifications. We are the sole provider of these products to many of our customers.

    Our capacitor revenues are derived from sales of our wet tantalum capacitors, which we developed for use in ICDs. We expect to enter into long term agreements of more than one year with our capacitor customers and add new customers in an effort to increase our capacitor revenues.


    Our components revenues are derived from sales of feedthroughs, electrodes and other precision components principally used in pacemakers and ICDs. We also sell our components for use in other implantable medical devices, such as left ventricular assist devices, hearing assist devices, drug pumps, neurostimulators and other medical applications.


    Our commercial power source revenues are primarily derived from sales of batteries for use in oil and gas exploration, including recovery equipment, pipeline inspection gauges, down-hole pressure measurement systems and seismic surveying equipment. We also supply batteries to NASA for its space shuttle program and other demanding commercial applications.


    For each of our products, we recognize revenue when the products are shipped. We do not give warranties to our customers for our products and to date, returns have been immaterial. We have two other sources of cash flow, royalties and cost reimbursements for certain research, development and engineering. We record royalties as an offset to selling, general and administrative expenses and cost reimbursements as an offset to research, development and engineering costs. Currently, Medtronic is our sole source of royalty fees. Royalties are recognized based on the reported number of units sold. The royalty agreement with Medtronic expires in all material respects in 2000. After the Medtronic royalty agreement expires, in the absence of new royalties to record as an offset, we expect recorded selling, general and administrative expenses to increase substantially. We recognize cost reimbursements from some of our customers upon achieving certain milestones related to designing batteries and capacitors for their products. The cost reimbursement charged to customers represents actual costs incurred by us in the design and testing of prototypes built to customer specifications. This cost reimbursement does not include a mark-up. Price concessions have not significantly affected revenues in the historical periods presented.


EXPENSES

    Cost of goods sold includes materials, labor and other manufacturing costs associated with the products we sell. We have included start-up costs associated with the production of our capacitors in cost of goods sold. As a result, costs associated with capacitors prior to the fourth quarter of 1999, when we began to commercially offer these products, were substantially in excess of revenue generated from capacitor sales.

    Selling, general and administrative expenses include salaries, facility costs and patent-related expenses. We record royalties as an offset to selling, general and administrative expenses.

    Research, development and engineering expenses include costs associated with the design, development, testing, deployment and enhancement of our products. We record design fees as an offset to research, development and engineering expenses.


    Other expenses primarily include amortization of intangible assets and interest expense. Amortization of intangible assets is primarily related to the leveraged buyout and our acquisition of Hittman. Interest expense is primarily related to indebtedness we assumed in connection with these transactions. We expect to use the proceeds of this offering to repay all of our outstanding $25.0 million principal amount of senior subordinated notes plus a redemption
premium in the amount of $     million. We expect to use the remainder of the
proceeds to repay a portion of our outstanding Term A and Term B loans.


RESULTS OF OPERATIONS


    The following table sets forth, for the periods indicated, the percentage which the listed amounts bear to total revenues:


                                                                                                     FIRST THREE
                                                                        FISCAL YEAR                   MONTHS OF
                                                              --------------------------------   -------------------
                                                              PRO FORMA
                                                               1997 (1)      1998       1999       1999       2000
Revenues:
  Implantable power sources.................................       68.8%      64.1%      49.4%      55.2%      43.8%
  Capacitors................................................        0.0        0.2        3.0        1.5       14.6
  Medical components........................................       10.2       18.6       34.5       30.1       31.3
                                                               --------    -------    -------    -------    -------
    Total medical revenues..................................       79.0       82.8       86.9       86.9       89.7
  Commercial power sources..................................       21.0       17.2       13.1       13.1       10.3
                                                               --------    -------    -------    -------    -------
    Total revenues..........................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                               ========    =======    =======    =======    =======

Income statement data as a percentage of revenues:
  Gross profit..............................................       51.4%      51.6%      46.4%      49.6%      42.6%

  Net income (loss).........................................       (2.8)       0.9       (3.0)      (3.1)      (1.7)

  EBITDA(2).................................................       29.0       27.3       28.9       30.7       28.5

------------------------------


(1) The unaudited pro forma data for fiscal 1997 gives effect to the July 1997 leveraged buyout as if it had occurred on January 1, 1997.


(2) When we refer to EBITDA, we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. We have included EBITDA because our management and industry analysts generally consider it to be a measurement of the financial performance of our company that provides a relevant basis for comparison among companies. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered a substitute for net income or loss as a measure of performance, or to cash flow as a measure of liquidity. Investors should note that this calculation of EBITDA might differ from similarly titled measures for other companies.

FIRST THREE MONTHS OF 2000 COMPARED TO FIRST THREE MONTHS OF 1999

    REVENUES


    Total revenues for the first three months of 2000 were $22.5 million, a $2.6 million, or 13%, increase from $19.9 million for the first three months of 1999. Implantable power source revenues for the first three months of 2000 were $9.9 million, a $1.1 million, or 10%, decrease from $11.0 million for the first three months of 1999. This decrease was primarily due to reduced battery sales as a result of an industry-wide design change in ICDs that reduced the number of batteries from two to one. Capacitor revenues for the first three months of 2000 were $3.3 million, a $3.0 million, or 973%, increase from $0.3 million for the first three months of 1999. This increase resulted primarily because we began selling our new wet tantalum capacitors commercially in the fourth quarter of 1999. Medical components revenues for the first three months of 2000 were $7.0 million, a $1.0 million, or 18%, increase from $6.0 million for the first three months of 1999. This increase was primarily due to higher sales of implantable medical devices by our customers, as well as our sales of a broader range of components. Commercial power source revenues for the first three months of 2000 were $2.3 million, a $0.3 million, or 11%, decrease from $2.6 million for the first three months of 1999. This decrease was primarily due to continued weakness in the oil and gas industry.


    GROSS PROFIT


    Gross profit for the first three months of 2000 was $9.6 million, a $0.3 million, or 3%, decrease from $9.9 million for the first three months of 1999. As a percentage of total revenues, gross profit for the first three months of 2000 declined to 43% from 50% for the first three months of 1999. The significant decrease as a percentage of total revenues reflected the revenue decrease in established, profitable product lines, such as power sources, while newer products with high start-up costs, such as capacitors, had revenue increases. The decrease in gross profit attributable to the decrease in implantable power source revenue was $0.6 million. Increased costs incurred with respect to our capacitor line further decreased gross profit by $0.3 million. These decreases were partially offset by $0.6 million in increases from the sale of medical components.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative expenses for the first three months of 2000 were $2.0 million, a $0.2 million, or 8%, decrease from $2.1 million for the first three months of 1999. As a percentage of total revenues, selling, general and administrative expenses for the first three months of 2000 declined to 9% from 11% for the first three months of 1999. This decrease was primarily due to several actions that we took to streamline expenses, the most significant of which was a reduction in discretionary operating expenses. As compared to the first quarter of 1999, salaries in the first quarter of 2000 increased by $0.2 million and discretionary operating expenses decreased by $0.4 million. We took these actions primarily in response to a decline in revenues from some of our products in 1999.


    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSES


    Research, development and engineering expenses for the first three months of 2000 were $2.5 million, a $0.3 million, or 9%, decrease from $2.8 million for the first three months of 1999. As a percentage of total revenues, research, development and engineering expenses for the first three months of 2000 declined to 11% from 14% for the first three months of 1999. This was due to a $0.1 million decrease in salaries and a $0.2 million decrease in discretionary operating expenses. Our funding of programs that we believed to be important to our future growth was not affected by these reductions.

    OTHER EXPENSES

    Other expenses for the first three months of 2000 were $5.7 million, a $0.7 million, or 14%, increase from $5.0 million for the first three months of 1999. This increase was primarily due to an increase in interest rates. As a percentage of total revenues, other expenses were 25% for both periods.

    PROVISION FOR INCOME TAXES


    Our effective tax rate increased to 32% for the first three months of 2000 from 27% for the first three months of 1999. This increase resulted primarily from the recapture of federal alternative minimum tax credits at a 20% tax rate, resulting in a rate differential of 15% from the federal statutory rate as well as state tax benefits derived from related state tax credits.


    NET LOSS


    As a result of the reasons described above, as well as the nonrecurring cumulative effect of an accounting change which resulted in a charge of $0.6 million, net of taxes, net loss for the first three months of 2000 was $0.4 million, a $0.2 million decrease from net loss of $0.6 million for the first three months of 1999.


FISCAL 1999 COMPARED TO FISCAL 1998

    REVENUES


    Total revenues for 1999 were $76.6 million, a $1.3 million, or 2%, increase from $75.3 million for 1998. Implantable power source revenues for 1999 were $37.8 million, a $10.4 million, or 22%, decrease from $48.2 million for 1998. This decrease was primarily due to a 1999 industry-wide design change in ICDs that reduced the number of batteries from two to one and the loss of market share by our ICD battery customers as a result of the introduction of a new ICD by Medtronic. Medtronic manufactured its own power sources for this ICD. This decrease was also due to a reduction in demand resulting from Guidant's acquisition and subsequent closure of operations of Sulzer Intermedics, which previously purchased batteries from us. This decrease was partially offset by the successful launch of a new pacemaker by one of our customers and increased demand and orders from one of our customers that secured a government contract for pacemakers. Capacitor revenues for 1999 were $2.3 million, a $2.2 million increase from $0.1 million for 1998. This increase resulted primarily because we began selling our new wet tantalum capacitors commercially in the fourth quarter of 1999. Medical components revenues for 1999 were $26.4 million, a $12.4 million, or 88%, increase from $14.0 million for 1998. This increase was primarily due to the inclusion of a full year of operations from our Hittman acquisition. Commercial power source revenues for 1999 were $10.0 million, a $2.9 million, or 23%, decrease from $12.9 million for 1998. This decrease was primarily due to continued weakness in the oil and gas industry.


    GROSS PROFIT


    Gross profit for 1999 was $35.5 million, a $3.3 million, or 8%, decrease from $38.8 million for 1998. As a percentage of revenues, gross profit for 1999 declined to 46% from 52% in 1998. The decrease in implantable power source gross profit amounted to 9% of revenue, while capacitor start-up costs totaled 5% of revenue.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative expenses for 1999 were $7.2 million, a $2.2 million, or 23%, decrease from $9.4 million for 1998. As a percentage of revenues, selling, general and administrative expenses for 1999 declined to 9% from 13% in 1998. These decreases were due to a temporary reduction in salaries, the deferral of annual merit increases, a reduction in incentive compensation, a general cutback in discretionary expenses and a reduction in the number of our employees.

    The temporary reduction in salaries was in effect from April 1999 through December 1999 and reduced selling, general and administrative expenses by $0.3 million in 1999. The reduction in incentive compensation, including both management bonuses and broad-based profit sharing, reduced expenses by $1.0 million compared to 1998. Receipts from royalties, which are accounted for as an offset to related selling, general and administrative expenses, increased by $0.6 million. Discretionary expenses in 1999 were $0.3 million lower than in 1998. Three employees accounted for in selling, general and administrative expenses were terminated as part of the 1999 cost reductions, with total cost savings of less than $0.1 million, net of severance benefits.


    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSES


    Research, development and engineering expenses for 1999 were $9.3 million, a $2.9 million, or 23%, decrease from $12.2 million for 1998. As a percentage of total revenues, research, development and engineering expenses in 1999 declined to 12% from 16% in 1998. Beginning in 1999, as we anticipated achieving production volumes of our capacitors, we accounted for costs associated with our capacitor program as cost of goods sold, selling, general and administrative expenses and research, development and engineering expenses. In prior years, these costs were recognized only as research, development and engineering expenses. This had the effect of lowering research, development and engineering expenses in 1999 by $1.4 million as compared to 1998. In addition, in 1999, we had no research, development and engineering expenses for Greatbatch Scientific, one of our product lines, which we sold in 1998. The amount of the decrease in research, development and engineering expenses resulting from the sale of Greatbatch Scientific was $0.8 million. Greatbatch Scientific was a developer of battery-powered surgical tools that were magnetic resonance imaging, or MRI, compatible and incurred $0.8 million in research, development and engineering expenses in 1998.



    Costs were also reduced in 1999 for the same programs as were discussed above under the caption "--Selling, general and administrative expenses." The temporary reduction in salaries reduced costs in 1999 by $0.3 million. The reduction in incentive compensation reduced expenses by $0.6 million. Four employees accounted for in research, development and engineering expenses were terminated as part of the 1999 cost reductions, with total cost savings of $0.1 million, net of severance benefits. Non-refundable engineering fees, which serve to offset expenses, declined by $0.3 million in 1999 compared to 1998.


    OTHER EXPENSES

    Other expenses for 1999 were $21.3 million, a $5.2 million, or 32%, increase from $16.1 million for 1998. As a percentage of total revenues, other expenses for 1999 increased to 28% from 21% in 1998. This increase was primarily due to incurring a full year of interest expense and amortization of intangible assets related to the Hittman acquisition. In addition, we also wrote down $0.9 million of our $2.4 million investment in an unaffiliated company, which we acquired in conjunction with our sale of Greatbatch Scientific.

    PROVISION FOR INCOME TAXES


    Our effective tax rate declined to 26% in 1999 from 37% in 1998. This decrease resulted primarily from the recapture of federal alternative minimum tax credits at a 20% tax rate, resulting in a rate differential of 15% from the federal statutory rate as well as state tax benefits derived from related state tax credits.


    NET INCOME (LOSS)

    Net loss was $2.3 million for 1999, a $3.0 million decrease from net income of $0.7 million for 1998. This decrease was primarily due to an increase in cost of goods sold and higher other expenses, as described above, as well as the nonrecurring cumulative effect of an accounting change which resulted in a charge of $0.6 million, net of taxes.

FISCAL 1998 COMPARED TO FISCAL 1997



    The following table summarizes consolidated statement of operations data for Wilson Greatbatch Ltd. for the period from January 1, 1997 to July 10, 1997 and for Wilson Greatbatch Technologies, Inc. for the period from July 11, 1997 to January 2, 1998 and, fiscal 1998 and unaudited pro forma fiscal 1997 as if the July 1997 leveraged buyout had occurred on January 1, 1997. These pro forma amounts were derived by combining financial data from the audited historical financial statements of both Wilson Greatbatch Ltd. and Wilson Greatbatch Technologies, Inc. for fiscal 1997. Pro forma 1997 data excludes a $23.8 million write-off of in-process research, development and engineering expense and $11.1 million of transaction related expenses associated with the leveraged buyout. In addition, pro forma 1997 data reflects additional interest of $3.9 million and amortization of $1.8 million incurred in connection with the leveraged buyout. Income tax benefit was calculated at a statutory rate of 38%.



                                                                     WILSON GREATBATCH TECHNOLOGIES, INC.
                                         WILSON GREATBATCH LTD.   -------------------------------------------
                                            JANUARY 1, 1997        JULY 11, 1997
                                                   TO                   TO           PRO FORMA
                                             JULY 10, 1997        JANUARY 2, 1998   FISCAL 1997   FISCAL 1998
                                         ----------------------   ---------------   -----------   -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues.........................         $ 29,620              $ 26,282        $ 55,902      $ 75,268
Cost of goods sold.....................           14,922                12,241          27,163        36,454
                                                --------              --------        --------      --------
Gross profit...........................           14,698                14,041          14,041        38,814
Costs and expenses:
  Selling, general and administrative
    expenses...........................            5,881                 4,501          10,382         9,391
  Research, development and engineering
    expenses...........................            4,400                 4,619           9,019        12,190

Other expenses:
  Interest expense.....................              252                 4,128           8,256        10,572
  Intangible amortization..............               --                 1,810           3,620         5,197
  Transaction related expenses.........           11,097                    --              --            --
  Write-off of purchased in-process
    research, development and
    engineering costs, net.............               --                23,779              --            --
  Other................................             (117)                   74              --           364
                                                --------              --------        --------      --------

Income (loss) before income taxes......           (6,815)              (24,870)         (2,538)        1,100

Income tax expense (benefit)...........            1,053                (9,468)           (964)          410
                                                --------              --------        --------      --------
Net income (loss)......................         $ (7,868)             $(15,402)       $ (1,574)     $    690
                                                ========              ========        ========      ========
EBITDA (1).............................              N/A              $(17,345)       $ 16,224      $ 20,543
                                                ========              ========        ========      ========


------------------------

(1) When we refer to EBITDA, we mean net earnings or loss before interest expense, income taxes, depreciation and amortization. We have included EBITDA because our management and industry analysts generally consider it to be a measurement of the financial performance of our company that provides a relevant basis for comparison among companies. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered a substitute for net income or loss as a measure of performance, or to cash flow as a measure of liquidity. Investors should note that this calculation of EBITDA might differ from similarly titled measures for other companies.


    The following analysis compares historical fiscal 1998 results to the combined historical fiscal 1997 amounts for revenues, gross profit, selling, general and administrative expenses and research, development and engineering expenses as the results of the combined historical amounts include no pro forma adjustments. Other expenses, provision for income taxes and net income (loss) compares historical fiscal 1998 to the period from July 11, 1997 to January 2, 1998, and compares the July 11, 1997 to January 2, 1998 historical data to the January 1, 1997 to July 10, 1997 historical data.

    REVENUES

    Total revenues for 1998 were $75.3 million, a $19.4 million, or 35%, increase from $55.9 million for 1997. Implantable power source revenues for 1998 were $48.2 million, a $9.8 million, or 26%, increase from $38.4 million for 1997. This increase was primarily due to increased sales of implantable power sources due to the introduction of a new generation of ICDs by our customers. Medical components revenues for 1998 were $14.1 million, an $8.3 million, or 145%, increase from $5.7 million for 1997. This increase was primarily due to the inclusion of results of operations from our Hittman acquisition beginning in August 1998. Commercial power source revenues for 1998 were $12.9 million, a $1.1 million, or 10%, increase from $11.8 million for 1997. This increase was primarily due to increased demand for our products for pipeline inspection gauges and measurement while drilling equipment.

    GROSS PROFIT

    Gross profit for 1998 was $38.8 million, a $10.1 million, or 35%, increase from $28.7 million for 1997. As a percentage of total revenues, gross profit in 1998 increased to 52% from 51% in 1997. This increase in gross profit was primarily related to an increase in our implantable power source revenues, as well as a shift in the sales mix toward higher margin ICD products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses for 1998 were $9.4 million, a $1.0 million, or 10%, decrease from $10.4 million for 1997. As a percentage of total revenues, selling, general and administrative expenses in 1998 decreased to 13% from 19% in 1997. These decreases were primarily due to a reduction in corporate office costs and the inclusion of a partial year of Greatbatch Scientific's selling, general and administrative expenses compared to a full year of those expenses in 1997.

    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSES


    Research, development and engineering expenses for 1998 were $12.2 million, a $3.2 million, or 35%, increase from $9.0 million for 1997. This increase was primarily due to start-up expenses incurred in establishing our line of capacitor products. As a percentage of total revenues, research, development and engineering expenses were 16% for both periods.



    OTHER EXPENSES



    Other expenses for 1998 were $16.1 million, a $13.7 million, or 46%, decrease from $29.8 million for the period from July 11, 1997 to January 2, 1998. This decrease was primarily due to the absence of any write-off of purchased in-process research, development and engineering in 1998. Other expenses for the period from July 11, 1997 to January 2, 1998 were $29.8 million, an $18.6 million, or 166%, increase from $11.2 million for the period from January 1, 1997 to July 10, 1997. This increase was primarily due to Wilson Greatbatch Ltd.'s having minimal interest expense and no amortization expense and the impact of the write-off of purchased in-process research, development and engineering for the period from July 11, 1997 to January 2, 1998.



    PROVISION FOR INCOME TAXES



    Our effective tax rate for 1998 was 37%, or a 1% decrease from 38% for the period from July 11, 1997 to January 2, 1998. Our effective tax rate for both periods approximated the combined federal and state statutory rate. The federal and state taxes for the period from January 1, 1997 to July 10, 1997 are directly attributable to the acquisition of Wilson Greatbatch Ltd., which incurred only minimal state taxes as a former subchapter S corporation.



    NET INCOME (LOSS)



    Net income was $0.7 million for 1998, a $16.1 million, or %, increase over a net loss of $15.4 million for the period from July 11, 1997 to January 2, 1998. This increase in net income in 1998 was primarily attributable to a full year of operating results, increased gross profit and the absence of any write-off of purchased in-process research, development and engineering. Net loss was $15.4 million for the period from July 11, 1997 to January 2, 1998, a $7.5 million increase from a net loss of $7.9 million for the period from January 1, 1997 to July 10, 1997. This increase in net loss for the period from July 11, 1997 to January 2, 1998 was primarily attributable to the absence of significant interest expense, amortization expense and the write-off of purchased in-process research, development and engineering.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have funded our operations primarily from cash generated by our operations. We have financed our acquisitions, including the July 1997 leveraged buyout, through a combination of borrowings and private sales of our common stock. Net proceeds from financing activities from January 1, 1997 through March 31, 2000 included:



    - In connection with the LBO, in July 1997 we issued $25.0 million principal amount of 13% senior subordinated notes, entered into a $10.0 million revolving line of credit and incurred $50.0 million of senior Term A and Term B loans. Net proceeds from these borrowings totaled $71.8 million. We also received a $45.3 million equity investment from DLJ Merchant Banking, various members of our senior management and other investors.



    - In connection with our August 1998 acquisition of Hittman, we borrowed an additional $60.0 million of Term A and Term B loans and increased our revolving line of credit up to a maximum of $20.0 million. We also received a $16.5 million equity investment from DLJ Merchant Banking, various members of our senior management and other investors.


    As of May 1, 2000, there was $25.0 million principal amount outstanding under our 13% senior subordinated notes, $45.0 million outstanding under the Term A loan facility and $59.1 million outstanding under the Term B loan facility. As of May 1, 2000, the interest rate for our Term A loans was 9.63% and the interest rate for our Term B loans was 9.97%.


    Our revolving line of credit is with the same lending syndicate that provided financing for the Hittman transaction and allows us to borrow up to $13.0 million. If we meet our financial targets, including the debt to EBITDA ratio set forth in our credit agreement, the maximum availability will increase after December 31, 2000 to $20.0 million. The line of credit bears interest at prime plus 2.25% or LIBOR plus 3.5%, at our option, and expires on September 30, 2004. As of May 1, 2000, $1.8 million was outstanding under this line of credit and the effective rate was 11.25%. The line of credit is secured by our accounts receivable and inventories and requires us to comply with various quarterly financial covenants, including covenants related to EBITDA and ratios of leverage, interest and fixed charges as they relate to EBITDA. We have failed to fully comply with the financial covenants required by our line of credit. In November 1999, we entered into a waiver and amendment with our lenders which, among other things, waived our non-compliance with financial covenants contained in the credit agreement. In February 2000, our credit agreement was again amended to change provisions governing the applicable interest rates and financial covenants. At May 1, 2000, we were in full compliance with the financial covenants under the line of credit.


    In August 1998, we sold the assets of one of our product lines, Greatbatch Scientific, to a third party in exchange for stock of that company valued at $2.4 million. Our 1998 results reflect revenues of $0.1 million and an operating loss of $1.3 million from Greatbatch Scientific's operations. In 1997, when we accounted for Greatbatch Scientific as a business development program, our total costs were $3.2 million.


    As of March 31, 2000, we had cash and cash equivalents of $2.5 million. We have historically generated positive cash flow from operations. Cash generated by operating activities was $6.9 million in 1999 and $8.9 million in 1998 and cash used in operating activities was $0.6 million in 1997. Cash generated by operating activities in 1999 was positively impacted by lower incentive compensation payments and interest payments compared to payments made in 1998. Cash generated by operating activities in 1998 was negatively impacted by an increase in accounts receivable in 1998, almost completely offset by higher incentive compensation and interest accruals in 1998 versus 1997.


    Cash used in investing activities was $8.8 million, $83.4 million and $5.6 million in 1999, 1998 and 1997, respectively. The large increase in 1998 was attributable to our acquisition of Hittman. Capital expenditures were $8.5 million, $6.2 million and $4.6 million in 1999, 1998 and 1997, respectively.


    Cash provided by financing activities was $1.7 million, $76.3 million and $6.9 million in 1999, 1998 and 1997, respectively. The increases and decreases in net cash provided by financing activities during these periods were attributable to our acquisition of Hittman.



    We expect to incur capital expenditures of approximately $6.6 million in 2000, $2.0 million of which we anticipate will be used for continued development of our capacitor product line and $4.6 million of which we anticipate will be used for routine recurring capital expense obligations. As of May 1, 2000, we had incurred $2.6 million of capital expenditures in 2000. We intend to use the proceeds of this offering to repay part of our outstanding indebtedness, including all of our 13% senior subordinated notes and a portion of our Term A and Term B loans. Although it is difficult for us to predict future liquidity requirements, we believe that our existing cash balances and cash equivalents and cash from operations will be sufficient to finance our operations and planned capital expenditures for the next two years. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek additional funds through public or private equity or debt financing or from other sources. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis or on terms acceptable to us.


INFLATION

    We do not believe that inflation has had a significant effect on our operations to date.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our major market risk exposure is to changing interest rates. Our policy is to manage interest rates through a combination of variable rate debt and through use of interest rate cap agreements to manage our exposure to fluctuations in interest rates. As of May 1, 2000, substantially all of our long-term debt consisted of variable rate instruments that accrue interest at floating rates. As of May 1, 2000, through interest rate cap agreements, we had capped our interest rate exposure at 7.0% on $24.1 million of floating rate debt through December 2000 and at 6.0% on $55.0 million of floating rate debt through January 2002. We do not use foreign currency forward contracts and do not have any material foreign currency exposure. In order to minimize our foreign exchange risk, all of our sales are made in U.S. dollars. We do not hedge against price fluctuation in the commodities used in the manufacturing of our products. We will reevaluate this policy as needed commensurate with the risks inherent in our business.

NEW ACCOUNTING PRONOUNCEMENTS


    In 1999, we adopted AICPA Statement of Position 98-5, "Reporting the Costs of Start-Up Activities," an accounting standard which required that organization and other start-up costs that we capitalized prior to January 2, 1999 be written off and any future start-up costs be expensed as incurred. In accordance with this statement, in 1999 we wrote off $0.6 million, net of tax, of start-up costs that had been deferred in conjunction with the July 1997 leveraged buyout and our acquisition of Hittman's assets and liabilities in August 1998.


    In 2001, we plan to adopt Statement of Financial Accounting Standards
No. 133, "Accounting for Derivatives Instruments and Hedging Activities." This standard will require us to recognize all derivative financial instruments on our balance sheet at fair value with changes in fair value recorded to the statement of operations or comprehensive income, depending on the nature of the investment. Because our interest rate cap agreements are our only derivative financial instruments, we do not expect the adoption of the standard to have a material effect on our financial statements.

                                    BUSINESS

OVERVIEW


    We are the leading developer and manufacturer of power sources and other components used in implantable medical devices, including wet tantalum capacitors and precision components, and a preferred supplier of power sources and components. We offer the most advanced, most reliable and longest lasting products commercially available for implantable medical devices and enable our customers to introduce implantable medical devices that are progressively smaller, longer lasting, more efficient and more functional. We leverage our core competencies in technology and manufacturing to develop and produce power sources for commercial applications that demand high performance and reliability, including aerospace, oil and gas exploration and oceanographic equipment. Our customers utilize our specially designed, proprietary power sources and components in their products. We believe that our proprietary technology, close customer relationships, market leadership and dedication to quality provide us with significant competitive advantages over our competitors and create a barrier to entry for potential market entrants.



    Mr. Wilson Greatbatch patented the implantable pacemaker in 1962. In 1970, Mr. Greatbatch founded Wilson Greatbatch Ltd., our predecessor. In July 1997, DLJ Merchant Banking led a leveraged buyout of Wilson Greatbatch Ltd. Our company was incorporated in connection with the 1997 leveraged buyout to acquire Wilson Greatbatch Ltd., which is now our wholly-owned subsidiary. We acquired Hittman in August 1998 to expand and complement our product lines. In August 1998, we also sold the assets of our Greatbatch Scientific product line to focus on the newly-acquired Hittman product lines.


IMPLANTABLE MEDICAL DEVICE INDUSTRY

OVERVIEW


    The following table sets forth the main categories of battery-powered implantable medical devices and the principal illness or symptom treated by each device:


DEVICE                                    PRINCIPAL ILLNESS OR SYMPTOM
------                                    ----------------------------
Pacemakers..............................  Abnormally slow heartbeat
ICDs....................................  Rapid and irregular heartbeat
Left ventricular assist devices.........  Heart failure
Hearing assist devices..................  Hearing loss
Neurostimulators........................  Tremors or chronic pain
Drug pumps..............................  Diabetes or chronic pain

    The implantable medical device industry is expected to grow primarily as a result of:

       - advances in medical technology that will allow physicians to use implantable medical devices as a substitute for, or in conjunction with, prescription drugs, to treat a wider range of heart diseases, such as atrial fibrillation and congestive heart failure;

       - increased use of recently developed implantable medical devices, including left ventricular assist devices, hearing assist devices, neurostimulators and drug pumps;

       - expansion of indications, or uses, for implantable medical devices;

       - the aging population, which is expected to require an increasing number of pacemakers, ICDs and other implantable medical devices;

       - a combination of smaller, lighter, more efficient and more functional devices and longer-lasting power sources which will be easier for physicians to implant and will be less intrusive to recipients; and

       - increased market penetration beyond the United States and other developed countries.


    Medical Data International, an independent industry publisher, estimates that revenues from pacemakers sold worldwide will increase from $2.6 billion in 1999 to $3.6 billion in 2004, representing a compound annual growth rate of 6.7%. Medical Data International also estimates that revenues from ICDs sold worldwide will increase from $1.5 billion in 1999 to $5.5 billion in 2004, representing a compound annual growth rate of 29.7%. The faster growth predicted for the ICD market is predicated on anticipated new applications for, and greater acceptance of, ICDs and an increased penetration of the ICD market.


MARKET OPPORTUNITY

    The market for our power sources and components benefits directly from the growth of the implantable medical device industry. Manufacturers are dependent on advances in power sources and component technology to make their devices smaller, longer lasting, more efficient and more functional. In addition, manufacturers of implantable medical devices must be approved by the FDA, and have significant exposure to product liability claims and damages. To minimize risk and facilitate the FDA approval process, which can be lengthy, manufacturers of implantable medical devices generally require the highest quality, most reliable power sources and components available from proven suppliers. As a result, manufacturers generally enter into long term contracts with their suppliers and often collaborate with them on power source and component development. We believe that our proprietary technology, close customer relationships, market leadership and dedication to quality provide us with significant competitive advantages over our competitors and create a barrier to entry for potential market entrants.

STRATEGY


    Our objective is to enhance our position as the leading developer and manufacturer of power sources and other components for implantable medical devices. We intend to:


    - EXPAND OUR PROPRIETARY TECHNOLOGY PORTFOLIO THROUGH CONTINUOUS TECHNOLOGICAL INNOVATION AND CONTINUE TO FOCUS OUR RESEARCH, DEVELOPMENT AND ENGINEERING EFFORTS ON PIONEERING POWER SOURCES AND ADVANCED COMPONENTS FOR IMPLANTABLE MEDICAL DEVICES. We commit substantial resources to research, development and engineering and believe that this commitment has enabled us to be at the forefront of the new technologies that are expected to drive the growth of the implantable medical device market in the foreseeable future. In 1999, we introduced a line of capacitors utilizing proprietary wet tantalum technology. Our innovative use of this technology enables us to produce capacitors that are significantly smaller than those currently used and offer improved electrical performance. We believe that our focus on technology has led to strong relationships with our customers and provides us significant advantages in maintaining our continued leadership within our markets.


    - ENHANCE OUR POSITION AS AN INTEGRATED COMPONENT SUPPLIER TO THE IMPLANTABLE MEDICAL DEVICE INDUSTRY BY BROADENING OUR PRODUCT LINE TO INCLUDE A MORE COMPREHENSIVE RANGE OF POWER SOURCES AND COMPONENTS. We believe that there is a significant opportunity to provide our customers with substantially all of the key components for their products, other than microelectronics. Our position as a leading manufacturer of implantable medical device components allows us to provide a broader range of product components than any of our competitors. As a result of our 1998 acquisition of Hittman and the internal expansion of our components business, we are able to provide a major implantable medical device manufacturer with most of the components used in its pacemakers. We intend to continue to expand our product line. We believe that our customers value the benefits of a stable, reliable, quality-driven supplier which is able to provide a broad range of components to meet their product requirements.


    - CONTINUE TO COLLABORATE WITH OUR CUSTOMERS TO JOINTLY DEVELOP NEW TECHNOLOGIES THAT ENABLE THEM TO DEVELOP AND MARKET INCREASINGLY MORE EFFECTIVE AND TECHNOLOGICALLY INNOVATIVE PRODUCTS. Our close relationships with our customers gives us significant advantages in anticipating and meeting their requirements and needs. We intend to continue to work closely with our customers to develop innovative medical devices that utilize our specially designed, proprietary power sources and components. We are currently collaborating with two leading manufacturers of ICDs to incorporate customized configurations of our new capacitors into their most advanced product programs. We believe that by integrating our development efforts with those of our customers, we can continue to create innovative and technologically superior products and strengthen our position as a single source supplier.


    - ENTER INTO STRATEGIC ALLIANCES AND MAKE SELECTIVE ACQUISITIONS THAT COMPLEMENT OUR CORE COMPETENCIES IN TECHNOLOGY AND MANUFACTURING FOR BOTH IMPLANTABLE MEDICAL DEVICES AND OTHER DEMANDING COMMERCIAL
      APPLICATIONS. We regularly review strategic opportunities to acquire or license technologies. Through our 1998 acquisition of Hittman, we added two key component technologies, feedthroughs and electrodes, to our product offerings. We are currently working with strategic partners to develop rechargeable battery systems and technology for automatic external defibrillators. We believe that strategic alliances and selective acquisitions will enable us to accelerate the development of new technologies and grow our leading market share position.

PRODUCTS

    We design and manufacture a variety of power sources, capacitors and components, such as feedthroughs, electrodes and precision components for implantable medical devices. Our technology is also used in a number of demanding commercial applications, including aerospace, oil and gas exploration and oceanographic equipment. The following table provides information about our principal products:


           PRODUCT                       DESCRIPTION                  USED IN         PRINCIPAL PRODUCT ATTRIBUTES
------------------------------  ------------------------------  -------------------  ------------------------------
MEDICAL:

  Implantable power sources     Batteries for implantable           Pacemakers,      - High reliability and
                                medical devices                        ICDs,           predictability
                                                                 left ventricular    - Long service life
                                                                  assist devices,    - Customized configuration
                                                                 neurostimulators,   - Light weight
                                                                  drug pumps and     - Compact and less intrusive
                                                                  hearing assist
                                                                      devices

  Capacitors                    Store energy generated by a            ICDs          - Stores more energy per unit
                                battery before delivery to the                         volume (energy density) than
                                heart                                                  other existing technologies
                                                                                     - Customized configuration

  Medical components:

      Feedthroughs              Allow electrical signals to be      Pacemakers,      - Ceramic to metal seal is
                                brought from inside an                 ICDs,           substantially more durable
                                implantable medical device to    left ventricular      than traditional seals
                                an electrode                      assist devices,    - Multifunctional
                                                                 neurostimulators,
                                                                  drug pumps and
                                                                  hearing assist
                                                                      devices

      Electrodes                Deliver electrical signal from      Pacemakers       - High quality coated surface
                                the feedthrough to a body part         ICDs          - Flexible in utilizing any
                                undergoing stimulation                                 combination of biocompatible
                                                                                       coating surfaces
                                                                                     - Customized offering of
                                                                                       surfaces and tips

      Precision components      Machined and molded parts for       Pacemakers       - High-level of manufacturing
                                implantable medical devices            ICDs            precision
                                                                    Drug pumps       - Broad manufacturing
                                                                                       flexibility

COMMERCIAL:

  Commercial power sources      Batteries for demanding         Aerospace, oil and   - Long-life dependability
                                commercial applications         gas exploration and  - Highest energy density and
                                                                   oceanographic       highest quality power
                                                                     equipment         sources commercially
                                                                                       available


IMPLANTABLE POWER SOURCES


    The power sources that we produce are batteries. A battery is an electrochemical device that stores energy and releases it in the form of electricity. To generate an electrical current, electrons are first released from one part of the battery, called the anode or negative electrode. This flow of electrons, known as a current, travels to a load or device outside the battery. After powering the device, the electron flow reenters another part of the battery, called the cathode or positive electrode. As electrons flow from the anode to the device being powered by the battery, ions released from the anode cross through an electrolyte, which consists of one or more chemical compounds that facilitate the flow of ions to the cathode. The ions react with the cathode in order to complete the circuit. Separators are typically used inside the battery as electrical insulators to divide the anode and the cathode to prevent mechanical contact between them, which would result in the rapid depletion of the battery cell.

    The following diagram illustrates the battery process described in the paragraph above:

                           [BATTERY PROCESS DIAGRAM]

    From the late 1950s to the early 1970s, implantable medical devices, such as pacemakers, were powered by zinc/mercuric oxide batteries. These batteries typically lasted two to three years, often failed without warning, were large and bulky and generated hydrogen gas, making it impossible to seal the battery. In the early 1970s, we introduced lithium/iodine batteries as power sources for pacemakers. Our lithium batteries are now the principal power source for pacemakers. Pacemaker batteries utilizing our technology last approximately six years and provide high reliability and predictability. In the mid 1980s, we introduced lithium/silver vanadium batteries for powering ICDs. These batteries provide the higher power levels required by an ICD with a high degree of reliability and at least a five year battery life. Our lithium/silver vanadium oxide batteries have become the principal power source of ICDs.


    In 1996, we introduced a lighter weight titanium-encased lithium/carbon monofluoride battery as the next generation pacemaker battery. These batteries offer improved pacemaker performance in several areas, including:


    - pacemaker weight reduction of up to 25%;

    - improved electrical performance, which is more suitable for use with the latest pacemaker microelectronics; and

    - 10-15% longer battery life than comparable products.


    In 1996, we introduced a new process for cathode manufacturing that enabled the production of significantly thinner cathodes than previously possible. As a result of this new cathode manufacturing process and other design improvements, our newest generation of ICD batteries is the thinnest commercially available and is up to 50% thinner than many existing models. Over the past few years, the decrease in battery size has contributed significantly to decreases in the size of ICDs, making these devices easier to implant.


CAPACITORS

    Capacitors, which are used in ICDs, perform the critical function of storing electrical pulses before delivery to the heart. An ICD typically has two capacitors. Historically, ICDs utilized aluminum-based capacitors. In the fourth quarter of 1999, we introduced wet tantalum hybrid capacitors commercially for use in ICDs, which provide a number of advantages over aluminum-based capacitors. Our wet tantalum hybrid capacitors, which combine liquid electrolytes and ruthenium oxide cathode material with a tantalum anode component, provide a unique combination of high voltage and high energy storage capacity. This combination enables energy density not achievable with competing technologies. Our capacitors can be manufactured in many sizes and shapes to meet the specific needs of our customers.

    To produce our capacitors, we have licensed wet tantalum technology from the Evans Capacitor Company. We are the exclusive licensee for implantable medical applications of this technology. We have also developed our own portfolio of patents and patent applications covering improvements that we have made to Evans' capacitor technology. In 1997, we entered into an agreement with a major ICD manufacturer to use our capacitor technology in their next generation of ICDs. We currently supply all of the capacitors used in the new generation of ICDs manufactured by this customer. In addition, a second major manufacturer has signed a development agreement with us for the design of a proprietary ICD capacitor.

MEDICAL COMPONENTS

    We manufacture feedthroughs, electrodes and other precision components that are utilized in implantable medical devices. Feedthroughs and electrodes are critical components of these devices that deliver electrical energy to the heart.

    FEEDTHROUGHS. Feedthroughs are components that transmit electrical signals from inside an implantable medical device to the electrodes that transmit the signals to the body. Feedthroughs consist of an outer metallic structure called a flange, an electrical insulator made of ceramic or glass material, and wire connectors called poles that carry electrical signals from within the device. Our feedthroughs use a ceramic to metal seal that is substantially more durable than a traditional glass to metal seal. We also manufacture a feedthrough that includes a filtering capacitor that can filter out electromagnetic interference, such as signals from other implantable medical devices or cellular phones.

    We design and manufacture 35 types of feedthroughs. Each of our feedthroughs is designed specifically for a particular customer device. We are often the sole source of feedthroughs for our customers. In 1999, approximately 95% of our feedthroughs were used in pacemakers and ICDs, with the balance used primarily in left ventricular assist devices, hearing assist devices, drug pumps and neurostimulators. We are currently working with a number of medical device manufacturers to develop hermetic feedthroughs for the next generation of implantable medical devices and applications, including neurostimulators, middle ear devices, oxygen sensors and muscle stimulation devices.


    ELECTRODES. Electrodes are components used in pacemakers and ICDs that deliver the electrical signal from the feedthrough to the heart to restore its normal rhythm. By coating the electrode with chemical compounds, we can enhance its electrical properties and therefore better deliver energy to the heart. Some electrode tips are designed to contain medication, such as steroids, to prevent scarring of the heart tissue following electrode implantation.


    We design and manufacture a variety of coated electrodes, some of which have tips that can contain medication. We believe that our experience with physical deposition processes, such as sputtering and powder metallurgic techniques, has enabled us to produce high quality coated surfaces utilizing almost any combination of biocompatible coating surfaces. We believe that our coating technology can also be applied to future generation cardiovascular and non-cardiovascular implantable medical products, such as vascular stents, which are cynlindrical scaffolds used in cardiology procedures to help keep arteries open.

    PRECISION COMPONENTS. We design and manufacture miniature precision components and subassemblies primarily for pacemaker and ICD manufacturers. Our precision components are machined or molded to adhere to tolerances up to one ten-thousandth of an inch. To manufacture precision components, we typically use various alloys of stainless steel, platinum, titanium, aluminum and brass, as well as plastics and composites. We also are the exclusive supplier of a critical drug pump subassembly for a manufacturer of implantable drug pumps. Although our primary focus is to develop and manufacture precision components for implantable medical devices, we also serve the general medical equipment market and the aerospace, oil and gas exploration and oceanographic industries.

COMMERCIAL POWER SOURCES


    We have developed specialized power source technologies that are functional in high temperatures or under high shock and vibration. The majority of the commercial power sources that we sell are used in oil and gas exploration, including recovery equipment, pipeline inspection gauges, down-hole pressure measurement systems and seismic surveying equipment. We also supply power sources to NASA for its space shuttle program. In addition, our commercial power sources have been used for emergency position locating beacons and locator transmitters, classified governmental uses, electronic circuit breakers for industrial applications, weather balloon instrumentation, electricity transmission cable lighting detectors, wear monitors for train cables and scientific equipment used in Antarctica.


PRODUCT LINES UNDER DEVELOPMENT

    RECHARGEABLE LITHIUM ION BATTERIES. We are currently developing a line of rechargeable lithium ion batteries that is expected to broaden and complement our current lines of lithium batteries. A number of new medical devices require rechargeable batteries, including:


    - LEFT VENTRICULAR ASSIST DEVICES that are being developed to treat heart failure use external and internal batteries as power sources, both of which must be rechargeable. We are developing lithium ion rechargeable technology to produce lighter batteries with increased power and longer life.


    - IMPLANTABLE HEARING ASSIST DEVICES that are used to treat patients who cannot use conventional hearing aids. These batteries are compact and are capable of providing low levels of current with infrequent recharging.

    - NEUROSTIMULATORS AND DRUG PUMPS that are used for indications such as tremors, diabetes and chronic pain. Since these devices are sometimes implanted in young patients, the use of our rechargeable battery technology with extended device life should reduce the number of replacement implants needed throughout the life of the patient.

    IMPLANTABLE PUMP TECHNOLOGY. We have developed proprietary technology that has applications in implantable devices that are designed to deliver small quantities of drugs or other fluids to a patient. Several of our technologies are critical to these devices, including the power source, the feedthroughs and the pumping mechanism that moves the fluid. Currently, one of our customers is seeking regulatory approval in Europe for a device that utilizes our implantable pump technology.

RESEARCH, DEVELOPMENT AND ENGINEERING


    Our position as the leading developer and manufacturer of power sources for implantable medical devices is largely the result of our long history of technological innovation. We invest substantial resources in research, development and engineering. Our scientists, engineers and technicians focus on improving existing products, expanding the use of our products and developing new products. In addition to our internal technology and product development efforts, we maintain close relationships with leading research organizations, including Alfred University, Clarkson University, the Jet Propulsion Laboratory, the applied physics department of Johns Hopkins University, NASA, Sandia-National Laboratories, the State University of New York at Buffalo and Villanova University. These relationships include funding research efforts, licensing researchers' technology and assisting in building prototypes. Our research, development and engineering team is responsible for a number of pioneering developments in the implantable medical device industry including:


YEAR                           COMMERCIAL INTRODUCTION                    INDUSTRY IMPACT
----                    -------------------------------------   ------------------------------------
        1972            First lithium anode battery             Industry standard for pacemakers

        1974            First ceramic-to-metal seal for         Industry standard for sealing of
                        implantable devices                     devices

        1980            First oxyhalide/interhalogen            Enabled commercial batteries to
                        batteries                               perform at lower temperatures with
                                                                very high energy density

        1981            First implantable pump capable of       Enabled implantable drug delivery
                        passing bubbles                         system

        1987            First implantable lithium/silver        Enabled commercial viability of ICDs
                        vanadium oxide battery

        1996            First titanium-encased lithium/carbon   Enabled weight reduction and
                        monofluoride pacemaker batteries        improved electrical performance for
                                                                advanced microelectronics

        1999            First wet tantalum capacitors           Enabled smaller sizes of ICDs and
                                                                increased design flexibility

PATENTS AND PROPRIETARY TECHNOLOGY

    We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. To date, we have been granted 125 U.S. patents and 196 foreign patents. We also have 132 U.S. and 125 foreign pending patent applications at various stages of approval. During the past three years, we have received 39 new U.S. patents, of which 13 were received in 1999. Corresponding foreign patents have been issued or are expected to be issued in the near future. Often, a single product is protected by several patents covering various aspects of the design. We believe this provides broad protection of the concepts employed.

    The following table provides a breakdown of our patents by product type:

                                                       NUMBER OF        NUMBER OF
PRODUCT                                             PATENTS GRANTED   ACTIVE PATENTS
-------                                             ---------------   --------------
Batteries--Pacemakers.............................        164                24
Batteries--ICDs...................................         78                68
Capacitors........................................          3                 3
Feedthroughs......................................          2                 2
Pumps.............................................          8                 8
Batteries--Commercial.............................         11                11
Batteries--Rechargeable...........................          2                 2
Batteries--Lithium/carbon monofluoride............          5                 5
Other products....................................         48                14
                                                          ---               ---
    Total.........................................        321               137
                                                          ===               ===


    The following table sets forth the expiration dates of our material patents:



                   DESCRIPTION OF PATENT                      EXPIRATION DATE
                   ---------------------                      ---------------
Anode assembly for lithium-halogen cell.....................   January 2001
Lithium-halogen cell........................................   January 2001
Anode assembly for lithium-halogen cell.....................   January 2001
Defibrillator cell design...................................     May 2006
Defibrillator cell design...................................     May 2006
Serpentine electrode design for prismatic cell..............     May 2011
Butterfly electrode assembly................................  September 2011
Butterfly electrode assembly................................  September 2011
Multiplate electrode design connected by bridge.............  September 2011
Insulating upper bag for increased cell reliability.........     May 2012
Halogenated polymer fiber separator for electrochemical
  cell......................................................   October 2013
Sheet cathode...............................................  November 2013
Sheet cathode...............................................  November 2013
High shock and vibration resistant cell design..............  February 2015
Aqueous blended electrode material..........................    March 2015
Carbonate electrolyte additives for defibrillator cells.....    March 2015
Separator insert for oxyhalide cell.........................  February 2016
Dual connection tab current collector for carbon
  monofluoride cells........................................    July 2016
Hermetic seal using a single close ball.....................   October 2016
Improved electrolyte/cathode ratio for carbon monofluoride
  cells.....................................................  November 2016
Ultrasonically coated substrate for use in a capacitor and
  method of manufacture.....................................     May 2017
Hermetically sealed wet tantalum capacitor..................     May 2017
Separator for use in carbon monofluoride cells..............    June 2017
Electrode edge design for increased energy density for
  carbon monofluoride cells.................................   August 2017
Insulating upper bag for increased cell reliability.........    April 2018



    In addition, we are also a party to several license agreements with third parties pursuant to which we have obtained, on varying terms, the exclusive or non-exclusive rights to patents held by third parties. We have also granted rights in our own patents to others under license agreements.

    We license the basic capacitor technology used in our defibrillator capacitors from Evans Capacitor Company. The license extends throughout the lives of the related patents, which expire in 2010, 2013 and 2014. The license can be cancelled if we default under the license agreement and fail to cure the default. A cancellation of the license would seriously impair our ability to produce our entire line of capacitors.



    We license the anode technology we use in our rechargeable lithium ion batteries from AT&T. The license extends throughout the lives of the related patents, which expire in 2000 and 2002. The license can be cancelled if we default under the license agreement and fail to cure the default. A cancellation of the license may impair our ability to produce our entire line of rechargeable lithium ion batteries.



    It is our policy to require our executive and technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. In the case of employees and consultants, the agreements generally provide that all confidential information relating to our business is the exclusive property of our company.


MANUFACTURING AND QUALITY CONTROL

    Our principal manufacturing facilities are in Clarence, New York, Cheektowaga, New York and Columbia, Maryland. Our three New York manufacturing facilities produce implantable power sources, capacitors, commercial power sources and components. Our Columbia, Maryland facility produces feedthroughs, electrodes and other components. We test our implantable power sources at our Wheatfield, New York facility.

    During the past two years, we have modernized our facilities and a number of our manufacturing lines, processes and equipment. These manufacturing improvements have enabled us to increase the quality and service life of our power sources and other components and increase our manufacturing capacity. Key resources that allow us to manufacture subassemblies include a full model shop, a precious metals machining area, injection molding equipment and a Class 10,000 clean room.

    We primarily manufacture small lot sizes, as most customer orders range from a few hundred to thousands of units. As a result, our ability to remain flexible is an important factor in maintaining high levels of productivity. Each of our production teams receives assistance from a manufacturing support team, which typically consists of representatives from our quality control, engineering, manufacturing, materials and procurement departments.


    Our quality system is based upon an ISO documentation system and is driven by a master validation plan that requires rigorous testing and validation of all new processes or process changes that directly impact our products. Our New York facilities are ISO-9001 certified, which requires compliance with regulations regarding quality systems of product design, supplier control, manufacturing processes and management review. This certification can only be achieved after completion of an audit conducted by an independent authority. Our New York facilities are audited by the British Standards Institute and are also certified by the British Standards Institute to the more rigorous EN-46001 standard that is usually reserved for manufacturers of medical devices. Our Columbia, Maryland facility is ISO-9002 certified and is audited by TUV Rheinland of North America, an independent auditing firm that specializes in evaluating ISO quality standards. To maintain certification, all facilities must be reexamined every six months by their respective certifying bodies.


SALES AND MARKETING

    We utilize a combination of direct and indirect sales methods, depending on the particular product. In 1999, approximately 73% of our products were sold in the United States.

    We market and sell our implantable power sources and capacitors directly to manufacturers of implantable medical devices. The majority of our implantable power source customers contract with us to develop custom batteries or capacitors to fit their specific product specifications. As a result, we have established close working relationships between our internal program managers and our customers. We market our power source products and technologies at industry meetings and trade shows, including CardioStim and North American Society of Pacing and Electrophysiology or NASPE.

    We sell feedthroughs, electrodes and other precision components directly to manufacturers. Two internal sales managers support all activity, and involve engineers and materials professionals in the sales process to appropriately address customer requests. As in the implantable power source and capacitor sales process, we have established relationships directly with leading manufacturers of implantable medical devices. We market our precision components, feedthroughs and electrodes by participating in the annual Medical Design and Manufacturing trade show and by producing printed and electronic marketing materials for distribution to prospective customers.

    We sell our commercial power sources either directly to the end user, directly to manufacturers that incorporate our products into other devices for resale, or to distributors who sell our products to manufacturers and end users. Our sales managers are trained to assist our customers in selecting appropriate battery chemistries and configurations. We market our commercial power sources at various technical trade meetings, including the annual Petroleum Offshore Technology Conference and Offshore Europe. We also place print advertisements in relevant trade publications.


    Firm backlog orders at December 31, 1999 and 1998 were $16.2 million and $24.6 million, respectively. Most of these orders were expected to be shipped within one year. As more of our customers move to "just in time" manufacturing systems, the amount of firm orders placed for delivery for more than a three or four month period has declined in recent years. This is a significant reason for the 34% reduction in backlog between December 31, 1999 and 1998.


CUSTOMERS

    Our products are designed to provide reliable, long lasting solutions that meet the evolving requirements and needs of our customers and the end users of their products. Our medical products customers include leading implantable medical device manufacturers such as Guidant, St. Jude Medical and Medtronic. In 1999, Guidant accounted for approximately 34% of our revenues and St. Jude Medical accounted for approximately 32% of our revenues. Our commercial products customers are primarily companies involved in the aerospace, oil and gas exploration and oceanographic industries.

    In February 1999, we entered into a supply agreement with Guidant. Pursuant to the agreement, Guidant purchases batteries and components from us for use in its implantable medical devices. Our supply agreement with Guidant expires on December 31, 2001 and can be renewed for additional one year periods upon mutual agreement.


    In April 1997, we entered into a supply agreement with St. Jude Medical. In accordance with this agreement, we are the primary supplier of many components used in their pacemakers and ICDs, except for microprocessors and capacitors. We will also be the exclusive supplier of batteries to St. Jude Medical through the expiration of the supply agreement on December 31, 2003.



    In March 1976, we entered into a technology transfer agreement and license agreement with Medtronic. Our license agreement provides Medtronic with the nonexclusive right to use our proprietary technology to manufacture its own batteries. The license agreement allows Medtronic to manufacture lithium/iodine or lithium/halide batteries, but does not permit Medtronic to manufacture batteries using our new titanium lithium/carbon monofluoride technology.
In accordance with the license agreement, Medtronic pays us a royalty for each battery used in each medical device that it sells. At the time we entered into the license agreement with Medtronic, there were a number of competing battery technologies. Our management believed that licensing our proprietary technology to Medtronic, which was the industry leader at that time, would help make our technology the industry standard. Our license agreement does not terminate so long as Medtronic uses any of our patented technology. However, we do not expect to receive significant royalties from Medtronic after 2000.



    In July 1991, we entered into a defibrillator battery supply agreement with Medtronic. In accordance with the agreement, we provide Medtronic with lithium/silver vanadium oxide batteries for their ICDs. Our supply agreement with Medtronic expires on July 31, 2001.


SUPPLIERS AND RAW MATERIALS


    Lithium, iodine and metal cases are the most significant raw materials that we use to manufacture our batteries. In the past, we have not experienced any significant interruptions or delays in obtaining raw materials. We seek to minimize inventory levels, which provides us with a reduced risk of obsolescence. Minimizing our inventory levels also enables us to stock materials based on firm order requirements, rather than forecasts and anticipated sales. However, we maintain minimum safety stock levels of critical raw materials. We seek to improve our supply purchase pricing by using bulk purchases, precious metal pool buys and blanket orders and by entering into long term contracts. Annual minimum purchase levels under these contracts have historically been well below our expected annual usage, and therefore present little risk of liability.



    We have long standing relationships with most of our significant suppliers and have conducted business with them for an average of 13 years. Our supply agreements typically have three year terms. Our significant suppliers of raw materials and components accounted for approximately 31% of our purchases in 1999. We believe that there are alternative suppliers or substitute products available for each of the materials we purchase, at competitive prices. Our material supply agreements may be terminated prior to their scheduled expiration dates if there is a material breach by us that remains uncured.


COMPETITION

    We currently supply implantable power sources, capacitors, feedthroughs, electrodes and precision components to the implantable medical device market. Our existing or potential competitors include:

    - leading implantable medical device manufacturers, such as Guidant, St. Jude Medical and Medtronic, which have vertically integrated operations or may become vertically integrated in the future; and

    - smaller companies that concentrate on niche markets.


    Medtronic produces power sources for use in implantable medical devices that it manufactures. However, to our knowledge Medtronic does not sell power sources to third parties. Our company and Medtronic are the two major manufacturers of power sources for implantable medical devices. We also compete in the intensely competitive commercial power source market. Our principal competitors in this market are Eagle-Picher Industries, ECO-Tracer and Battery Engineering. While we believe that the industry perceives our products to be of the highest quality, there are suppliers whose products are perceived to be of comparable quality. Moreover, the commercial power source market is subject to volatility in oil and gas exploration activity. When oil and gas exploration activity has slowed, a number of our competitors have historically reduced battery prices to maintain or gain market share. Quality and technology are the principal bases upon which we compete in both the implantable medical devices market and the commercial power sources market.

GOVERNMENT REGULATION

    Our business is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which we operate, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at our facilities and at off-site disposal locations. Our research, development and engineering activities involve the controlled use of, and our products contain, small amounts of hazardous materials. Liabilities associated with hazardous material releases arise principally under the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws which impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal of hazardous materials. We are not aware of any material noncompliance with the environmental laws currently applicable to our business and we are not subject to any material claim for liability with respect to contamination at any company facility or any off-site location. We cannot assure you, however, that we will not be subject to such environmental liabilities in the future as a result of historic or current operations.


    As a component manufacturer, we produce products that are not subject to FDA approval. However, the FDA and related state and foreign governmental agencies regulate many of our customers' products as medical devices. The FDA must approve those products prior to commercialization. In addition, because some of the products produced by our engineered components division may be considered finished medical devices, some of the operations within that division are subject to FDA inspection and assessment.


RECRUITING AND TRAINING

    We dedicate significant resources to our recruiting efforts. Our internal recruiting efforts primarily focus on supplying quality personnel to our business. We also seek to meet our hiring needs through outside sources. We believe that a strong human resources and recruiting effort is necessary to expand our current employee base and maintain our high employee retention rates. We have established a number of programs that are designed to challenge and motivate our employees and we encourage our employees to be proactive in contributing ideas and regularly survey them to collect feedback on ways that our business and operations can be improved.

    We provide an intensive training program to our new employees which is designed to educate them on safety, quality, our business strategy and the methodologies and technical competencies that are required for our business and our corporate culture. Our safety training programs focus on such areas as basic industrial safety practices and emergency response procedures to deal with fires or chemical spills. All of our employees are required to participate in a specialized training program that is designed to provide an understanding of our quality objectives. We also have formal, mandatory training for all of our employees in their core competencies on an annual basis. We offer our employees a tuition reimbursement program and encourage them to continue their education at local colleges. Many of our professionals attend seminars on topics that are related to our corporate objectives and strategies. We believe that comprehensive training is necessary to ensure that our employees work in a uniform and consistent manner and that best practices are effectively utilized.

EMPLOYEES


    As of May 1, 2000, we had 750 employees, including 135 research, development and engineering personnel, 448 manufacturing personnel and 167 support personnel. We also employ a number of temporary employees to assist us with various projects and service functions. Our employees are not represented by any union and, except for executive officers of our company and our subsidiaries, are retained on an at-will basis. We believe that we have a good relationship with our employees.

PROPERTIES

    Our executive offices are located in Clarence, New York. The building that houses our executive offices also contains warehouse operations, a variety of support services and capacity for light manufacturing or laboratory space.

    The following table sets forth information about all of our principal manufacturing or testing facilities:

LOCATION                              SQ. FT.    OWN/LEASE                   USE
--------                              --------   ---------   ------------------------------------
Clarence, NY........................   70,400        Own     Battery manufacturing, development
Clarence, NY(1).....................   20,800        Own     Machining and assembly of components
Clarence, NY(1).....................   18,550      Lease     Machining and assembly of components
Clarence, NY........................   45,305      Lease     Offices and warehouse
Wheatfield, NY......................    2,600      Lease     Battery testing
Cheektowaga, NY.....................   19,900      Lease     Capacitor manufacturing
Columbia, MD........................   30,000      Lease     Feedthroughs, electrodes and
                                                             components manufacturing

------------------------

(1) We own and rent space in part of the same facility.

    We believe these facilities are adequate for our current and foreseeable purposes and that additional space will be available when needed.

LEGAL PROCEEDINGS

    We are involved in various lawsuits and claims incidental to our business. In the opinion of our management, the ultimate liabilities, if any, resulting from these lawsuits and claims will not materially affect our financial position or results of operations.

                                   MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES



    Our directors, executive officers and certain key employees, and their respective ages and positions as of May 1, 2000, are as follows:


NAME                                          AGE                           POSITION
----                                        --------                        --------
Edward F. Voboril.........................     57      President, Chief Executive Officer and Chairman of
                                                       the Board

Larry T. DeAngelo.........................     53      Vice President, Administration and Secretary

Curtis F. Holmes, Ph.D....................     57      President, Greatbatch-Hittman, Inc.

Arthur J. Lalonde.........................     45      Vice President, Finance and Treasurer

Richard W. Mott...........................     41      Group Vice President

Susan M. Bratton..........................     43      General Manager, Electrochem Battery

Robert C. Rusin...........................     42      Vice President, Corporate Quality

Esther S. Takeuchi, Ph.D..................     46      Vice President, Research and Development

David L. Jaffe............................     41      Director

Robert E. Rich, Jr........................     59      Director

Douglas E. Rogers.........................     45      Director

Henry Wendt...............................     66      Director

David M. Wittels..........................     35      Director

    EDWARD F. VOBORIL has served as President and Chief Executive Officer of our company and our predecessor since December 1990. Mr. Voboril became Chairman of our Board of Directors in July 1997. Mr. Voboril's career spans over 25 years in the medical device industry. Prior to joining our predecessor in 1990, Mr. Voboril was Vice President and General Manager of the Biomedical Division of PPG Industries. He was previously Vice President and General Manager of the Medical Electronics Division of Honeywell, which was acquired by PPG in 1986. Mr. Voboril currently serves on the board of directors of Analogic Corporation, an electronics company. Mr. Voboril served as President of the Health Care Industries Association of Western New York from July 1995 to July 1998 and currently serves as a member of the board of directors of the Health Industries Manufacturers Association, where he is a member of the executive committee and chairs the small company council.

    LARRY T. DEANGELO has served as Vice President, Administration of our company and our predecessor since November 1991 and has served as our Secretary since July 1997. Prior to joining our predecessor, Mr. DeAngelo was the Director of International Human Resources of Rockwell International Corporation.
Mr. DeAngelo is currently a member of the Payment and Health Care Delivery Committee of the Health Industry Manufacturers Association and chairman of the operating board for the Buffalo Hearing and Speech Center.

    CURTIS F. HOLMES, PH.D. has served as President of our subsidiary, Greatbatch-Hittman, Inc., since January 2000. Dr. Holmes served as Senior Vice President and Chief Operating Officer of Greatbatch-Hittman, Inc. from July 1999 to December 1999 and as our Senior Vice President from January 1999 to July 1999. From November 1980 to January 1999, Dr. Holmes served as our Vice President, Technology.

    ARTHUR J. LALONDE has served as our Vice President, Finance and Treasurer since July 1997 and previously served as the Controller of our predecessor from August 1988 to July 1997. Mr. Lalonde is a

Certified Public Accountant and a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

    RICHARD W. MOTT has served as our Group Vice President since August 1998. Mr. Mott served as our Vice President, Batteries from July 1997 to August 1998 and previously served as the Vice President, Batteries of our predecessor from September 1993 to December 1996 and from November 1997 to July 1997. Mr. Mott also served as Vice President and General Manager of Greatbatch Scientific from December 1996 to August 1998.

    SUSAN M. BRATTON has served as the General Manager, Electrochem Battery since July 1998 and previously served as the Director of Procurement for our company and our predecessor from June 1991 to July 1998. Ms. Bratton has held various positions with us since 1976.

    ROBERT C. RUSIN has served as our Vice President, Corporate Quality since July 1999. From August 1998 to July 1999, Mr. Rusin served as President and Chief Operating Officer of BioVector, Inc. From January 1997 to August 1998, Mr. Rusin served as Director, Sales and Distribution, of Greatbatch Scientific and previously served as Director, Greatbatch Surgical Products for our predecessor from January 1995 to January 1997.

    ESTHER S. TAKEUCHI, PH.D. has served as our Vice President, Research and Development since May 1999. Dr. Takeuchi served as our Director of Electrochemical Research from July 1997 to May 1999 and previously served as Director of Electrochemical Research of our predecessor from August 1991 to July 1997. The Electrochemical Society Inc. conferred the Battery Division Technology Award upon Dr. Takeuchi in 1995 and in 1998, the Western New York Section of the American Chemical Society presented Dr. Takeuchi with the 68th Jacob F. Schoellkopf Medal. Dr. Takeuchi was elected a Fellow of the American Institute for Medical and Biological Engineering in 1999.

    DAVID L. JAFFE has served as a director since December 1999. Mr. Jaffe is a Managing Director of DLJ Merchant Banking, Inc. Mr. Jaffe joined DLJ Merchant Banking, Inc. in 1984 and became a Managing Director in 1995. Mr. Jaffe serves on the boards of directors of Brand Scaffold Services, Inc., Duane Reade Inc., Shoppers Drug Mart, Inc. and Target Media Partners.

    ROBERT E. RICH, JR. has served as a director since July 1997. Mr. Rich has served as President of Rich Products Corporation, a frozen foods manufacturer, since 1978. Mr. Rich is a member of the board of directors of the Uniform Code Council and Grocery Manufacturers of America, Inc.

    DOUGLAS E. ROGERS has served as a director since July 1997. Since January 1997, Mr. Rogers has served as Managing Director of Global Health Care Partners, a unit of DLJ Merchant Banking specializing in private equity investment in health care businesses worldwide. Mr. Rogers previously served as head of U.S. Investment Banking at Baring Brothers and as a Senior Vice President at Lehman Brothers. Mr. Rogers serves on the board of directors of Charles River Laboratories Corp. and Computerized Medical Systems, Inc.

    HENRY WENDT has served as a director since July 1997. Since January 1997, Mr. Wendt has served as Chairman of Global Health Care Partners, a unit of DLJ Merchant Banking specializing in private equity investment in healthcare businesses worldwide. Mr. Wendt retired as Chairman of SmithKline Beecham p.l.c. in 1994 after completing a career of nearly 40 years in the pharmaceutical, healthcare products and services industries. Mr. Wendt is Chairman of the Board of Computerized Medical Systems, Inc., and serves on the board of directors of Charles River Laboratories Corp., The Egypt Investment Company and West
Marine, Inc., and also is a Trustee of the Trilateral Commission and Trustee Emeritus of the American Enterprise Institute.

    DAVID M. WITTELS has served as a director since July 1997. Mr. Wittels has been a Principal of DLJ Merchant Banking, Inc. since January 1997. For the past five years, Mr. Wittels has held various positions with DLJ Merchant Banking, Inc. He serves on the boards of AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.), Inc. and Ziff Davis Holdings, Inc.


    In accordance with the stockholders agreements described below, all of the parties to the stockholders agreements have agreed to cause our Chief Executive Officer, presently Mr. Voboril, to be a member of our Board of Directors. DLJ Merchant Banking nominated Messrs. Jaffe, Rich, Rogers, Wendt and Wittels to be directors.



BOARD OF DIRECTORS



    Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our Board of Directors elects our executive officers annually to serve until the next annual meeting of the Board of Directors, or until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office.


BOARD COMMITTEES

    Our Board of Directors has established a Compensation Committee, which consists of Messrs. Voboril, Wendt and Wittels. The Compensation Committee makes recommendations to the Board of Directors with respect to our general and specific compensation policies and administers our 1997 and 1998 stock option plans.

    The Board of Directors has established an Audit Committee, which consists of Messrs. Rogers, Rich and Jaffe. The Board of Directors intends to name two additional independent directors to the Audit Committee after consummation of this offering. The Audit Committee reviews and reports to the Board of Directors on the scope and results of audits by our independent auditors and recommends a firm of certified independent public accountants to serve as our independent auditors, subject to nomination by the Board of Directors and approval by the stockholders. The Audit Committee also authorizes all audit and other professional services rendered by our independent auditors and periodically reviews the independence of the auditors. Membership on the Audit Committee is restricted to directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, our Compensation Committee consisted of Messrs. Voboril, Wendt and Wittels and Lawrence A. Maciariello, a former director. Mr. Voboril served as our President, Chief Executive Officer and Chairman of the Board during 1999. In November 1997, we issued a loan to Mr. Voboril in the amount of $570,000, which matures on November 1, 2007, in connection with his purchase of shares of our common stock. Mr. Wittels is a Principal of DLJ Merchant Banking, Inc. and from June 1997 to July 1997, prior to our acquisition of Wilson Greatbatch Ltd., he served as our President.

COMPENSATION OF DIRECTORS

    Directors do not receive compensation for service as directors but are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to compensation for the year ended December 31, 1999 earned by our President, Chief Executive Officer and Chairman, and our four other most highly compensated executive officers as of December 31, 1999. In this prospectus, we refer to these individuals as our named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM COMPENSATION
                                                                                    --------------------------
                                               ANNUAL COMPENSATION                     AWARDS        PAYOUTS
                                 ------------------------------------------------   -------------   ----------
                                                                      OTHER          SECURITIES
                                                                      ANNUAL         UNDERLYING        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION           SALARY         BONUS(1)    COMPENSATION(2)       OPTIONS      PAYOUTS(3)   COMPENSATION(4)
---------------------------      -----------------   ---------   ----------------   -------------   ----------   ----------------
Edward F. Voboril..............  $         271,500   $253,078    $          --          68,233       $     --        $ 23,297
  President, Chief Executive
    Officer and Chairman

Larry T. DeAngelo..............            128,571     36,924               --          10,811        179,410          18,435
  Vice President,
    Administration and
    Secretary

Curtis F. Holmes, Ph.D.........            147,166     38,373           37,967          14,892        184,050         185,655
  President,
    Greatbatch-Hittman, Inc.

Richard W. Mott................            138,332     39,740               --          14,759        179,410          18,652
  Group Vice President

Fred Hittman...................            193,569         --               --           2,111             --           3,370
  Former President, Greatbatch-Hittman,
    Inc. (5)


------------------------------


(1) Represents payments we made in fiscal 1999 for bonuses earned in prior years.


(2) Includes reimbursement of $31,397 of relocation expenses for Dr. Holmes. No other annual compensation is reported for Mr. Voboril, Mr. DeAngelo, Mr. Mott or Mr. Hittman because perquisites and personal benefits did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus reported for these named executive officers.


(3) Represents payments we made in fiscal 1999 pursuant to our long term compensation plan, which was terminated in 1997. The final payment under the plan will be payable in 2001.



(4) Represents payments of term life insurance premiums of $3,497 for Mr. Voboril, $1,134 for Mr. DeAngelo and $1,761 for Dr. Holmes; our matching contributions to the 401(k) plan of $3,360 for Mr. Voboril, $2,744 for Mr. DeAngelo, $3,360 for Dr. Holmes, $2,923 for Mr. Mott and $3,370 for
    Mr. Hittman; our contributions under the ESOP plan of $8,440 for Mr. Voboril, $7,847 for Mr. DeAngelo, $8,147 for Dr. Holmes and $8,479 for Mr. Mott, which contributions represent 938, 872, 905 and 942 shares of our common stock, respectively; our contributions under our defined contribution pension plan of $8,000 for Mr. Voboril, $6,710 for Mr. DeAngelo, $6,965 for Dr. Holmes and $7,250 for Mr. Mott; and a payout of $165,422 to Dr. Holmes made in fiscal 1999 in respect of stock appreciation rights granted in prior years.



(5) Mr. Hittman served as the President of Greatbatch-Hittman, Inc. until his retirement on December 31, 1999.


STOCK OPTION GRANTS

    The following table sets forth the stock options we granted during the fiscal year ended December 31, 1999 to each of the named executive officers, including the potential realizable value over the 10 year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price performance. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                    INDIVIDUAL GRANTS
                       ----------------------------------------------------------------------------
                               NUMBER OF               PERCENTAGE OF
                              SECURITIES               TOTAL OPTIONS
                              UNDERLYING                 GRANTED IN                EXERCISE
NAME                        OPTIONS GRANTED             FISCAL 1999             PRICE ($/SHARE)
----                   -------------------------   ----------------------   -----------------------
Edward F. Voboril....                    3,167                      1.3%    $               9.00

Edward F. Voboril....                   30,000                     13.0                     9.00

Edward F. Voboril....                   35,067                     15.1                     9.00

Larry T. DeAngelo....                    1,511                      0.6                     9.00

Larry T. DeAngelo....                    9,300                      4.0                     9.00

Curtis F.
  Holmes, Ph.D.......                    1,759                      0.7                     9.00

Curtis F.
  Holmes, Ph.D.......                   13,133                      5.7                     9.00

Richard W. Mott......                    1,626                      0.7                     9.00

Richard W. Mott......                   13,133                      5.7                     9.00

Fred Hittman.........                    2,111                      0.8                     9.00

                                                                        POTENTIAL REALIZABLE
                                INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                       ------------------------------------                RATES OF STOCK
                                                                         PRICE APPRECIATION
                                                                        FOR OPTIONS TERM(1)
                                                              ----------------------------------------
NAME                             EXPIRATION DATE                      5%                   10%
----                   ------------------------------------   -------------------   ------------------
Edward F. Voboril....  September 23, 2009                     $            46,705   $           75,618
Edward F. Voboril....  March 10, 2009                                     442,422              716,310
Edward F. Voboril....  December 31, 2009                                  517,147              837,577
Larry T. DeAngelo....  September 23, 2009                                  22,283               36,078
Larry T. DeAngelo....  December 31, 2009                                  137,337              222,056
Curtis F.
  Holmes, Ph.D.......  September 23, 2009                                  25,940               41,999
Curtis F.
  Holmes, Ph.D.......  December 31, 2009                                  193,677              313,576
Richard W. Mott......  September 23, 2009                                  23,979               38,824
Richard W. Mott......  December 31, 2009                                  193,677              313,576
Fred Hittman.........  December 31, 2000                                    2,216                2,322


------------------------------

(1) Computed using the fair market value on the date of grant of $9.00, as determined by our Board of Directors.

FISCAL YEAR END OPTION VALUES


    The table below provides information about the number and value of options held by the named executive officers at December 31, 1999. In the absence of a regular, active public market for our common stock, and based in part on consideration of comparable companies, the Compensation Committee estimated the fair value of the stock options granted in fiscal 1999 to have been $9.00 per share. The values of in-the-money options have been calculated on the basis of a $9.00 per share fair market value of our common stock as of that date, less the applicable exercise price.


                             YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                         OPTIONS AT                  MONEY OPTIONS AT
                                                      DECEMBER 31, 1999              DECEMBER 31, 1999
                                                 ---------------------------   -----------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                                 -----------   -------------   ------------   --------------
Edward F. Voboril..............................     51,053        202,414        $239,116        $689,684
Larry T. DeAngelo..............................     21,158         67,386         107,392         309,408
Curtis F. Holmes, Ph.D.........................     22,080         73,946         112,426         324,774
Richard W. Mott................................     23,133         76,013         112,426         324,774
Fred Hittman...................................      2,111             --              --              --

EMPLOYMENT AGREEMENT


    On July 9, 1997, we entered into an employment agreement with Mr. Voboril, our President, Chief Executive Officer and Chairman. The agreement currently expires on June 30, 2001 and automatically extends for additional one year periods until we or Mr. Voboril gives notice to terminate not less than 12 months prior to the proposed termination date. We currently pay Mr. Voboril $320,000 per year and our Compensation Committee, along with our Board of Directors, has the right to increase Mr. Voboril's salary. Under the agreement, Mr. Voboril is entitled to a bonus equal to 75% of his current base salary if our company achieves financial targets set by our Board of Directors and reflected in our annual budget.


    If we terminate Mr. Voboril's employment without cause or if Mr. Voboril terminates his employment for good reason, we have agreed to pay to Mr. Voboril the greater of $285,000 or his current annual base salary and a bonus for the year of termination equal to a percentage of his base salary. If we terminate his employment without cause within six months before, or twelve months after, a change in control of our company, we will pay Mr. Voboril an amount equal to his current annual salary and a bonus equal to 75% of his current base salary. In addition, all performance stock options held by Mr. Voboril will automatically vest and he will have the right to exercise all unexercised options.

    If we terminate Mr. Voboril's employment for cause or if Mr. Voboril terminates his employment without good reason, we will pay him his accrued base salary and other compensation that has accrued as of the termination date. However, we will not pay Mr. Voboril an annual bonus if we terminate his employment with cause, and any stock options granted to Mr. Voboril that have not vested will be forfeited and canceled. If we terminate Mr. Voboril for cause, we may, at our election, purchase all of his shares and vested stock options at the lesser of the shares' cost or fair market value.

    So long as Mr. Voboril is not terminated without cause, he has agreed not to compete, directly or indirectly, against us during his employment and for two years after his employment ends. In addition, Mr. Voboril has agreed not to solicit any of our employees for two years after his employment ends.

    We have not entered into employment agreements with our other named executive officers.

STOCK PLANS


    We have two stock option plans that provide for the issuance of nonqualified and incentive stock options to our key employees and key employees of our subsidiaries. The terms of our 1997 stock option plan and 1998 stock option plan are substantially the same and both plans are administered by our Compensation Committee. Our 1997 stock option plan authorizes the issuance of options to acquire up to 800,000 shares of our common stock and our 1998 stock option plan authorizes the issuance of options to acquire up to 2,033,333 shares of our common stock. Options granted under our 1997 and 1998 stock option plans generally vest over a three to five year period and the vesting period can be accelerated depending upon the achievement by our company of performance standards, including earnings targets. Options expire 10 years from the date of the grant, except that incentive stock options granted to key employees expire five years from the date of grant. Options are granted with exercise prices equal to the fair market value of our common stock on the date of the grant. Options generally are non-transferable, other than by will or the laws of descent and distribution and are exercisable only by the grantee while the grantee is alive. Both of our stock option plans contain a change in control provision. If a change in control of our company occurs, at the discretion of our Compensation Committee, each option granted under our stock option plans may be terminated. If this occurs, we are to pay each optionholder an amount equal to the difference between the fair market value of each share and the exercise price per share. This amount would be payable upon the closing of a transaction that results in a change in control.



    As of May 1, 2000, 967,028 shares of our common stock were issuable upon exercise of outstanding stock options, subject in some cases to vesting conditions, and 1,818,592 options were available for future grants under our 1997 and 1998 stock option plans. The weighted average remaining contractual life of granted options is seven years. The average weighted exercise price per share of the options outstanding as of May 1, 2000 was $5.34.

INCENTIVE COMPENSATION PLANS

    We sponsor various incentive compensation programs, which provide for the payment of cash to key employees based upon achievement of specific earnings goals before incentive compensation expense. The scheduled aggregate payment amounts relating to our deferred compensation plans as of March 31, 2000 were as follows:

                                                               (IN THOUSANDS)
                                                              ----------------
2000........................................................       $  680
2001........................................................          660
2002........................................................           14
                                                                   ------
                                                                    1,354
Less current maturities of deferred compensation (included
  in accrued liabilities)...................................         (680)
                                                                   ------
Long-term portion of deferred compensation..................       $  674
                                                                   ======

EMPLOYEE STOCK OWNERSHIP PLAN


    We sponsor an employee stock ownership plan, or ESOP, and related trust as a long-term benefit for substantially all of our employees. There are two components to contributions under the ESOP. The first component is a defined contribution pension plan whose annual contribution equals 5% of each employee's compensation. Contributions to the ESOP are in the form of our common stock. The second component is a discretionary profit sharing contribution determined by the Board of Directors. This profit sharing contribution is also contributed to the ESOP in the form of shares of our common stock. The ESOP is subject to contribution limitations and vesting requirements.

                           RELATED PARTY TRANSACTIONS


    We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.



LEVERAGED BUYOUT



    In July 1997, DLJ Merchant Banking and members of our management acquired our predecessor company, Wilson Greatbatch Ltd., in a leveraged buyout transaction. As a result of the leveraged buyout and transactions entered into in connection with it:



    - DLJ Merchant Banking acquired 86.4% of our common stock;



    - Greatbatch family members, who were the former controlling shareholders of our predecessor company, acquired 9.2% of our common stock;



    - members of our management acquired 2.2% of our common stock; and



    - holders of our 13% senior subordinated notes not affiliated with DLJ Merchant Banking acquired the remaining 2.2% of our common stock.



SALES OF COMMON STOCK TO MANAGEMENT



    In July 1997, in connection with the leveraged buyout, we sold 13,910,606 shares of our common stock to DLJ Merchant Banking for an aggregate purchase price of $41,731,818. At that time, we also issued the following number of shares of common stock for the following purchase price to some of our executive officers:



                                                              NUMBER OF SHARES   PURCHASE PRICE
                                                              ----------------   --------------
Edward F. Voboril...........................................       95,000           $285,000
Tim H. Belstadt.............................................       37,000            111,000
Larry T. DeAngelo...........................................       42,667            128,000
Curtis F. Holmes, Ph.D......................................       44,667            134,000
Arthur J. Lalonde...........................................       30,000             90,000
Richard W. Mott.............................................       44,667            134,000
Susan M. Bratton............................................       23,667             71,000



    In November 1997, we sold 561,332 shares of our common stock, for an aggregate purchase price of $1,684,000, to some of our executive officers and issued loans to them in the amount of their respective purchase price, as further described below.



    In August 1998, we sold 4,748,973 shares of our common stock to DLJ Merchant Banking for an aggregate purchase price of $14,246,919. At that time we also sold the following number of shares of common stock for the following purchase price to some of our executive officers:



                                                              NUMBER OF SHARES   PURCHASE PRICE
                                                              ----------------   --------------
Edward F. Voboril...........................................      101,370           $304,110
Tim H. Belstadt.............................................       33,333             99,999
Larry T. DeAngelo...........................................       45,527            136,381
Curtis F. Holmes, Ph.D......................................       47,662            142,986
Arthur J. Lalonde...........................................       33,831            101,493
Richard W. Mott.............................................       10,000             30,000
Susan M. Bratton............................................       26,667             80,001



    In September 1999, we sold 83,333 shares of our common stock for an aggregate purchase price of $750,000 to Fred Hittman, who at that time was serving as President of Greatbatch-Hittman, Inc.

DIRECTOR AND OFFICER LOANS


    On November 1, 1997, we issued loans to a number of our executive officers and key employees in connection with their purchases of shares of our common stock. Each loan bears interest at an annual rate of 6.42%, is secured by a pledge of the shares purchased with the proceeds of the loan and matures on November 1, 2007. The following table sets forth, with respect to our current and former executive officers and directors, the purchase price for the common stock, which is equal to the amount of indebtedness owed to us by each individual as of May 1, 2000 and the largest aggregate amount of indebtedness outstanding during the year ended December 31, 1999, and the number of shares of our common stock purchased and pledged by each individual to secure that indebtedness:



                                                              INDEBTEDNESS   SHARES PURCHASED
                                                              ------------   ----------------
Edward F. Voboril...........................................   $  570,000        190,000
Larry T. DeAngelo...........................................      256,000         85,333
Curtis F. Holmes, Ph.D......................................      268,000         89,333
Arthur J. Lalonde...........................................      180,000         60,000
Richard W. Mott.............................................      268,000         89,333
Susan M. Bratton............................................      142,000         47,333
                                                               ----------        -------
      Total.................................................   $1,684,000        561,332
                                                               ==========        =======



    The borrowers will have the option to repay their respective loans by tendering to us, at the time of the offering, a number of their shares of our common stock equal to their indebtedness, based on a price per share equal to the initial public offering price per share.


SECURITIES PURCHASE AGREEMENT


    In July 1997, we and WGL Acquisition Corp., a company formed by DLJ Merchant Banking to acquire all of the shares of our predecessor, which later merged into our predecessor, entered into a securities purchase agreement with DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation, all of which are entities affiliated with DLJ Merchant Banking, and The Northwestern Mutual Life Insurance Company. In accordance with the agreement, we issued and sold 1,062,771 shares which at the time of issuance represented approximately 7% of our common stock. At the same time as the share issuance, WGL Acquisition Corp. issued 13% senior subordinated notes in the aggregate principal amount of $25.0 million, which have since become obligations of our company. Our senior subordinated notes mature on July 1, 2007. Affiliates of DLJ Merchant Banking originally purchased $22.5 million of the principal amount of the notes. In October 1997, an affiliate of DLJ Merchant Banking transferred $5.0 million of the principal amount of the notes to an affiliate of Merrill Lynch, Pierce Fenner & Smith Incorporated.


REGISTRATION AND ANTI-DILUTION AGREEMENT


    We entered into a registration and anti-dilution agreement with DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation, all of which are entities affiliated with DLJ Merchant Banking, and The Northwestern Mutual Life Insurance Company in July 1997. The agreement provides for adjustments to the numbers of shares held by the purchasers to prevent dilution from issuance of shares for less than fair market price. If we propose to register any of our common stock under the Securities Act, either for our own account or for the account of other securityholders, the purchasing parties are entitled to include their shares in the registration. In addition, parties holding more than 25% of the securities entitled to registration may require us to prepare and file a registration statement under the Securities Act at any time after this offering. We are not obligated to effect more than two of these demand registrations. The managing underwriter of the offering has the right to limit the number of shares in any registration relating to the agreement if the underwriter believes that the success of the offering would be materially and adversely affected because of its size or kind. If more than half of the securities entitled to registration are excluded by the managing underwriter, the holders of the registration rights are to be given an additional demand registration.


NOTE REGISTRATION RIGHTS AGREEMENT


    We entered into a registration and anti-dilution agreement with DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation, all of which are entities affiliated with DLJ Merchant Banking, and The Northwestern Mutual Life Insurance Company in July 1997. The agreement provides that the parties will receive sufficient shares to prevent dilution in certain instances, if we issue shares for less than the current market price, and grants the parties certain registration rights with respect to the 13% senior subordinated notes. We intend to use the net proceeds of this offering to repay all of the 13% senior subordinated notes.


AMENDED AND RESTATED CREDIT AGREEMENT


    We entered into a credit agreement with a syndicate of financial institutions led by DLJ Capital Funding, Inc. on July 10, 1997. DLJ Capital Funding, Inc. is an affiliate of DLJ Merchant Banking. The parties to the credit agreement amended and restated it on August 7, 1998. On November 15, 1999, the parties to the credit agreement entered into a waiver and amendment which, among other things, waived compliance with financial covenants contained in the credit agreement. On February 10, 2000, the parties to the credit agreement again amended provisions of the credit agreement governing the applicable interest margins and financial covenants. The credit agreement includes the following commitments:


    - a Term A loan commitment, under which:

      - there is a maximum principal amount of $50.0 million;

      - loan amounts bear interest, at our option, at prime plus 2.25% or LIBOR plus 3.50%;

      - we had $45.0 million outstanding as of May 1, 2000; and

      - loans mature on September 30, 2004.

    - a Term B loan commitment, under which:

      - there is a maximum principal amount of $60.0 million;

      - loan amounts bear interest, at our option, at prime plus 2.50% or LIBOR plus 3.75%;

      - we had $59.1 million outstanding as of May 1, 2000; and

      - loans mature on September 30, 2006.

    - a revolving line of credit commitment, under which:


      - there is a maximum principal amount of $13.0 million, which may increase to $20.0 million after December 31, 2000, in each case if we meet our financial targets, including the debt to EBITDA ratio set forth in the credit agreement;


      - we had $1.8 million outstanding and $11.2 million available, subject to customary borrowing conditions, as of May 1, 2000;

      - loan amounts bear interest at prime plus 2.25% or LIBOR plus 3.50%;

      - we pay a commitment fee equal to 0.50% per year, calculated on the unused portion on the revolving loan commitment; and

      - loans mature on September 30, 2004.

    The credit agreement also includes a letter of credit commitment in the maximum aggregate stated amount of $10.0 million and a swing line loan commitment in a maximum aggregate outstanding principal amount of $2.0 million. Our swing line loan facility is a subfacility of the revolving line of credit in which the agent advances funds on the same day, following timely notice by telephone, on behalf of the revolving credit lenders as a convenience for us and as an administrative convenience for the revolving credit lenders. The revolving credit lenders are required to fund their pro rata share of any swing line loan at the request of the agent if we do not repay the swing line loan.



    The credit agreement is subject to conditions precedent, financial covenants, representations and warranties, as well as affirmative and negative covenants. Borrowings under the credit agreement are secured by our shares and shares of one of our affiliates, balances, credits and deposits and monies held by the lenders and substantially all of our assets. In connection with the credit agreement, we pledged all of the issued and outstanding shares of common stock of our subsidiary, WGL Intermediate Holdings, Inc., and that company pledged all of the issued and outstanding common shares of its subsidiary, Wilson Greatbatch Ltd., to Fleet National Bank, as administrative agent under the credit agreement.



    The credit agreement provides that a change in control of our company constitutes an event of default. The failure of DLJ Merchant Banking to own in excess of 50% of the capital stock of our company and the failure of DLJ Merchant Banking to have the right to elect a majority of our Board of Directors constitute change in control events.


    The credit agreement, in connection with the pledge agreements we entered into, entitles the holders of shares pledged under those agreements to require us to register the shares under the Securities Act if the administrative agent determines to exercise his right to sell the pledged shares upon the occurrence of an event of default under the credit agreement. In the event that we fail to register the pledged shares pursuant to the credit agreement, we will pay, as liquidated damages, an amount equal to the pledged shares' value as of the date that the administrative agent demanded registration.


    In connection with the credit agreement, we have paid the following amounts to affiliates of DLJ Merchant Banking in the periods indicated for interest and various fees, including commitment, waiver and amendment and debt financing fees:



YEAR                                                   INTEREST PAID   FEES PAID
----                                                   -------------   ----------
1997.................................................    $423,886      $1,102,500
1998.................................................      52,246       1,709,189
1999.................................................          --              --
2000.................................................          --              --



STOCKHOLDERS AGREEMENTS



    In July 1997, we entered into three separate stockholders agreements with DLJ Merchant Banking and other parties, including members of our management who participated in the leveraged buyout and are stockholders of our company. The terms of the three stockholders agreements are substantially the same. In the agreements, we agreed to matters in connection with our management and operations and the sale, transfer and other disposition of our stock by the parties. The stockholders agreements will survive the closing of this offering. The agreements provide that the parties to the agreements and our company will take all action required to cause our Board of Directors to consist of eight directors, one of whom shall be our Chief Executive Officer. So long as they collectively beneficially own at least 3% of the fully-diluted shares of our common stock, members of the Greatbatch family, who are the former controlling stockholders of our company, have the right to nominate one director to our Board of Directors. DLJ Merchant Banking has the right to nominate all other members of our Board of

Directors. The parties to the stockholders agreements have agreed to vote in favor of nominees selected by DLJ Merchant Banking and, if applicable, the Greatbatch family nominee.



    Subject to pro rata and underwriter exceptions, if we propose to file a registration statement relating to an offering of any of our equity securities, the parties to the agreements have the right to have their shares of our common stock registered and sold as part of the offering.


DLJ FINANCIAL ADVISORY AGREEMENT


    On July 10, 1997, we appointed Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, to act as our exclusive financial advisor with respect to reviewing and analyzing financial alternatives for our company. Under the agreement, DLJ assists us from time to time in analyzing our operations and historical performance as well as our future prospects, with a view to meeting our long term strategic objectives. The agreement expires on July 10, 2002. In accordance with this agreement, we pay DLJ $100,000 annually and as further compensation, DLJ has the right to act as our exclusive financial advisor and sole managing underwriter for any underwritten public offering of our stock and other financial transactions consummated by our company during the engagement period. DLJ is an affiliate of DLJ Merchant Banking and is one of the joint book-running managers for this offering.


HITTMAN AGREEMENTS


    In August 1998, we purchased all of the outstanding capital stock of Hittman from Fred Hittman, the sole shareholder, for $71.8 million. Fred Hittman subsequently served as the President of our subsidiary Greatbatch-Hittman, Inc. until his retirement on December 31, 1999. We paid $69.0 million of the purchase price at the time of the acquisition and an additional $2.8 million after Hittman achieved financial targets in 1998.



    We lease our Columbia, Maryland facility from Mr. Hittman under an agreement that expires in 2006. In accordance with the agreement, we made payments to Mr. Hittman of $83,655 for the period from August 8, 1998 to the end of fiscal 1998 and $210,600 in 1999. The annual rental payment under the lease is $210,600 until 2003, at which time it increases annually until the termination of the lease. The average annual rental payment throughout the term of the lease is $219,600. In addition, we have an option to purchase the leased property for the agreed fair market value at the time when the lease expires.



    In August 1999, we entered into a stockholders agreement with Fred Hittman, then President of Greatbatch-Hittman, Inc., and DLJ Merchant Banking. In the agreement, we and Fred Hittman agreed to matters in connection with the sale, transfer or other disposition of the common stock by Fred Hittman. The stockholders agreement will survive the closing of this offering. The stockholders agreement provides that Fred Hittman will take all action required to cause our Board of Directors to include all of the directors designated by DLJ Partners II or its successor in interest.


GREATBATCH LEASE AGREEMENT


    We lease approximately 18,550 square feet at one of our Clarence, New York facilities from Warren Greatbatch, as trustee under an irrevocable trust agreement for the benefit of Ericka Dee Greatbatch, who is the niece of Lawrence
A. Maciariello, a former director. Warren Greatbatch is the brother-in-law of Mr. Maciariello. In accordance with the lease agreement, which will expire on March 31, 2018, we made payments to the trust of $86,400 per year in each of fiscal 1997, 1998 and 1999. This lease provides that the rental rate is to be adjusted in 2003, 2008 and 2013 to reflect the fair market rental value at that time.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of May 1, 2000, and as adjusted to reflect the sale of shares of our common stock in this offering, by:

    - each person who owns more than 5% of our outstanding shares of common stock;

    - each of our named executive officers;

    - each of our directors; and

    - all of our directors and executive officers as a group.


                                                                                               PERCENTAGE OF
                                                                                               COMMON STOCK
                                                                                                OUTSTANDING
                                                                   NUMBER OF SHARES         -------------------
                                                                     BENEFICIALLY            BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                                 OWNED              OFFERING   OFFERING
------------------------                                      ---------------------------   --------   --------
Entities affiliated with DLJ Merchant
Banking Partners II, L.P. (1)(2)............................                  17,047,025      81.1%          %
  277 Park Avenue
  New York, New York 10172
Edward F. Voboril (3)(4)....................................                     437,422       2.1%          %
Larry T. DeAngelo (3)(5)....................................                     194,685         *          *
Curtis F. Holmes, Ph.D. (3)(6)..............................                     203,741         *          *
Richard W. Mott (3)(7)......................................                     161,441         *          *
Fred Hittman(8).............................................                      83,333         *          *
David L. Jaffe (2)(9).......................................                  17,047,025      81.1%          %
Robert E. Rich, Jr.(3)(10)..................................                      33,333         *          *
Douglas E. Rogers (2)(9)....................................                  17,047,025      81.1%          %
Henry Wendt (2)(9)..........................................                  17,047,025      81.1%          %
David M. Wittels (2)(9).....................................                  17,047,025      81.1%          %
All directors and executive officers as a
group (10 persons) (2)(3)(4)(5)(6)(7)(9)(10)(11)............                  18,216,338      86.7%          %


--------------------------

*   Less than 1%.

(1) Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, L.P. and DLJ ESC II, L.P.


(2) Voting power with respect to the shares reported is shared, pursuant to the stockholders agreements entered into in July 1997 and August 1999, with the other parties to the stockholders agreements. Therefore, the various entities affiliated with DLJ Merchant Banking and Messrs. Jaffe, Rogers, Wendt and Wittels each may be deemed to beneficially own all of the 21,021,597 shares of common stock with respect to which voting power is shared pursuant to the stockholders agreements, which is equivalent to
    100.0% of the common stock outstanding before this offering and    % of the
    common stock outstanding after this offering.



(3) Voting power with respect to the shares reported is shared, pursuant to stockholders agreements entered into in July 1997, with the other parties to the stockholders agreements. Therefore, Messrs. Voboril, DeAngelo, Holmes, Mott and Rich each may be deemed to beneficially own all of the shares of common stock with respect to which voting power is shared pursuant to the stockholders agreements.



(4) Includes 51,053 shares Mr. Voboril has the right to acquire pursuant to options exercisable within 60 days after May 1, 2000. Mr. Voboril shares voting power with respect to 19,967,340 shares of common stock, which is equivalent to 94.8% of the common stock outstanding before this offering and
       % of the common stock outstanding after this offering.

(5) Includes 21,158 shares Mr. DeAngelo has the right to acquire pursuant to options exercisable within 60 days after May 1, 2000. Mr. DeAngelo shares voting power with respect to 19,937,445 shares of common stock, which is equivalent to 94.7% of the common stock outstanding before this offering and
       % of the common stock outstanding after this offering.



(6) Includes 22,080 shares Mr. Holmes has the right to acquire pursuant to options exercisable within 60 days after May 1, 2000. Mr. Holmes shares voting power with respect to 19,938,367 shares of common stock, which is equivalent to 94.7% of the common stock outstanding before this offering and
      % of the common stock outstanding after this offering.



(7) Includes 1,443 shares held by Mr. Mott as trustee of the Sarah E. Mott Trust, 1,443 shares held by Mr. Mott as trustee of the Lindsay Mott Trust, 1,443 shares held by Mr. Mott as trustee of the Rachel Mott Trust and 23,113 shares Mr. Mott has the right to acquire pursuant to options exercisable within 60 days after May 1, 2000. Mr. Mott shares voting power with respect to 19,939,400 shares of common stock, which is equivalent to 94.7% of the
    common stock outstanding before this offering and   % of this common stock
    outstanding after this offering.



(8) Voting power with respect to the shares reported is shared, pursuant to a stockholders agreement entered into in August 1999, with the other parties to the stockholders agreement. Therefore, Mr. Hittman may be deemed to beneficially own all of the shares of common stock with respect to which voting power is shared pursuant to the stockholders agreement. Mr. Hittman shares voting power with respect to 17,130,358 shares of common stock, which is equivalent to 81.5% of the common stock outstanding before this offering
    and    % of the common stock outstanding after this offering.



(9) Consists of shares held by entities affiliated with DLJ Merchant Banking Partners II, L.P., all of which are funds managed by DLJ Merchant Banking. Messrs. Jaffe, Rogers, Wendt and Wittels disclaim beneficial ownership of such shares.



(10) Mr. Rich shares voting power with respect to 19,916,287 shares of common stock, which is equivalent to 94.7% of the common stock outstanding before
    this offering and    % of the common stock outstanding after this offering.



(11) All directors and executive officers as a group share voting power with respect to, and therefore may be deemed to beneficially own, 21,139,001 shares of common stock, which is equivalent to 100.0% of the common stock
    outstanding before this offering and    % of the common stock outstanding
    after this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the consummation of this offering, the authorized capital stock of our company will consist of 100,000,000 shares of common stock, par value $.001 per share, and 100,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of May 1, 2000, there were 21,021,597 shares of common stock outstanding that were held of record by more than 100 stockholders. Upon completion of this offering, there will be outstanding shares of common stock, no outstanding shares of
preferred stock and options to purchase             shares of common stock.


    The following discussion summarizes the material provisions of our capital stock and the anti-takeover provisions that will be contained in our certificate of incorporation and bylaws upon consummation of this offering. This summary is qualified by our restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.



    Our restated certificate of incorporation and bylaws contain provisions, such as the authorization of "blank check" preferred stock, limiting who may call special meetings of our stockholders and advance notice procedures that are required for stockholders to nominate candidates for election to our Board of Directors or propose matters to be acted upon at stockholder meetings, which are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, unless such takeover or change in control is approved by our Board of Directors.


COMMON STOCK

    Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of our Board of Directors. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive dividends as may be declared by our Board of Directors. The common stock is entitled to receive pro rata all of the assets of our company available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    Our Board of Directors will be authorized, without further action by our stockholders, to issue shares of preferred stock in one or more series. The Board will have discretion to determine the rights, preferences, privileges and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any shares of preferred stock.

OPTIONS

    As of May 1, 2000, options to purchase a total of 967,028 shares of our common stock were outstanding, and options to acquire up to 1,818,592 shares of common stock may be available for future issuance under our existing stock option plans. The average weighted exercise price per share of the options outstanding as of May 1, 2000 was $5.34.

REGISTRATION RIGHTS


    After this offering, the holders of 21,021,597 shares of our common stock will be entitled to registration rights. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include shares of common stock, subject to pro rata and underwriting exceptions. Additionally, some of our stockholders have demand registration rights pursuant to which they may require us on up to two occasions, to file a registration statement under the Securities Act at our expense. The registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a required registration within 180 days following an offering of our securities pursuant to a registration statement in connection with an underwritten public offering, including this offering. If more than half of the securities entitled to demand registration are excluded by the underwriters, the holders of demand registration rights are to be given an additional demand registration right. These registration rights are also subject to our right not to effect a requested registration, for no more than one 120 day period during any calendar year, if our Board of Directors determines in good faith to delay the filing to allow our company to include financial statements in the registration statement or if our Board of Directors reasonably determines that effectiveness of the registration statement or an offering would materially adversely affect a pending or proposed acquisition, merger or other significant corporate transaction.


LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

    Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders' derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of this offering. We also maintain directors and officers insurance.

DELAWARE ANTI-TAKEOVER LAW


    We are subject to Section 203 of the Delaware General Corporation law which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law does not include interested stockholders prior to the time our common stock is listed on The New York Stock Exchange. The law defines the term "business combination" to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have             outstanding
shares of common stock and outstanding options to purchase             shares of
our common stock, assuming no exercise of the underwriters' over-allotment
option and no additional option grants or exercises after             , 2000. Of
the             shares to be sold in this offering,             shares will be
subject to the lock-up agreements described below, assuming that we sell all shares reserved under our directed share program to the entities or persons for
whom these shares have been reserved. We expect that the remaining       shares,
plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the
Securities Act. The remaining             shares outstanding and
            shares subject to outstanding options are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144, Rule 144(k) or Rule 701 promulgated under the Securities Act, which are summarized below.

LOCK-UP AGREEMENTS


    We, our executive officers and directors and substantially all of our stockholders, including DLJ Merchant Banking, have agreed, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:


    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in these clauses are to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately       shares immediately after this offering; and

    - the average weekly trading volume of our common stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701


    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with holding period and in some cases volume limitation and other restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144, 90 days after the effective date of this offering without complying with the holding period requirement contained in Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 90 days after the effective date of this offering without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.


REGISTRATION RIGHTS

    After this offering, the holders of approximately 21,021,597 shares of common stock will be entitled to rights with respect to registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, except for shares purchased by affiliates of our company, becoming freely tradable without restriction under the Securities Act immediately on the effective date of this offering.

STOCK OPTIONS

    Following expiration of the 180 day lock-up period described above, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock option plans. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement dated
            , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc. and DLJDIRECT Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below.

                                                                   NUMBER
    UNDERWRITERS                                                  OF SHARES
    ------------                                                  ---------
    Donaldson, Lufkin & Jenrette Securities Corporation.........
    Merrill Lynch, Pierce, Fenner & Smith
              Incorporated......................................
    Banc of America Securities LLC..............................
    U.S. Bancorp Piper Jaffray Inc..............................
    DLJDIRECT Inc...............................................
                                                                     ---
        Total...................................................
                                                                     ===

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all the shares of our common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters propose initially to offer some of the shares of our common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares of our common stock to dealers, including the underwriters, at the public offering price less a concession not in excess
of $      per share. The underwriters may allow, and these dealers may re-allow,
a concession not in excess of $      per share on sales to other dealers. After
the initial offering of our shares to the public, the representatives of the underwriters may change the public offering price and other selling terms.

    We have granted to the underwriters an option, exercisable within 30 days after the date of the underwriting agreement, to purchase up to additional shares of our common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to their initial purchase commitment.

    The following table shows the underwriting fees to be paid by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................    $             $
Total................................................    $             $

    We will pay the offering expenses, estimated to be $   .

    We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of those liabilities.

    We, our executive officers and directors and substantially all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in these clauses are to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

    The underwriting agreement contains limited exceptions to these lock-up agreements.

    In addition, during this 180 day period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and a substantially all of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    Prior to this offering, there was no established trading market for our common stock. The initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

    - the history of and the prospects for the industry in which we compete;

    - the ability of our management;

    - our past and present operations;

    - our prospects for future earnings;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of securities of generally comparable companies.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered in this prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered in this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.


    In connection with this offering, some underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short positions by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed shares of our common stock in syndicate covering transactions, in stabilizing transactions or in some other way if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.



    At our request, certain of the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers, directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares of our common stock. Reserved shares will not be subject to lock-up agreements.


    We have applied to have our common stock listed on The New York Stock Exchange under the symbol "GB."

    An electronic prospectus is available on the web sites maintained by Merrill Lynch and DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, respectively. Other than the prospectus in electronic format, the information on the Merrill Lynch and DLJDIRECT Inc. web sites relating to this offering is not a part of this prospectus.


    DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, L.P. and DLJ ESC II, L.P., each of which is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, are stockholders of our company. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated owns 637,662 shares of our common stock.


    In addition, DLJ Merchant Banking Partners II, L.P and its affiliates have the right to appoint a majority of the members of our Board of Directors. DLJ Capital Funding, Inc. acted as syndication agent and is a lender under our bank credit facility. In addition, affiliates of some of the underwriters are lenders under our bank credit facility and will receive proceeds from this offering upon repayment of this indebtedness. Prior to this offering, Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates and employees owned an aggregate of approximately 81% of the issued and outstanding shares of our common stock.

    The offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the NASD, which provides that, among other things, when an NASD member distributes securities of a company in which it owns 10% or more of the company's outstanding voting securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting specified standards. In accordance with this requirement, Merrill Lynch, Pierce, Fenner & Smith Incorporated will serve in this role and will recommend a price in compliance with the requirements of Rule 2720. In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its role as qualified independent underwriter, has exercised its usual standards of "due diligence" and has reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part and will recommend the maximum price at which our common stock may be offered hereby. As compensation for serving as the qualified independent underwriter, we have agreed to pay Merrill Lynch, Pierce, Fenner & Smith Incorporated $5,000.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Weil, Gotshal & Manges LLP, Houston, Texas. Certain legal matters relating to the common stock offered by this prospectus will be passed on for the underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                    EXPERTS

    The consolidated balance sheets of Wilson Greatbatch Technologies, Inc. and subsidiary as of January 1, 1999 and December 31, 1999 and the consolidated statements of operations, stockholders' equity and cash flows for the period from July 11, 1997 to January 2, 1998 and for each of the two years in the period ended December 31, 1999 and the statements of operations, stockholders' equity and cash flows of Wilson Greatbatch Ltd. for the period from January 1, 1997 to July 10, 1997 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of which this prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Hittman Materials and Medical Components, Inc. at August 7, 1998 and December 31, 1997 and for the period from January 1, 1998 through August 7, 1998 and for the year ended December 31, 1997 have been included herein in reliance upon the report of Grant Thornton LLP, independent public accountants, appearing elsewhere herein and given on the authority of said firm as experts in auditing and accounting in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information about us and the common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete. Reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. The registration statement, including related exhibits and schedules, may be inspected without charge at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from:

    - the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549; or

    - the Commission's regional offices in:

      - New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048; or

      - Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the web site is WWW.SEC.GOV.

    We intend to furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY AND
  WILSON GREATBATCH LTD.:

  Independent Auditors' Report..............................  F-2

  Consolidated Balance Sheets as of January 1, 1999 and
    December 31, 1999.......................................  F-3

  Statement of Operations for the period from January 1,
    1997 to July 10, 1997 and Consolidated Statements of
    Operations for the period from July 11, 1997 to January
    2, 1998 and the years ended January 1, 1999 and December
    31, 1999................................................  F-4

  Statement of Stockholders' Equity for the period from
    January 1, 1997 to July 10, 1997 and Consolidated
    Statements of Stockholders' Equity for the period from
    July 11, 1997 to January 2, 1998 and for the years ended
    January 1, 1999 and December 31, 1999...................  F-5

  Statement of Cash Flows for the period from January 1,
    1997 to July 10, 1997 and Consolidated Statements of
    Cash Flows for the period from July 11, 1997 to January
    2, 1998 and for the years ended January 1, 1999 and
    December 31, 1999.......................................  F-6

  Notes to Financial Statements for the period from January
    1, 1997 to July 10, 1997 and Consolidated Financial
    Statements for the period from July 11, 1997 to January
    2, 1998 and for the years ended January 1, 1999 and
    December 31, 1999.......................................  F-7

HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.:

  Report of Independent Certified Public Accountants........  F-28

  Balance Sheets as of August 7, 1998 and December 31,
    1997....................................................  F-29

  Statements of Operations for the period from January 1,
    1998 through August 7, 1998 and for the year ended
    December 31, 1997.......................................  F-30

  Statements of Stockholder's Equity for the period from
    January 1, 1998 through August 7, 1998 and for the year
    ended December 31, 1997.................................  F-31

  Statements of Cash Flows for the period from January 1,
    1998 through August 7, 1998 and for the year ended
    December 31, 1997.......................................  F-32

  Notes to Financial Statements for the period from January
    1, 1998 through August 7, 1998 and for the year ended
    December 31, 1997.......................................  F-33

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Wilson Greatbatch Technologies, Inc.
Clarence, New York

    We have audited the accompanying consolidated balance sheets of Wilson Greatbatch Technologies, Inc. and subsidiary (the "Company") as of December 31, 1999 and January 1, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 11, 1997 (date of organization) to January 2, 1998 and for each of the two years in the period ended December 31, 1999. We have also audited the statements of operations, stockholders' equity and cash flows of Wilson Greatbatch Ltd. (the "Predecessor") for the period from January 1, 1997 to July 10, 1997. Our audits also included the financial statement schedule listed in the Index at
Item 16(B) of the registration statement. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wilson Greatbatch Technologies, Inc. and subsidiary as of December 31, 1999 and January 1, 1999, and the results of their operations and their cash flows for the period from July 11, 1997 to January 2, 1998 and for each of the two years in the period ended December 31, 1999 and the results of operations and cash flows of Wilson Greatbatch Ltd. for the period from January 1, 1997 to July 10, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 2 to the consolidated financial statements, in 1999, the Company changed its method of accounting for the costs of start-up activities.

DELOITTE & TOUCHE LLP

Buffalo, New York
January 21, 2000
(March 14, 2000 as to Note 18 and May 18, 2000 as to the effects of the reverse stock split described in Note 1)

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                             JANUARY 1,   DECEMBER 31,    MARCH 31,
                                                                1999          1999          2000
                                                             ----------   ------------   -----------
                                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................   $  4,140      $  3,863       $  2,474
  Accounts receivable, net of allowance for doubtful
    accounts of $197 and $219 as of January 1, 1999 and
    December 31, 1999, respectively........................     11,963        11,016         10,460
  Inventories..............................................     13,291        13,583         14,717
  Prepaid expenses and other assets........................        227           868          1,322
  Refundable income taxes..................................        698         2,520          2,210
  Deferred tax asset.......................................      1,669         1,520          1,520
                                                              --------      --------       --------
    Total current assets...................................     31,988        33,370         32,703

PROPERTY, PLANT AND EQUIPMENT, NET.........................     29,495        33,557         34,199
INTANGIBLE ASSETS, NET.....................................    120,900       112,902        111,194
DEFERRED TAX ASSET.........................................      8,988         7,828          7,828
OTHER ASSETS...............................................      3,019         2,122          1,858
                                                              --------      --------       --------
TOTAL ASSETS...............................................   $194,390      $189,779       $187,782
                                                              ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................   $  2,134      $  2,385       $  2,638
  Accrued liabilities......................................     14,148         7,139          9,247
  Current maturities of long-term obligations..............      2,950         6,225          6,850
                                                              --------      --------       --------
    Total current liabilities..............................     19,232        15,749         18,735

LONG-TERM OBLIGATIONS......................................    128,336       126,988        122,393
DEFERRED COMPENSATION......................................      1,227           635            674
                                                              --------      --------       --------
    Total liabilities......................................    148,795       143,372        141,802
                                                              --------      --------       --------

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDERS' EQUITY:
  Common stock.............................................         20            20             20
  Subscribed common stock..................................      1,684         1,684          1,684
  Capital in excess of par value...........................     60,287        63,480         63,480
  Retained deficit.........................................    (14,712)      (16,984)       (17,376)
                                                              --------      --------       --------
    Subtotal...............................................     47,279        48,200         47,808
  Less treasury stock, at cost.............................         --          (109)          (144)
  Less subscribed common stock receivable..................     (1,684)       (1,684)        (1,684)
                                                              --------      --------       --------
    Total stockholders' equity.............................     45,595        46,407         45,980
                                                              --------      --------       --------

  TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY.................................................   $194,390      $189,779       $187,782
                                                              ========      ========       ========

                See notes to consolidated financial statements.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                           WILSON
                                       GREATBATCH LTD.
                                        (PREDECESSOR)
                                          (NOTE 1)                         WILSON GREATBATCH TECHNOLOGIES, INC.
                                       ---------------    -----------------------------------------------------------------------
                                                                                                              THREE MONTHS
                                         JANUARY 1,                                YEAR ENDED                     ENDED
                                            1997           JULY 11, 1997    -------------------------   -------------------------
                                             TO                 TO          JANUARY 1,   DECEMBER 31,    APRIL 2,      MARCH 31,
                                        JULY 10, 1997     JANUARY 2, 1998      1999          1999          1999          2000
                                       ---------------    ---------------   ----------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
REVENUES.............................      $29,620            $ 26,282       $75,268       $76,590        $19,886       $22,526
COST OF GOODS SOLD...................       14,922              12,241        36,454        41,057         10,024        12,936
                                           -------            --------       -------       -------        -------       -------
GROSS PROFIT.........................       14,698              14,041        38,814        35,533          9,862         9,590
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................        5,881               4,501         9,391         7,235          2,144         1,974
RESEARCH, DEVELOPMENT AND ENGINEERING
  COSTS, NET.........................        4,400               4,619        12,190         9,339          2,772         2,520
INTANGIBLE AMORTIZATION..............           --               1,810         5,197         6,510          1,638         1,627
TRANSACTION RELATED EXPENSES.........       11,097                  --            --            --             --            --
WRITE-OFF OF PURCHASED IN-PROCESS
  RESEARCH, DEVELOPMENT AND
  ENGINEERING........................           --              23,779            --            --             --            --
                                           -------            --------       -------       -------        -------       -------
                                            (6,680)            (20,668)       12,036        12,449          3,308         3,469
                                           -------            --------       -------       -------        -------       -------
INTEREST EXPENSE.....................          252               4,128        10,572        13,420          3,298         3,985
OTHER (INCOME) EXPENSE...............         (117)                 74           364         1,343             74            61
                                           -------            --------       -------       -------        -------       -------
INCOME (LOSS) BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.............................       (6,815)            (24,870)        1,100        (2,314)           (64)         (577)
INCOME TAX EXPENSE (BENEFIT).........        1,053              (9,468)          410          (605)           (17)         (184)
                                           -------            --------       -------       -------        -------       -------
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE........       (7,868)            (15,402)          690        (1,709)           (47)         (393)
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE, NET OF TAX (Note 2)........           --                  --            --          (563)          (563)           --
                                           -------            --------       -------       -------        -------       -------
NET INCOME (LOSS)....................      $(7,868)           $(15,402)      $   690       $(2,272)       $  (610)      $  (393)
                                           =======            ========       =======       =======        =======       =======
BASIC EARNINGS (LOSS) PER SHARE
  Before cumulative effect of
    accounting change................      $  (874)           $  (1.04)      $  0.04       $ (0.08)       $ (0.00)      $ (0.02)
  Basic earnings (loss) per share....      $  (874)           $  (1.04)      $  0.04       $ (0.11)       $ (0.03)      $ (0.02)
DILUTED EARNINGS (LOSS) PER SHARE
  Before cumulative effect of
    accounting change................      $  (874)           $  (1.04)      $  0.04       $ (0.08)       $ (0.00)      $ (0.02)
  Diluted earnings (loss) per
    share............................      $  (874)           $  (1.04)      $  0.04       $ (0.11)       $ (0.03)      $ (0.02)
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic..............................            9              14,758        17,436        20,818         20,665        21,027
  Diluted............................            9              14,758        18,173        20,818         20,665        21,027


                See notes to consolidated financial statements.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (DOLLARS IN THOUSANDS EXCEPT SHARES)


                                                           SUBSCRIBED      CAPITAL                 TREASURY     SUBSCRIBED
                                        COMMON STOCK      COMMON STOCK    IN EXCESS  RETAINED       STOCK         COMMON
                                     ------------------  ---------------   OF PAR    EARNINGS   --------------    STOCK
                                       SHARES    AMOUNT  SHARES   AMOUNT    VALUE    (DEFICIT)  SHARES  AMOUNT  RECEIVABLE
                                     ----------  ------  -------  ------  ---------  ---------  ------  ------  ----------
Wilson Greatbatch Ltd.
  (Predecessor) (Note 1):
BALANCE, JANUARY 1, 1997...........       8,839   $  9        --  $  --    $    --   $ 12,235      --    $ --     $   --
  Net loss.........................          --     --        --     --         --     (7,868)     --      --         --
  Dividends declared...............          --     --        --     --         --     (1,130)     --      --         --
  Cash distributions to
    shareholders...................          --     --        --     --         --     (1,119)     --      --         --
  Other distribution to
    shareholders...................          --     --        --     --         --     (2,182)     --      --         --
                                     ----------   ----   -------  ------   -------   --------   ------   ----     ------
BALANCE, JULY 10, 1997.............       8,839   $  9        --  $  --    $    --   $    (64)     --    $ --     $   --
                                     ==========   ====   =======  ======   =======   ========   ======   ====     ======
--------------------------------------------------------------------------------------------------------------------------
Wilson Greatbatch Technologies, Inc.:
BEGINNING BALANCE, JULY 10,
  1997.............................          --   $ --        --  $  --    $    --   $     --      --    $ --     $   --
  Capitalization of the Company....  14,324,437     14        --     --     42,959         --      --      --         --
  Common stock issued..............     222,667     --        --     --        668         --      --      --         --
  Subscribed common stock..........          --     --   561,333  1,684         --         --      --      --      1,684
  Net loss.........................          --     --        --     --         --    (15,402)     --      --         --
                                     ----------   ----   -------  ------   -------   --------   ------   ----     ------
BALANCE, JANUARY 2, 1998...........  14,547,104     14   561,333  1,684     43,627    (15,402)     --      --      1,684
  Shares issued in connection with
    the financing of Greatbatch-
    Hittman........................   5,500,000      6        --     --     16,494         --      --      --         --
  Shares issued under Employee
  Stock Ownership Plan.............      42,051     --        --     --        126         --      --      --         --
  Exercise of stock options........      13,267     --        --     --         40         --      --      --         --
  Net income.......................          --     --        --     --         --        690      --      --         --
                                     ----------   ----   -------  ------   -------   --------   ------   ----     ------
BALANCE, JANUARY 1, 1999...........  20,102,422     20   561,333  1,684     60,287    (14,712)     --      --      1,684
  Common stock issued..............     110,895     --        --     --        998         --      --      --         --
  Shares issued under Employee
    Stock Ownership Plan...........     232,451     --        --     --      2,092         --      --      --         --
  Exercise of stock options........      34,446     --        --     --        103         --      --      --         --
  Purchase of common stock from
    former employees...............          --     --        --     --         --         --   12,142    109         --
  Net loss.........................          --     --        --     --         --     (2,272)     --      --         --
                                     ----------   ----   -------  ------   -------   --------   ------   ----     ------
BALANCE, DECEMBER 31, 1999.........  20,480,214   $ 20   561,333  $1,684   $63,480   $(16,984)  12,142   $109     $1,684
                                     ==========   ====   =======  ======   =======   ========   ======   ====     ======


                See notes to consolidated financial statements.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                     WILSON
                                 GREATBATCH LTD.
                              (PREDECESSOR)(NOTE 1)                      WILSON GREATBATCH TECHNOLOGIES, INC.
                              ---------------------   ---------------------------------------------------------------------------
                                   PERIOD FROM          PERIOD FROM        YEAR          YEAR       THREE MONTHS    THREE MONTHS
                                 JANUARY 1, 1997       JULY 11, 1997      ENDED         ENDED           ENDED           ENDED
                                       TO                   TO          JANUARY 1,   DECEMBER 31,     APRIL 2,        MARCH 31,
                                  JULY 10, 1997       JANUARY 2, 1998      1999          1999           1999            2000
                              ---------------------   ---------------   ----------   ------------   -------------   -------------
                                                                                                     (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)...........         $(7,868)            $ (15,402)      $   690       $(2,272)        $  (610)        $  (393)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Purchased in-process
    research and
    development.............              --                23,779            --            --              --              --
  Depreciation and
    amortization............           1,456                 3,548         9,190        11,363           2,958           3,115
  Deferred financing
    costs...................              --                   248           699           972             227             232
  Deferred compensation.....          (1,616)                1,164          (824)         (592)           (288)            (15)
  Deferred income taxes.....              --                (9,750)         (907)        1,685              17              --
  Loss on disposal of
    assets..................             530                     6           194           146              --              --
  Valuation loss on
    investment held at
    cost....................              --                    --            --           859              --              --
  Cumulative effect of
    accounting change.......              --                    --            --           563             563              --
  Reserve for disposal of
    property................              --                    --           300            --              --              --
Changes in operating assets
  and liabilities:
  Accounts receivable.......          (1,132)                1,766        (4,223)          947             564             556
  Inventories...............           1,082                (1,871)         (629)         (292)            268          (1,134)
  Prepaid expenses and other
    assets..................             202                   119           (57)         (663)           (892)           (454)
  Accounts payable..........             688                    68          (103)          251            (481)            253
  Accrued liabilities.......           1,073                 1,097         5,507        (4,241)         (1,717)          2,351
  Income taxes..............              --                   222          (910)       (1,826)            (16)            120
                                     -------             ---------       -------       -------         -------         -------
    Net cash (used in)
      provided by operating
      activities............          (5,585)                4,994         8,927         6,900             593           4,631
                                     -------             ---------       -------       -------         -------         -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Acquisition of property,
    plant and equipment.....          (1,934)               (2,656)       (6,207)       (8,452)         (1,438)         (1,918)
  Proceeds from sale of
    property, plant and
    equipment...............              --                    --            80             5              --              --
  Increase in intangible
    assets..................              --                  (850)       (1,741)         (570)           (285)           (267)
  Decrease (increase) in
    other long term
    assets..................              --                  (147)       (2,569)          170              --              --
  Acquisition of subsidiary,
    net of cash acquired....              --                    --       (72,938)           --              --              --
                                     -------             ---------       -------       -------         -------         -------
    Net cash used in
      investing
      activities............          (1,934)               (3,653)      (83,375)       (8,847)         (1,723)         (2,185)
                                     -------             ---------       -------       -------         -------         -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Borrowings (repayments)
    under line of credit,
    net.....................          11,677                   200          (700)        4,300              --          (2,150)
  Proceeds from long-term
    debt....................            (488)               (1,800)       61,853            --              --              --
  Proceeds from debt and
    equity financing
    (Note 1)................              --               115,285            --            --              --              --
  Payments to acquire
    Predecessor (Note 1)....              --              (115,285)           --            --              --              --
  Equity investment in
    Company.................              --                   668            --            --              --              --
  Scheduled payments of
    long-term debt..........              --                    --          (775)           --            (775)         (1,650)
  Prepayments of long-term
    debt....................              --                    --          (775)       (2,950)             --              --
  Acquisition earnout
    payment.................              --                    --            --        (2,764)             --              --
  Cash dividends paid.......            (920)                   --                                          --              --
  Cash distributions to
    shareholders............          (2,419)                   --            --            --              --              --
  Purchase of treasury
    stock...................              --                    --            --          (109)             --             (35)
  Issuance of capital
    stock...................              --                    --        16,666         3,193              --              --
                                     -------             ---------       -------       -------         -------         -------
    Net cash provided by
      (used in) financing
      activities............           7,850                  (932)       76,269         1,670            (775)         (3,835)
                                     -------             ---------       -------       -------         -------         -------
NET INCREASE (DECREASE) IN
  CASH AND CASH
  EQUIVALENTS...............             331                   409         1,821          (277)         (1,905)         (1,389)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD.......              54                 1,910         2,319         4,140           4,140           3,863
                                     -------             ---------       -------       -------         -------         -------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD.............         $   385             $   2,319       $ 4,140       $ 3,863         $ 2,235         $ 2,474
                                     =======             =========       =======       =======         =======         =======


                See notes to consolidated financial statements.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

1. DESCRIPTION OF BUSINESS


    THE ENTITY--The consolidated financial statements include the accounts of Wilson Greatbatch Technologies, Inc., a holding company, and its wholly-owned subsidiary Wilson Greatbatch Ltd. (collectively, the "Company"). The Company is comprised of its operating companies, Wilson Greatbatch Ltd. and its wholly-owned subsidiary, Greatbatch-Hittman, Inc. ("Hittman"). All significant intercompany balances and transactions have been eliminated.



    On July 10, 1997, the Company acquired all of the outstanding shares of Wilson Greatbatch Ltd. (the "Predecessor") in a leveraged buyout. Equity financing was provided by entities affiliated with DLJ Merchant Banking Partners II, L.P. ("DLJMB"), an affiliate of Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"). DLJMB acquired approximately 86.4% of the outstanding capital stock of the Company. Debt financing was provided by a variety of lenders, including DLJ Capital Funding, Inc., also an affiliate of DLJ.



    The leveraged buyout was accounted for under the purchase method of accounting. Accordingly, the $115.3 million purchase price was allocated to the net assets acquired based on their estimated fair values. The excess of purchase price over fair value of the net tangible assets acquired was $79.1 million of which $23.8 million was allocated to purchased in-process research, development and engineering and $55.3 million was allocated to other intangible assets. The purchased in-process research, development and engineering were immediately charged to expense upon acquisition. Other intangible assets included the following (dollars in thousands):



Goodwill....................................................  $ 6,124
Trademark and Names.........................................   22,860
Patented Technology.........................................   13,990
License Agreement...........................................    6,190
Assembled Workforce.........................................    6,180
                                                              -------
    Total...................................................  $55,344
                                                              =======

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

1. DESCRIPTION OF BUSINESS (CONTINUED)

    In-process research, development and engineering included the following (dollars in thousands):



                                                  YEAR WHEN
                                                  MATERIAL NET     RISK-
                                                  CASH IN-FLOWS   ADJUSTED
                                                  EXECTED TO      DISCOUNT
                                                   BEGIN            RATE
                                                      ----         -------
Medical:
  Capacitor.....................................      1998             20%      $4,036
  Next Generation ICD...........................      1998             35%       7,004
  Titanium Carbon Monofluoride..................      1998             20%       1,204
  High Value Carbon Monofluoride Cell...........      1999             20%         397
  Lithium Ion Products..........................      1999             35%       3,216
  Pharmatarget & Minimed
    Project (09 Pump)...........................      1998             35%       2,253
  Other.........................................      1999             N/A         640

Commercial:
  200 Degree Cell & MWD DD Cell.................      1998             20%         305

Greatbatch Scientific:
  Medical Products..............................      1998             35%       4,724
                                                      ----         -------     -------
                                                                               $23,779
                                                                               =======



    The above-noted technology refers to the product development activities related to the design and manufacture of future Company products. It includes those products or product enhancements which management believes were currently in development and were part of the Company's strategy to increase its dominance of the implantable defibrillators and pacemaker battery market. Such in-process technology was determined by management to have no alternative future use. To value the in-process technology, management of the Company utilized the discounted cash flow method.


    The statements of operations, stockholders' equity and cash flows and the notes to the financial statements include activity separately identified for the period from January 1, 1997 to July 10, 1997 that pertain to the Predecessor.


    In connection with the leveraged buyout, approximately $11.1 million of nonrecurring costs and expenses were incurred and charged to expense by Predecessor for the period from January 1, 1997 to July 10, 1997. These nonrecurring costs and expenses include the following: (a) payments totaling $4.9 million made to employees and Board members pursuant to the leveraged buyout agreement; (b) payments totaling $5.6 million representing commissions and fees as a result of the sale of Predecessor; and (c) the write-off of $0.6 million of construction in progress.


    NATURE OF OPERATIONS--The Company operates in two reportable segments--medical and commercial power sources. The medical segment designs and manufactures power sources, capacitors and components used in implantable medical devices. The commercial power sources segment designs

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

1. DESCRIPTION OF BUSINESS (CONTINUED)
and manufactures non-medical power sources for use in aerospace, oil and gas exploration and oceanographic equipment.

    On May 18, 2000, the Board of Directors authorized a one for three reverse stock split to holders of record on May 19, 2000. All share and per share data, including stock option information for the Company, has been restated to reflect the reverse stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL STATEMENTS--The accompanying consolidated balance sheet as of March 31, 2000, statements of operations and cash flows for the three months ended April 2, 1999 and March 31, 2000 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation for results of these interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the entire year or for any other period.

    ACCOUNTING CHANGE--In April 1998, the AICPA issued Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-Up Activities." This statement requires that start-up costs, including organization costs, capitalized by the Company prior to January 2, 1999, be written off and any future start-up costs be expensed as incurred. The Company adopted this SOP in 1999. The total amount of deferred start-up costs reported as a cumulative effect of change in accounting principle was $939,000, net of tax benefits of $376,000.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist of cash and highly liquid, short-term investments with maturities of three months or less.

    INVENTORIES--Inventories include raw materials, work-in-process and finished goods and are stated at the lower of cost (as determined by the first-in, first-out method) or market.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is carried at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets, which are as follows: buildings and building improvements 7-40 years; machinery and equipment 3-10 years; office equipment 3-10 years; and leasehold improvements over the remaining lives of the improvements or the lease term, if less.

    The cost of repairs and maintenance is charged to expense as incurred. Renewals and betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is recorded in income or expense. The Company continually reviews plant and equipment to determine that the carrying values have not been impaired.


    INTANGIBLE ASSETS--Intangible assets include goodwill and other identifiable intangible assets, which were derived in connection with the Company's acquisition of the Predecessor and Hittman. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over 40 years. Other identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives ranging from 6 to 40 years, except for deferred financing costs which are being amortized using the effective yield method over the life of

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the underlying debt. The Company continually reviews these intangible assets for potential impairment by assessing significant decreases in the market value, a significant change in the extent or manner in which an asset is used or a significant adverse change in the business climate. The Company measures expected future cash flows and compares to the carrying amount of the asset to determine whether any impairment loss is to be recognized.


    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of cash and cash equivalents approximates their recorded values due to the nature of the instruments. The floating rate debt carrying value approximates the fair value based using the floating interest rate resetting on a regular basis. The fixed rate long-term debt carrying value approximates fair value.

    The fair value of the interest rate cap agreements are estimated by obtaining quotes from brokers and represents the cash requirement if the existing contract has been settled at year end. The notional amount, fair value and carrying amount of the Company's interest rate cap agreements were approximately $54.1 million and $79.1 million; $196,000 and $515,300; and $254,500 and $229,100, as of January 1, 1999 and December 31, 1999,
respectively.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. A significant portion of the Company's sales are to customers in the medical industry, and, as such, the Company is directly affected by the condition of that industry. However, the credit risk associated with trade receivables is minimal due to the Company's stable customer base and ongoing control procedures, which monitor the creditworthiness of customers.

    The credit risk associated with the Company's interest rate cap agreements is not considered significant due to the creditworthiness of the counterparties.

    DERIVATIVE FINANCIAL INSTRUMENTS--The Company has only limited involvement with derivative financial instruments and does not enter into financial instruments for trading purposes. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating-rate long-term debt. Premiums paid for purchased interest rate cap agreements are amortized over the terms of the caps and recognized as interest expense. Unamortized premiums are included in other assets in the consolidated balance sheets. Amounts receivable under interest rate cap agreements are accrued as a reduction of interest expense. At December 31, 1999, the Company was a party to three interest rate cap agreements (see Note 8).

    STOCK OPTION PLAN--The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." As permitted in that standard, the Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In the absence of a "regular, active public market," the fair market value of the common stock has been determined by the Board of Directors. The most recent independent valuation of the Company stock was performed in May 1999 as of December 31, 1998.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--The Company provides for income taxes using the liability method whereby deferred tax liabilities and assets are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using the anticipated tax rate when taxes are expected to be paid or reversed.

    REVENUE RECOGNITION--Revenues are recognized when the products are shipped to customers.


    RESEARCH, DEVELOPMENT AND ENGINEERING COSTS--Research, development and engineering costs are expensed as incurred. The Company recognizes cost reimbursements from customers for whom the Company designs products upon achieving milestones related to designing batteries and capacitors for their products. The cost reimbursements charged to customers represent actual costs incurred by the Company in the design and testing of prototypes built to customer specifications. This cost reimbursement includes no mark-up and is recorded as an offset to research, development and engineering costs.


    Net research, development and engineering costs for the periods from January 1, 1997 to July 10, 1997 and July 11, 1997 to January 2, 1998 and the years ended January 1, 1999 and December 31, 1999 are as follows (dollars in thousands):

                                                      PREDECESSOR
                                                    ---------------
                                                    JANUARY 1, 1997    JULY 11, 1997
                                                          TO                TO
                                                     JULY 10, 1997    JANUARY 2, 1998     1998       1999
                                                    ---------------   ---------------   --------   --------
Gross research, development and engineering
  costs...........................................      $5,980             $5,765       $15,580    $11,885
Less cost reimbursements..........................      (1,580)            (1,146)       (3,390)    (2,546)
                                                        ------             ------       -------    -------
Research, development and engineering costs,
  net.............................................      $4,400             $4,619       $12,190    $ 9,339
                                                        ======             ======       =======    =======

    EARNINGS (LOSS) PER SHARE ("EPS")--Basic earnings per share is calculated by dividing net income (loss) by the average number of shares outstanding during the period. Diluted earnings per share is calculated by adjusting for common stock equivalents, which consist of stock options. During the period from July 11, 1997 to January 2, 1998, the year ended December 31, 1999, there were 441,000 and 848,000 stock options, respectively, that have not been included in the computation of diluted EPS because to do so would be antidilutive for such periods. Diluted earnings per share for the year ended January 1, 1999 includes the potentiality dilutive effect of stock options. For the period from January 1, 1997 to July 10, 1997, the Predecessor was a subchapter S corporation and therefore EPS has not been included.

    COMPREHENSIVE INCOME--Comprehensive income includes all changes in stockholders' equity during a period except those resulting from investments by owners and distribution to owners. For all periods presented, the Company's only component of comprehensive income is its net income (loss) for those periods.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS--The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1999. SFAS No. 131 establishes standards for reporting information about operating and related disclosures about products and services, geographical areas and major customers. The adoption of SFAS No. 131 did not effect the Company's financial position, results of operations or cash flows, but did affect the disclosure of segment information.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity," which, as amended, is required to be adopted by the Company in 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges of underlying transactions must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Management has not yet determined the effect SFAS No. 133 will have, if any, on the Company's consolidated financial position, results of operations or cash flows.

    SUPPLEMENTAL CASH FLOW INFORMATION--Cash paid for interest from January 1, 1997 to July 10, 1997, from July 11, 1997 to January 2, 1998, in 1998 and 1999 was approximately $275,000, $1,992,000, $9,150,000 and $13,790,000,
respectively. Cash paid for income taxes from January 1, 1997 to July 10, 1997, from July 11, 1997 to January 2, 1998, in 1998 and 1999 was approximately $17,000, $-0-, $1,482,000 and $186,000, respectively.

    FINANCIAL STATEMENT YEAR END--The Company's year end is the closest Friday to December 31. Fiscal 1999 and 1998 included 52 weeks.

3. ACQUISITION

    On August 7, 1998, Wilson Greatbatch Ltd. acquired all of the issued and outstanding shares of Hittman, formerly Hittman Materials and Medical Components, Inc., for a total purchase price of $71.8 million. Of the total purchase price, $69.0 million was paid in cash at the date of acquisition. The remaining purchase price was contingent upon Hittman achieving certain financial targets in 1998 and 1999. Approximately $2.8 million of the contingent consideration was incurred in fiscal 1998, paid in 1999, and allocated to the purchase price. There is no additional contingent consideration to be incurred.


    The acquisition was recorded under the purchase method of accounting and accordingly, the results of the operations of Hittman have been included in the consolidated financial statements from the date of acquisition. The purchase price has been allocated to assets acquired and liabilities assumed based on the fair value at the date of acquisition. The excess of the purchase price over fair value of the net assets acquired was approximately $67.7 million, of which $17.4 million was allocated to

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

3. ACQUISITION (CONTINUED)

identifiable intangible assets and $50.3 million was allocated to goodwill. Identifiable intangible assets included the following (dollars in thousands):



Hittman Trademark...........................................  $ 6,800
Proprietary Technology......................................    3,200
Noncompetition/Employment Agreements........................    5,600
Assembled Workforce.........................................    1,200
Other.......................................................      600
                                                              -------
    Total...................................................  $17,400
                                                              =======


4. INVENTORIES

    Inventories consisted of the following (dollars in thousands):

                                             JANUARY 1,   DECEMBER 31,    MARCH 31,
                                                1999          1999          2000
                                             ----------   ------------   -----------
                                                                         (UNAUDITED)
Raw material...............................    $ 6,033       $ 7,099       $ 7,309
Work-in-process............................      6,016         5,089         5,306
Finished goods.............................      1,242         1,395         2,102
                                               -------       -------       -------
Total......................................    $13,291       $13,583       $14,717
                                               =======       =======       =======

5. PROPERTY, PLANT AND EQUIPMENT, NET

    Property, plant, and equipment consisted of the following (dollars in thousands):

                                                        JANUARY 1,   DECEMBER 31,
                                                           1999          1999
                                                        ----------   ------------
Land and land improvements............................    $ 2,227       $ 2,227
Buildings and building improvements...................      4,974         5,226
Leasehold improvements................................      1,348         2,243
Machinery and equipment...............................     20,630        26,153
Furniture and fixtures................................      1,552         1,628
Computers and information technology..................      1,893         2,259
Other.................................................      1,749         2,863
                                                          -------       -------
                                                           34,373        42,599
Less accumulated depreciation.........................     (4,878)       (9,042)
                                                          -------       -------
Total.................................................    $29,495       $33,557
                                                          =======       =======

    Depreciation expense for the period from January 1, 1997 to July 11, 1997, from July 11, 1997 to January 2, 1998 in 1998 and 1999 was approximately $1,441,000, $1,586,000, $3,532,000 and $4,240,000, respectively.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

6. INTANGIBLE ASSETS, NET

    Intangible assets consisted of the following (dollars in thousands):


                                                              JANUARY 1,   DECEMBER 31,
                                                                 1999          1999
                                                              ----------   ------------
Goodwill, net of accumulated amortization of $2,229 and
  $824......................................................   $ 55,028      $ 53,944
Trademark and names, net of accumulated amortization of
  $1,685 and $944...........................................     28,817        27,975
Patented technology, net of accumulated amortization of
  $2,824 and $1,696.........................................     11,734        10,606
License agreement, net of accumulated amortization of $2,579
  and $1,548................................................      4,642         3,611
Assembled workforce, net of accumulated amortization of
  $1,468 and $833...........................................      6,548         5,912
Noncompete/employment agreement, net of accumulated
  amortization of $1,400 and $467...........................      5,133         4,200
Unpatented proprietary technology, net of accumulated
  amortization of $976 and $340.............................      3,060         2,224
Patent licenses, net of accumulated amortization of $312 and
  $142......................................................        198           295
Deferred financing costs, net of accumulated amortization of
  $1,746 and $922...........................................      4,730         3,906
Organizational costs, net of accumulated amortization of
  $286 at January 1, 1999 (Note 2)..........................        939            --
Interest rate cap agreements................................         71           229
                                                               --------      --------
Total.......................................................   $120,900      $112,902
                                                               ========      ========



    The estimated useful lives of the significant intangible assets are as follows:



                                                              IN YEARS
                                                              --------
Goodwill....................................................      40
Trademark and names.........................................      40
Patented technology.........................................      12
Assembled workforce.........................................   10-12
Other intangibles...........................................    3-10


7. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (dollars in thousands):

                                                              JANUARY 1,   DECEMBER 31,
                                                                 1999          1999
                                                              ----------   ------------
        Profit sharing......................................   $  2,749      $  1,105
        Interest............................................      2,350           931
        Salaries and benefits...............................      4,688         3,832
        Contingent consideration for Hittman acquisition
          (Note 3)..........................................      2,764            --
        Other...............................................      1,597         1,271
                                                               --------      --------
        Total...............................................   $ 14,148      $  7,139
                                                               ========      ========

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

8. LONG-TERM OBLIGATIONS

    Long-term obligations consisted of the following:


                                                              JANUARY 1,   DECEMBER 31,
                                                                 1999          1999
                                                              ----------   ------------
                                                               (DOLLARS IN THOUSANDS)
Term A Facility, $50.0 million, due September 30, 2004.
  Quarterly principal installments due of $0.625 million in
  December 1998 through September 1999, $1.25 million
  through September 2000, $1.875 million through September
  2002, $3.125 million through September 2003, and $3.75
  million through September 2004. Interest payments are due
  quarterly and charged, at the Company's option, based on
  either prime plus 1.50% or LIBOR plus 2.75% as per the
  credit agreement (prime was 8.50% and LIBOR was 7.69% at
  January 1, 2000). Interest rate requirements varied from
  the above through the Waiver Period, as discussed
  below.....................................................   $ 48,750      $ 46,250
Term B Facility, $60.0 million, due September 30, 2006.
  Quarterly principal installments due of $150,000 through
  September 2005 and $1.395 million through September 2006.
  Interest payments are due quarterly and charged, at the
  Company's option, based on either prime plus 1.75% or
  LIBOR plus 3.00% as per the credit agreement. Interest
  rate requirements varied from the above through the Waiver
  Period, as discussed below................................     59,700        59,250
Revolving Facility, up to $20.0 million, due September 30,
  2004. Borrowing limited to $8 million through waiver
  period. Interest payments are due quarterly on any
  outstanding loans and charged, at the Company's option,
  based on either prime plus 1.50% or LIBOR plus 2.75% as
  per the credit agreement. Interest rate requirements
  varied from the above through the Waiver Period, as
  discussed below...........................................         --         4,300
Senior Subordinated Notes, principal amount of Notes of
  $25.0 million due July 1, 2007. Semi-annual interest
  installments are due to note holders on January 1 and July
  1 of each year............................................     22,283        22,602
Other long-term obligations.................................        553           811
                                                               --------      --------
                                                                131,286       133,213
Less current maturities of long-term obligations............     (2,950)       (6,225)
                                                               --------      --------
Long-term obligations.......................................   $128,336      $126,988
                                                               ========      ========


    In July 1997, the Company entered into a Credit Agreement with various financial institutions providing a maximum of $60.0 million in senior, first-secured financing. In August 1998, this agreement was amended and restated to facilitate the Greatbatch-Hittman acquisition, and the maximum senior, first secured financing was increased to $130.0 million (the "Agreement"). The Agreement provides for two term facilities ("Term A Facility" and "Term B Facility") and a revolving credit facility ("Revolving Facility"). No gain or loss was recorded as a result of the amended and restated Agreement.


    Also, in July 1997, the Company issued $25.0 million, 13% Senior Subordinated Notes (the "Senior Subordinated Notes") to various affiliates of DLJ and third parties and received $25.0 million related

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

8. LONG-TERM OBLIGATIONS (CONTINUED)

to the issuance. At maturity, July 1, 2007, the entire principal amount of the Senior Subordinated Notes, $25.0 million, will be payable to the holders of the Senior Subordinated Notes. At the date of inception, the Company recorded $21,811,688 as its obligation due to lenders and $3,188,312 for shares issued to the lenders. The difference between the face amount of the Senior Subordinated Notes and the recorded book value is amortized under the effective yield method and will be charged to interest expense over the term of the Senior Subordinated Notes. The effect of this transaction resulted in an effective interest rate of 14.3% for the period from July 11, 1997 to January 2, 1998, 1998 and 1999. Payments are subordinated to amounts due under the Agreement. In connection with the issuance of the Senior Subordinated Notes, the Company issued 1,062,771 shares to the holders of the Senior Subordinated Notes.


    The Revolving Facility includes the availability to the Company of up to $20.0 million in the form of either revolving loans, swing-line loans, or letters of credit. The swing-line loans and letters of credit may not exceed $2.0 million and $5.0 million, respectively. The Revolving Facility is due September 30, 2004. There was $4.3 million outstanding at December 31, 1999 and no balance outstanding at January 1, 1999.

    Interest is payable quarterly on any outstanding loans and charged, at the Company's option, based on either prime or LIBOR plus an interest rate add-on ("Applicable Margin"). For the Term A Facility and the Revolving Facility, the Applicable Margin is 1.50% for prime rate loans and 2.75% for LIBOR rate loans. For the Term B Facility, the Applicable Margin is 1.75% and 3.00% for prime rate and LIBOR rate loans, respectively (see Note 18).


    The Applicable Margin with respect to the Term A Facility and the Revolving Facility may be reduced, depending upon the Company's degree of leverage, as defined. The Applicable Margin is reduced in accordance with a matrix setting forth leverage ratios and corresponding Applicable Margins.



    The Agreement for the Term A Facility, Term B Facility and the Revolving Facility contains, among other covenants, quarterly and annual financial covenants pertaining to minimum earnings, interest coverage, leverage and other ratios. In November 1999, the Agreement was amended to change and waive compliance with covenants. The Company was not in compliance at December 31, 1999 with the financial covenants relating to the Leverage Ratio and Interest Coverage Ratio contained in Section 7.2.4 (b) and Section 7.2.4 (c), respectively, of the Agreement. The Company has obtained waivers from the lending institutions for the aforementioned financial covenants for the period from November 15, 1999 to February 15, 2000 (the "Waiver Period"). In addition, during the Waiver Period, the Applicable Margins referred to above were all increased prospectively by 75 basis points and the Revolving Facility was limited to a maximum outstanding of $8.0 million. During the Waiver Period, the Company was restricted from making loans, investments and capital stock redemptions (see Note 18).


    The Company has three outstanding interest rate cap agreements with three financial institutions. The Credit Agreement requires the Company to provide interest rate protection on at least 50% of the related senior credit facility. To meet this requirement, in December 1997, December 1998, and January 1999, the Company hedged $24.1 million, $30.0 million, and $25.0 million respectively of the outstanding Term A Facility and Term B Facility. The 1997 agreement caps LIBOR for a portion of the Term A Facility and the Term B Facility at 7% through December 2000. The 1998 and 1999 agreements cap LIBOR for a portion of the Term A Facility and the Term B Facility at 6% through January 2002.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

8. LONG-TERM OBLIGATIONS (CONTINUED)

    Maturities of long-term obligations subsequent to December 31, 1999 are as follows (dollars in thousands):

2000........................................................  $  6,225
2001........................................................     8,600
2002........................................................     9,350
2003........................................................    13,725
2004........................................................    16,150
Thereafter..................................................    81,561
                                                              --------
Total of long-term maturities...............................   135,611
Amount to be amortized to debt on the Senior Subordinated
  Notes.....................................................    (2,398)
                                                              --------
Total.......................................................  $133,213
                                                              ========

9. INCENTIVE COMPENSATION AND EMPLOYEE BENEFIT PLANS

    INCENTIVE COMPENSATION PLANS--The Company sponsors various incentive compensation programs, which provide for the payment of cash to key employees based upon achievement of specific earnings goals before incentive compensation expense.

    The scheduled payment terms of the deferred compensation plans subsequent to December 31, 1999 are as follows (dollars in thousands):

2000........................................................   $  680
2001........................................................      621
2002........................................................       14
                                                               ------
                                                                1,315
Less current maturities of deferred compensation (included
  in accrued liabilities)...................................     (680)
                                                               ------
Long-term portion of deferred compensation..................   $  635
                                                               ======

    EMPLOYEE STOCK OWNERSHIP PLAN--The Company sponsors an Employee Stock Ownership Plan ("ESOP") and related trust as a long-term benefit for substantially all of its employees as defined in the plan documents. Under the ESOP, there are two components to ESOP contributions. The first component is a defined contribution pension plan whose annual contribution equals five percent of each employee's compensation. Contributions to the ESOP are in the form of Company stock.


    The second component is a discretionary profit sharing contribution as determined by the Board of Directors. This profit sharing contribution is to be contributed to the ESOP in the form of Company stock. The ESOP is subject to contribution limitations and vesting requirements as defined in the plan.



    As of December 31, 1999, the Company had issued 269,432 shares under the ESOP and was obligated to issue an additional 120,778 shares under the ESOP.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

9. INCENTIVE COMPENSATION AND EMPLOYEE BENEFIT PLANS (CONTINUED)
    SAVINGS PLAN--The Company sponsors a defined contribution 401(k) plan, which covers substantially all of its employees. The plan provides for the deferral of employee compensation under Section 401(k) and a Company match. Net pension costs related to this defined contribution pension plan were approximately $57,000, $51,000, $477,500 and $429,000 from January 1, 1997 to July 10, 1997, from July 11, 1997 to January 2, 1998, in 1998 and 1999, respectively.

    Total costs to the Company for all of the above plans were approximately $1,908,000, $1,384,000, $4,118,000 and $1,946,000 from January 1, 1997 to
July 10, 1997, from July 11, 1997 to January 2, 1998, in 1998 and 1999, respectively.

10. STOCK OPTION PLANS


    The Company has two stock option plans, which provide for the issuance of nonqualified and incentive stock options to employees of the Company. The Company's 1997 Stock Option Plan ("1997 Plan") authorizes the issuance of options to purchase up to 800,000 shares of common stock of the Company. The stock options generally vest over a five year period and may vary depending upon the achievement of earnings targets. The stock options expire 10 years from the date of the grant. Stock options are granted at exercise prices equal to the fair market value of the Company's common stock at the date of the grant.



    The Company's 1998 Stock Option Plan ("1998 Plan") authorizes the issuance of nonqualified and incentive stock options to purchase up to 2,033,333 shares of common stock of the Company, subject to the terms of the plan. The stock options vest over a three to five year period and may vary depending upon the achievement of earnings targets. The stock options expire 10 years from the date of the grant. Stock options are granted at exercise prices equal to the fair value of the Company's common stock at the date of the grant.


    As of December 31, 1999, options for 1,935,192 shares were available for future grants under the two plans. The weighted average remaining contractual life is seven years.

    The Compensation Committee of the Board of Directors has determined the fair value of the stock options granted in 1999 and 1998. In the absence of a "regular, active public market," and based in part on an independent valuation of the Company's stock as of December 31, 1998 and consideration of comparable companies, the fair value of the common stock underlying stock options granted in fiscal 1999 was estimated to be $9.00 per share. The fair value of the common stock underlying stock options granted in fiscal 1998 was estimated to be $3.00 per share.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

10. STOCK OPTION PLANS (CONTINUED)
    A summary of the transactions under the 1997 Plan and 1998 Plan for the period from July 11, 1997 to January 2, 1998 and the years ended January 1, 1999 and December 31, 1999 follows (there were no options prior to July 11, 1997):


                                                                OPTIONS     WEIGHTED AVERAGE
                                                              OUTSTANDING    EXERCISE PRICE
                                                              -----------   ----------------
Balance at July 11, 1997....................................          --         $  --
  Options granted...........................................     706,000          3.00
  Options exercised.........................................          --            --
  Options forfeited.........................................          --            --
                                                                --------         -----
Balance at January 2, 1998..................................     706,000          3.00
  Options granted...........................................      95,512          3.00
  Options exercised.........................................     (13,266)         3.00
  Options forfeited.........................................     (28,400)         3.00
                                                                --------         -----
Balance at January 1, 1999..................................     759,846          3.00
  Options granted...........................................     230,762          9.00
  Options exercised.........................................     (34,447)         3.00
  Options forfeited.........................................    (105,733)         3.45
                                                                --------         -----
Balance at December 31, 1999................................     850,428         $4.56
                                                                ========         =====
Options exercisable at:
  January 1, 1999...........................................     229,019         $3.00
  December 31, 1999.........................................     222,208         $4.23



    Of the options outstanding as of December 31, 1999, 725,399 options were outstanding at a range of exercise prices of $3.00 to $3.45, which approximated their weighted average exercise price. As of March 31, 2000, there were 967,028 options outstanding.



    No compensation cost has been recognized in the financial statements because the option exercise price was equal to the estimated fair market value of the underlying stock on the date of grant. The weighted average grant date fair value of options granted was $3.00 for the period from July 11, 1997 to January 2, 1998, $9.00 for the year ended January 1, 1999 and $9.00 for the year ended December 31, 1999.



    The Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS 123. The binomial option pricing model was used with the following weighted average assumptions for fiscal 1999: risk free interest rate of 6.55%; no dividend yield; expected common stock market price volatility factor of effectively zero; and a weighted average expected life of the options of 7 years. As prescribed by SFAS 123, pro forma net income (loss), basic and diluted earnings (loss) per share would have been $(15,480,000), $(1.05), $(1.05); $600,000, $0.03, $0.03;
and $(2,975,000), $(0.14), $(0.14) for the period from July 11, 1997 to
January 2, 1998 and for 1998 and 1999, respectively. These pro forma calculations assume the common stock is freely tradeable and as such, the impact is not necessarily indicative of the effects on reported net income of future years.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

11. INCOME TAXES

    The components of income tax expense (benefit) attributable to continuing operations for the periods from January 1, 1997 to July 10, 1997 and July 11, 1997 to January 2, 1998 and the years ended January 1, 1999 and December 31, 1999, consisted of the following (dollars in thousands):

                                     PREDECESSOR
                                   ---------------
                                   JANUARY 1, 1997    JULY 11, 1997
                                         TO                TO
                                    JULY 10, 1997    JANUARY 2, 1998     1998       1999
                                   ---------------   ---------------   --------   --------
Federal:
  Current........................      $  412            $   222        $ 580     $  (702)
  Deferred.......................          --             (8,514)        (129)        685
                                       ------            -------        -----     -------
                                          412             (8,292)         451         (17)
                                       ------            -------        -----     -------
State:
  Current........................         641                 60          142      (1,588)
  Deferred.......................          --             (1,236)        (183)      1,000
                                       ------            -------        -----     -------
                                          641             (1,176)         (41)       (588)
                                       ------            -------        -----     -------
Income tax expense (benefit).....      $1,053            $(9,468)       $ 410     $  (605)
                                       ======            =======        =====     =======

    The Federal and state taxes associated with the Predecessor (a former S corporation) are directly attributable to the sale of its assets to the Company (see Note 1).

    The net deferred tax asset includes the following (dollars in thousands):

                                                        JANUARY 1,   DECEMBER 31,
                                                           1999          1999
                                                        ----------   ------------
Deferred tax asset--current...........................    $ 1,669       $1,520
Deferred tax asset--non current.......................      8,988        7,828
                                                          -------       ------
Net deferred tax asset................................    $10,657       $9,348
                                                          =======       ======

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

11. INCOME TAXES (CONTINUED)
    The tax effect of major temporary differences that give rise to the Company's net deferred tax asset are as follows (dollars in thousands):

                                                        JANUARY 1,   DECEMBER 31,
                                                           1999          1999
                                                        ----------   ------------
Allowance for obsolete inventory and Uniform
  Capitalization......................................    $   677       $   687
Accrued liabilities and deferred compensation.........        859           751
Amortization of intangible assets.....................      7,775         7,249
Depreciation..........................................       (731)       (1,507)
Restructuring reserves................................        230           153
Tax credits...........................................      1,761           559
Net operating loss carryforward.......................         --         1,430
Other.................................................         86            26
                                                          -------       -------
Net deferred tax asset................................    $10,657       $ 9,348
                                                          =======       =======

    The net deferred tax asset of $7,775,000 at January 1, 1999 and $7,249,000 at December 31, 1999 ascribed to the amortization of intangible assets is primarily attributable to the July 11, 1997 to January 2, 1998 expensing of purchased in-process research, development and engineering costs.

    The provision for income taxes differs in each of the periods and years from the federal statutory rate due to the following:

                                                       JULY 11, 1997
                                                            TO
                                                        JANUARY 2,
                                                           1998          1998       1999
                                                       -------------   --------   --------
Statutory rate.......................................        35%          35%        35%
State taxes..........................................         3           15        (30)
Federal and state tax credits........................        --          (14)        20
Other................................................        --            1          1
                                                            ---          ---        ---
Effective tax rate...................................        38%          37%        26%
                                                            ===          ===        ===

12. CAPITAL STOCK


    The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value per share. Dividends are not permitted until conditions under the senior secured debt agreement are satisfied, including payment in full of such senior debt obligations. Holders of common stock have one vote per share.



    Subscribed common stock receivable consists of promissory notes, bearing interest at 6.4% (the "Applicable Federal Rate" at the time the notes were issued) extended by the Company to management stockholders to facilitate the purchase of 561,333 shares of common stock. The amounts under this arrangement are due November 2007.

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

12. CAPITAL STOCK (CONTINUED)

    On the date of the acquisition of Hittman (See Note 3), existing stockholders, who had participated in the leveraged buyout, purchased 5,500,000 additional shares of common stock at $3.00 per share.


13. COMMITMENTS AND CONTINGENCIES

    The Company is a party to various legal actions arising in the normal course of business. The Company does not believe that any such pending activities should have a material adverse effect on its results of operations or financial position.

    The Company is a party to various license agreements through 2003 to manufacture and sell components for use in medical implants and various commercial applications.

    OPERATING LEASES--The Company is a party to various operating lease agreements for office and manufacturing space. The Company incurred operating lease expense of $53,000, $53,000, $621,000 and $807,000 the period January 1,
1997 to July 10, 1997 and July 11, 1997 to January 2, 1998 and in 1998 and 1999,
respectively. Included in this amount is $43,000, $43,000, $83,655 and $211,000 paid in the period January 1, 1997 to July 10, 1997 and July 11, 1997 to
January 2, 1998 and in 1998 and 1999, respectively to a related party under a non-cancelable operating lease which expires in 2006.

    If all lease extension options are exercised as expected by Company management, minimum future annual operating lease payments over the next five years for the Company are $724,000 in 2000; $704,000 in 2001; $702,000 in 2002;
$477,000 in 2003; and $405,000 in 2004.

14. BUSINESS SEGMENT INFORMATION

    The Company operates its business in two reportable segments: medical and commercial power sources. The medical segment designs and manufactures power sources, capacitors and components used in implantable medical devices, which are instruments that are surgically inserted into the body to provide diagnosis or therapy. The commercial power sources segment designs and manufactures non-medical power sources for use in aerospace, oil and gas exploration and oceanographic equipment.

    The Company's medical segment includes three product lines that have been aggregated because they share similar economic characteristics and similarities in the areas of products, production processes, types of customers, methods of distribution and regulatory environment. The three product lines are implantable power sources, capacitors and medical components.

    The reportable segments are separately managed, and their performance is evaluated based on income from operations. Management defines segment income from operations as gross profit less costs and expenses attributable to segment specific selling, general and administrative and research, development and engineering. Non-segment specific selling, general and administrative, research, development and engineering, interest expense, intangible amortization and non-recurring items are not allocated to reportable segments. Revenues from transactions between the two segments are not

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

14. BUSINESS SEGMENT INFORMATION (CONTINUED) significant. The accounting policies of the segments are the same as those described in Note 2. All dollars are in thousands.

                                         WILSON
                                     GREATBATCH LTD.
                                      (PREDECESSOR)                     WILSON GREATBATCH TECHNOLOGIES, INC.
                                     ---------------   -----------------------------------------------------------------------
                                       PERIOD FROM     PERIOD FROM
                                       JANUARY 1,       JULY 11,
                                          1997            1997          YEAR          YEAR       THREE MONTHS    THREE MONTHS
                                           TO              TO          ENDED         ENDED           ENDED           ENDED
                                        JULY 10,       JANUARY 2,    JANUARY 1,   DECEMBER 31,     APRIL 2,        MARCH 31,
                                          1997            1998          1999          1999           1999            2000
                                     ---------------   -----------   ----------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)     (UNAUDITED)
Revenues:
  Medical..........................      $24,243        $ 19,908      $ 62,356      $ 66,579       $ 17,281        $ 20,196
  Commercial power sources.........        5,377           6,374        12,912        10,011          2,605           2,330
                                         -------        --------      --------      --------       --------        --------
  Total revenues...................      $29,620        $ 26,282      $ 75,268      $ 76,590       $ 19,886        $ 22,526
                                         =======        ========      ========      ========       ========        ========
Segment income from operations:
  Medical..........................      $11,213        $ 10,213      $ 26,834      $ 26,359       $  7,379        $  6,849
  Commercial power sources.........        1,560           2,590         4,303         2,711            707             604
                                         -------        --------      --------      --------       --------        --------
  Total segment income from
    operations.....................       12,773          12,803        31,137        29,070          8,086           7,453
  Unallocated......................      (19,588)        (37,673)      (30,037)      (31,384)        (8,150)         (8,030)
                                         -------        --------      --------      --------       --------        --------
Income (loss) before income
  taxes............................      $(6,815)       $(24,870)     $  1,100      $ (2,314)      $    (64)       $   (577)
                                         =======        ========      ========      ========       ========        ========
Expenditures for tangible
  long-lived assets:
  Medical..........................      $ 1,112        $    994      $  2,129      $  6,700       $  1,085        $  1,875
  Commercial power sources.........           24              79           136            72             10               3
                                         -------        --------      --------      --------       --------        --------
  Total reportable segments........        1,136           1,073         2,265         6,772          1,095           1,878
  Unallocated long-lived tangible
    assets.........................          798           1,583         3,942         1,680            343              40
                                         -------        --------      --------      --------       --------        --------
  Consolidated expenditures........      $ 1,934        $  2,656      $  6,207      $  8,452       $  1,438        $  1,918
                                         =======        ========      ========      ========       ========        ========

                                                                     JANUARY 1,   DECEMBER 31,     APRIL 2,        MARCH 31,
                                                                        1999          1999           1999            2000
                                                                     ----------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)     (UNAUDITED)
Identifiable assets, net:
  Medical..........................                                   $ 34,481      $ 42,236       $ 34,024        $ 44,938
  Commercial power sources.........                                      5,959         5,068          6,162           4,113
                                                                      --------      --------       --------        --------
  Total reportable segments........                                     40,440        47,304         40,186          49,051
  Unallocated assets...............                                    153,950       142,475        151,748         138,731
                                                                      --------      --------       --------        --------
  Consolidated total assets........                                   $194,390      $189,779       $191,934        $187,782
                                                                      ========      ========       ========        ========

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

14. BUSINESS SEGMENT INFORMATION (CONTINUED)

    Net revenues by geographic area are presented by attributing revenues based upon the location from external customers on the basis of where the products are sold. All dollars are in thousands.


                                  WILSON
                              GREATBATCH LTD.
                               (PREDECESSOR)                    WILSON GREATBATCH TECHNOLOGIES, INC.
                              ---------------   ---------------------------------------------------------------------
                                PERIOD FROM     PERIOD FROM
                                JANUARY 1,       JULY 11,
                                   1997            1997          YEAR          YEAR       THREE MONTHS   THREE MONTHS
                                    TO              TO          ENDED         ENDED          ENDED          ENDED
                                 JULY 10,       JANUARY 2,    JANUARY 1,   DECEMBER 31,     APRIL 2,      MARCH 31,
                                   1997            1998          1999          1999           1999           2000
                              ---------------   -----------   ----------   ------------   ------------   ------------
                                                                                          (UNAUDITED)    (UNAUDITED)
Revenues by geographic area:
  United States.............      $23,006         $20,035      $ 58,824      $ 55,999       $ 14,504       $ 15,697
  Foreign countries.........        6,614           6,247        16,444        20,591          5,382          6,829
                                  -------         -------      --------      --------       --------       --------
  Consolidated net
    revenues................      $29,620         $26,282      $ 75,268      $ 76,590       $ 19,886       $ 22,526
                                  =======         =======      ========      ========       ========       ========

                                                         JANUARY 1,   DECEMBER 31,    APRIL 2,      MARCH 31,
                                                            1999          1999          1999          2000
                                                         ----------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
Long-lived assets:
  United States.............                              $162,402      $156,409      $162,562      $155,079
  Foreign countries.........                                    --            --            --            --
                                                          --------      --------      --------      --------
Consolidated long-lived
  assets....................                              $162,402      $156,409      $162,562      $155,079
                                                          ========      ========      ========      ========


    Two customers accounted for approximately 28%, 46%, 38% and 66% of sales for the period from January 1, 1997 to July 10, 1997, the period from July 11, 1997 to January 2, 1998 and the years ended January 1, 1999 and December 31, 1999, respectively. As of December 31, 1999, two customers accounted for approximately 62% of the outstanding accounts receivable.


15. SALE OF ASSETS


    In August 1998, the Company sold the assets of a product line, Greatbatch-Scientific, to a third party in exchange for shares of stock of the third party. Greatbatch-Scientific sales were not significant to the consolidated financial statements. As a result of this transaction, the Company recorded the shares of stock acquired as an investment carried at cost, which approximated $2.4 million. Cost of the assets sold approximated fair value and accordingly, no gain or loss was recorded in the accompanying consolidated financial statements as of the date of sale. The investment is included in other assets on the consolidated balance sheet. The cost method is used to account for the Company's investment because the Company does not have the ability to exercise significant influence over the investee's operating and financial policies. Management intends for this investment to be long-term. As of December 31, 1999, a $859,000 impairment of this investment was recorded in fiscal 1999. The write-down of the investment represents an other than temporary decline and was based upon the

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

15. SALE OF ASSETS (CONTINUED)

Company's monitoring of this investment and publicly available information from a local newspaper related to an unrelated public venture capital company.


16. RESTRUCTURING


    In October 1998, management of the Company initiated a plan to restructure Engineered Components ("EC"), a product line of the Company's medical segment. EC ceased the production of non-medical products to concentrate on its core customer base. The restructuring is not expected to significantly impact future operations. A total of $825,000 in restructuring costs were charged to operations in fiscal 1998. Such restructuring costs included the following (dollars in thousands):



Estimated unsaleable inventory..............................    $350
Losses from the planned disposal of equipment and leases on
  equipment.................................................     400
Severance pay and benefits to employees.....................      75
                                                                ----
                                                                $825
                                                                ====



Approximately $585,000 of restructuring costs are included in other accrued liabilities at January 1, 1999. Approximately $285,000 was paid in 1999 and the remaining amount is expected to be paid during 2000.


17. RELATED PARTY TRANSACTIONS


    The Company had amounts due from related parties totaling $1,684,000 at January 1, 1999 and December 31, 1999, respectively. Amounts due from related parties is composed of notes receivable from executive officers and key employees in connection with their purchase in 1997 of shares of the Company's common stock. The notes receivable are due in November 2007 and bear interest at 6.42% per annum. Payments of interest commenced on May 1, 1998 and are due on each May 1 thereafter until the maturity date. The notes are collateralized by the 561,333 shares of common stock they purchased with the proceeds of the loans. The notes receivable is shown on the consolidated balance sheets as a reduction in stockholders' equity (see Note 12).



    On July 10, 1997, the Company acquired all of the outstanding shares of Predecessor. Equity financing was provided by entities affiliated with DLJ Merchant Banking Partners II, L.P., an affiliate of DLJ. DLJ Capital
Funding, Inc., an affiliate of DLJ, received a customary funding fee of approximately $1.5 million related to the issuance of the 1997 Credit Agreement. DLJ received a customary funding fee of approximately $1.9 million related to the issuance of the Senior Subordinated Notes and reimbursement for reasonable out-of-pocket expenses. In August 1998, the Credit Agreement was amended and restated to facilitate the Hittman acquisition (see Note 3). DLJ received a fee of approximately $2.8 million related to acting as a financial advisor to the Company in connection with the acquisition, for its underwriting fee and a bond consent fee. All fees were initially capitalized as deferred financing fees and are being amortized over the life of the underlying debt.



    The Company may from time to time enter into other investment banking relationships with DLJ or one of its affiliates pursuant to which DLJ or its affiliates will receive customary fees and will be

              WILSON GREATBATCH TECHNOLOGIES, INC. AND SUBSIDIARY

        PERIODS FROM JANUARY 1, 1997 TO JULY 10, 1997 AND JULY 11, 1997
    TO JANUARY 2, 1998 AND YEARS ENDED JANUARY 1, 1999 AND DECEMBER 31, 1999

17. RELATED PARTY TRANSACTIONS (CONTINUED)

entitled to reimbursement of reasonable disbursements and out-of-pocket expenses incurred in connection therewith. The Company expects that any such arrangement will include provisions for the indemnification of DLJ against liability, including liabilities under the federal securities laws.


    The Company is a party to an operating lease to a related party under a non-cancelable operating lease which expires in 2006 (see Note 13).

18. SUBSEQUENT EVENTS


    In February 2000, the Agreement referred to in Note 8 was amended to change the financial covenants. The Company believes that it will be in compliance with the new covenants in fiscal 2000. The 75 basis point increase in Applicable Margin (as defined in Note 8) was made permanent. The Revolving Facility was set to a maximum of $13.0 million through December 31, 2000. After that time, if the leverage targets are met, the Revolving Facility will increase to $20.0 million.



    On March 14, 2000, the Company signed a letter of intent to acquire the stock of a battery manufacturer. Closing of the transaction, along with final determination of a purchase price, will not occur prior to the second half of 2000 and is subject to customary conditions, including due diligence and the execution of a definitive purchase agreement.


                                  * * * * * *

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Hittman Materials and Medical Components, Inc.

    We have audited the accompanying balance sheets of Hittman Materials and Medical Components, Inc. (the "Company") as of August 7, 1998 and December 31, 1997 and the related statements of operations, stockholder's equity and cash flows for the period from January 1, 1998 through August 7, 1998 and year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hittman Materials and Medical Components, Inc. as of August 7, 1998 and December 31,1997, and the results of its operations and its cash flows for the period and year then ended in conformity with generally accepted accounting principles.

/S/ GRANT THORNTON LLP

Baltimore, Maryland
September 22, 1998

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                                 BALANCE SHEETS

                      AUGUST 7, 1998 AND DECEMBER 31, 1997

                                                               AUGUST 7,    DECEMBER 31
                                                                 1998          1997
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   839,272   $  800,392
  Accounts receivable.......................................    2,023,195    1,709,351
  Inventories...............................................    1,986,096    2,339,210
  Prepaid expenses..........................................       44,245       27,340
                                                              -----------   ----------
      Total current assets..................................    4,892,808    4,876,293

PROPERTY AND EQUIPMENT--AT COST
  Furniture, fixtures and equipment.........................    2,115,414    1,856,253
  Equipment under capital lease.............................           --      574,117
                                                              -----------   ----------
                                                                2,115,414    2,430,370

  Less accumulated depreciation and amortization............    1,558,736    1,748,887
                                                              -----------   ----------
                                                                  556,678      681,483

OTHER ASSETS................................................       52,382       52,382
                                                              -----------   ----------
                                                              $ 5,501,868   $5,610,158
                                                              ===========   ==========
                                      LIABILITIES
CURRENT LIABILITIES
  Current maturities of capital lease obligation............  $        --   $   45,938
  Accounts payable..........................................      402,640      278,746
  Accrued compensation and employee benefits................      536,234      874,572
  Accrued expenses..........................................       94,995      161,429
                                                              -----------   ----------
      Total current liabilities.............................    1,033,869    1,360,685

CAPITAL LEASE OBLIGATION, less current maturities...........           --      306,154

COMMITMENTS.................................................           --           --

STOCKHOLDER'S EQUITY
  Common stock--par value, $.10 per share; authorized, 1,000 shares;
    issued and outstanding, 500 shares......................           50           50
  Additional paid-in capital................................    5,858,834      299,950
  Retained (deficit) earnings...............................   (1,390,885)   3,643,319
                                                              -----------   ----------
                                                                4,467,999    3,943,319
                                                              -----------   ----------
                                                              $ 5,501,868   $5,610,158
                                                              ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                            STATEMENTS OF OPERATIONS

               PERIOD FROM JANUARY 1, 1998 THROUGH AUGUST 7, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997

                                                              PERIOD ENDED    YEAR ENDED
                                                               AUGUST 7,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
NET SALES...................................................  $11,394,951    $18,507,437
COST OF SALES...............................................    5,072,595      7,769,408
                                                              -----------    -----------
      Gross profit..........................................    6,322,356     10,738,029
SELLING AND ADMINISTRATIVE EXPENSES.........................    2,202,100      2,829,658
                                                              -----------    -----------
      Operating profit......................................    4,120,256      7,908,371

OTHER INCOME (EXPENSE)
  Share value plan termination costs........................   (4,907,802)            --
  Gain on termination of capital lease......................       93,940             --
  Interest income...........................................       25,448         27,477
  Interest expense..........................................      (20,524)       (37,496)
  Other.....................................................       16,777         29,258
                                                              -----------    -----------
                                                               (4,792,161)        19,239
                                                              -----------    -----------
      NET (LOSS) EARNINGS...................................  $  (671,905)   $ 7,927,610
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

               PERIOD FROM JANUARY 1, 1998 THROUGH AUGUST 7, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997

                                                            ADDITIONAL    RETAINED
                                                  COMMON     PAID-IN      EARNINGS
                                                  STOCK      CAPITAL      (DEFICIT)       TOTAL
                                                 --------   ----------   -----------   -----------
BALANCE AT JANUARY 1, 1997.....................    $50      $  299,950   $ 2,665,709   $ 2,965,709
  Net earnings.................................     --              --     7,927,610     7,927,610
  Dividends to stockholder.....................     --              --    (6,950,000)   (6,950,000)
                                                   ---      ----------   -----------   -----------
BALANCE AT DECEMBER 31, 1997...................     50         299,950     3,643,319     3,943,319
  Net loss.....................................     --              --      (671,905)     (671,905)
  Contributions from stockholder...............     --       5,558,884            --     5,558,884
  Dividends to stockholder.....................     --              --    (4,362,299)   (4,362,299)
                                                   ---      ----------   -----------   -----------
BALANCE AT AUGUST 7, 1998......................    $50      $5,858,834   $(1,390,885)  $ 4,467,999
                                                   ===      ==========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                            STATEMENTS OF CASH FLOWS

               PERIOD FROM JANUARY 1, 1998 THROUGH AUGUST 7, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1997

                                                                 1998          1997
                                                              -----------   -----------
Increase (decrease) in cash and cash equivalents

CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) earnings.......................................  $  (671,905)  $ 7,927,610
  Adjustments to reconcile net (loss) earnings to net cash
    (used in) provided by operating activities
      Gain on lease termination.............................      (93,940)           --
      Depreciation and amortization.........................      152,958       323,541
      Changes in assets and liabilities
        Accounts receivable.................................     (313,844)     (177,286)
        Inventories.........................................      353,114      (758,891)
        Prepaid expenses....................................      (16,905)      (13,340)
        Accounts payable and accrued expenses...............     (280,877)      (56,390)
                                                              -----------   -----------
                                                                 (199,494)     (682,366)
                                                              -----------   -----------
          Net cash (used in) provided by operating
            activities......................................     (871,399)    7,245,244
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................      (28,154)     (133,964)
  Other.....................................................           --       (10,277)
                                                              -----------   -----------
          Net cash used in investing activities.............      (28,154)     (144,241)
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of capital lease obligation.....................      (27,144)      (41,584)
  Stockholder contributions.................................    5,327,876            --
  Dividends paid............................................   (4,362,299)   (6,950,000)
                                                              -----------   -----------
          Net cash provided by (used in) financing
            activities......................................      938,433    (6,991,584)
                                                              -----------   -----------
          NET INCREASE IN CASH AND CASH EQUIVALENTS.........       38,880       109,419
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      800,392       690,973
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD/YEAR.............  $   839,272   $   800,392
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $    20,524   $    37,496

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment contributed by stockholder......................      231,008            --
  Capital lease obligation retired..........................      324,948            --

   The accompanying notes are an integral part of these financial statements.

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      AUGUST 7, 1998 AND DECEMBER 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Hittman Materials and Medical Components, Inc. (the Company) is principally engaged in the manufacturing of components for medical devices, primarily implantables, such as pacemakers and defibrillators. Components are sold worldwide.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

    1. RECEIVABLES

    The Company charges off doubtful receivables as bad debts in the year they are deemed to be uncollectible. Management believes that substantially all remaining receivables will be collected in the ordinary course of business and, accordingly, has not provided an allowance for doubtful accounts.

    2. INVENTORIES

    Inventories are valued at the lower of cost or market. Raw material costs are determined using the first-in, first-out method. Work-in-process and finished goods costs are determined based on accumulated average costs.

    3. PROPERTY AND EQUIPMENT

    Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives of the assets, principally using an accelerated method.

    Equipment under a capitalized lease is depreciated over the lease term, which approximates the service lives of the equipment, using the straight-line method.

    4. REVENUE RECOGNITION

    Revenues are recognized at the time finished products are shipped.

    5. RESEARCH AND DEVELOPMENT

    Research and development expenditures are expensed as incurred and amounted to approximately $328,587 and $553,277 for the period ended August 7, 1998 and year ended December 31,1997, respectively.

    6. INCOME TAXES

    The Company has elected to be treated as an S Corporation under the Internal Revenue Code. As a result, income taxes on net earnings are payable personally by the Company's stockholder and the Company is not taxed as a Corporation. Accordingly, no provision has been made for income taxes. Had income taxes been payable by the Company, the income tax benefit would have been approximately $262,000 for the period ended August 7, 1998 and income tax expense of approximately $3,092,000 for the year ended December 31, 1997.

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                      AUGUST 7, 1998 AND DECEMBER 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    7. STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    8. USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    9. RECLASSIFICATIONS


    Certain reclassifications have been made to 1997 amounts to conform with 1998 presentation.


NOTE B--INVENTORIES

    Inventories at August 7, 1998 and December 31, 1997 are comprised as follows:

                                                          1998         1997
                                                       ----------   ----------
Raw materials........................................  $1,102,283   $1,475,330
Work-in-process......................................     767,248      342,033
Finished goods.......................................     116,565      521,847
                                                       ----------   ----------
                                                       $1,986,096   $2,339,210
                                                       ==========   ==========

NOTE C--OTHER ASSETS

    In 1993, the Company purchased a split dollar, joint life insurance policy with a last to die provision, on the lives of the Company's sole stockholder and his wife. The Company is the beneficiary to the extent of premiums paid.

NOTE D--CAPITAL LEASE OBLIGATION


    The Company leased certain equipment from a related party under an agreement classified as a capital lease, which expired in 2003. The related asset and obligation were recorded using a 10% imputed interest rate. The lease was terminated as of August 7, 1998

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                      AUGUST 7, 1998 AND DECEMBER 31, 1997

NOTE D--CAPITAL LEASE OBLIGATION (CONTINUED)
    The following is a schedule of equipment under capital lease.

                                                         AUGUST 7,   DECEMBER 31,
                                                           1998          1997
                                                         ---------   ------------
Equipment under capital lease..........................    $ --        $574,117
Less accumulated depreciation..........................      --         316,501
                                                           ----        --------
                                                           $ --        $257,616
                                                           ====        ========

NOTE E--COMMITMENTS

    The Company leases its facility from a related party under a non-cancelable operating lease agreement which expires in 2006. The Company is responsible for the payment of property taxes, insurance, maintenance and all other expenses associated with the operation of the facility. Rent expense of $79,277 and $131,520 was charged to operations for the period ended August 7, 1998 and the year ended December 31, 1997, respectively.

    The Company also leases equipment under operating lease agreements which expire at various times over the next two to five years. Rent expense of $10,958 and $16,351 was charged to operations for the period ended August 7, 1998 and the year ended December 31, 1997, respectively.

    At August 7, 1998, future minimum annual operating lease payments are as follows:

YEAR                                                           AMOUNT
----                                                          ---------
1998........................................................  $  91,482
1999........................................................    220,974
2000........................................................    215,916
2001........................................................    215,916
2002........................................................    212,372
2003........................................................    210,600
Thereafter..................................................  1,739,405

NOTE F--RETIREMENT PLAN


    The Hittman Retirement Plan covers substantially all employees who have reached the age of eighteen and completed six months of service. Eligible employees may execute a written agreement with the Company whereby the employee agrees to accept a salary reduction of not less than 1% nor more than 10% in exchange for the Company's contribution to the plan. The Company must contribute an amount based on the employee's percentage salary reduction. Additional employer contributions are allowed within certain limitations. The Company's contribution was approximately $112,000 in 1998 and $154,000 in 1997.


NOTE G--SHARE VALUE PLAN


    In 1989, the Company instituted a share value plan wherein certain employees can receive compensation based on the earnings of the Company and under certain circumstances acquire shares of

                 HITTMAN MATERIALS AND MEDICAL COMPONENTS, INC.

                      AUGUST 7, 1998 AND DECEMBER 31, 1997

NOTE G--SHARE VALUE PLAN (CONTINUED)
the Company's common stock. Compensation expense of $5,241,428 and $500,000 was charged to operations for the period ended August 7, 1998 and the year ended December 31, 1997, respectively, pursuant to the plan. The plan was terminated as of August 7, 1998.

NOTE H--CONCENTRATIONS

    MAJOR CUSTOMERS

    During the period ended August 7, 1998, approximately 59% of sales were derived from four major customers and in 1997, approximately 80% of sales were derived from six major customers.

    CASH BALANCES

    The Company maintains its cash balances in several financial institutions located in Maryland, which at times may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE I--STOCK SALE

    Effective with the close of business on August 7, 1998, all of the Company's outstanding stock was sold to Wilson Greatbatch Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         , 2000

                                     [LOGO]

                         WILSON GREATBATCH TECHNOLOGIES

                                SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                          JOINT BOOK-RUNNING MANAGERS



DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.


                                ----------------

    BANC OF AMERICA SECURITIES LLC

                       U.S. BANCORP PIPER JAFFRAY

                                                                  DLJDIRECT INC.

------------------------------------------------------------
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF WILSON GREATBATCH TECHNOLOGIES HAVE NOT CHANGED SINCE THE DATE HEREOF.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

UNTIL              , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND REGARDING THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee........................................  $30,360
NASD filing fee.............................................   12,000
New York Stock Exchange listing fee.........................
Printing and engraving......................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent fees.........................................
Miscellaneous expenses......................................  $
  Total.....................................................  $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Our restated certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of our company.

    As permitted by the DGCL, the certificate of incorporation provides that directors of our company shall have no personal liability to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under
Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    We have not sold any securities, registered or otherwise, within the past three years, except as set forth below.



    In July 1997, we issued 14,547,104 shares of our common stock for an aggregate purchase price of $43,641,312. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act. We issued 12,577,273 shares to DLJ Merchant Banking and its affiliates, 1,333,333 to former shareholders of Wilson Greatbatch Ltd. who participated in the leveraged buyout and their affiliates, 317,667 shares to members of our management and other key personnel who participated in the leveraged buyout and 318,831 shares to The Northwestern Mutual Life Insurance Company.



    In November 1997, we issued 561,332 shares of our common stock, for an aggregate purchase price of $1,684,000, to members of our management and other key personnel who participated in the leveraged buyout. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



    In March 1998, we issued 42,051 shares of our common stock, for an aggregate purchase price of $126,153, to the Trustees of the Wilson Greatbatch Ltd. Equity Plus Plan Stock Bonus Plan as a bonus to the plan members. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rue 701 under the Securities Act.



    In April 1998, we issued 200 shares of our common stock, for an aggregate purchase price of $600, to John T. Fordyce upon his exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In July 1998, we issued 3,200 shares of our common stock, for an aggregate purchase price of $9,600, to Stuart Scott Ferguson upon his exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In August 1998, we issued 800 shares of our common stock, for an aggregate purchase price of $2,400, upon the exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act. We issued 400 shares to Jack Belstadt and 400 shares to Charles Mozeko.



    In August 1998, we issued 5,385,024 shares of our common stock for an aggregate purchase price of $16,619,616. We issued 4,748,973 shares to DLJ Merchant Banking and its affiliates. We issued 166,667 shares to East Hill Foundation and 336,051 shares to members of our management and other key personnel who participated in the leveraged buyout and their affiliates. We issued 133,333 shares to former shareholders of Wilson Greatbatch Ltd. who participated in the leveraged buyout and their affiliates. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



    In August 1998, we issued 3,467 shares of our common stock, for an aggregate purchase price of $10,400, upon the exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act. We issued 400 shares to Robert W. Siegler, 400 shares to Richard M. Garlapow and 2,667 shares to Gary Sfeir.



    In August 1998, we issued 114,975 shares of our common stock, for an aggregate purchase price of $344,925, to The Northwestern Mutual Life Insurance Company. The securities were issued in a private placement in reliance on
Section 4(2) of the Securities Act.

    In November 1998, we issued 5,600 shares of our common stock, for an aggregate purchase price of $16,800, to Robert C. Rusin upon his exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In March 1999, we issued 17,935 shares of our common stock, for an aggregate purchase price of $53,805, upon the exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act. We issued 2,413 shares to Gary Whitcher and 15,522 shares to Tim H. Belstadt.



    In April 1999, we issued 7,272 shares of our common stock, for an aggregate purchase price of $21,816, upon the exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act. We issued 419 shares to Gayle Fairchild, 419 shares to William Bruns and 6,434 shares to Robert W. Hammell.



    In May 1999, we issued 5,593 shares of our common stock, for an aggregate purchase price of $16,782, to Robert C. Jackson upon the exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In August 1999, we issued 232,451 shares of our common stock, for an aggregate purchase price of $2,092,050, to the Trustees of the Wilson Greatbatch Ltd. Equity Plus Plan Stock Bonus Plan in anticipation of future employee exercises of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In September 1999, we issued 83,333 shares of our common stock, for an aggregate purchase price of $750,000, to Fred Hittman. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



    In September 1999, we issued 3,647 shares of our common stock, for an aggregate purchase price of $32,823, to Christine A. Fryz upon her exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



    In December 1999, we issued 27,561 shares of our common stock, for an aggregate purchase price of $293,679, to members of our management and other key personnel who had terminated their employment. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



    No underwriters were involved in connection with any transaction set forth above. As noted above, the issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. In all of these transactions, the recipients of securities represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the securities issued.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement

        3.1**           Amended and Restated Certificate of Incorporation

        3.2**           Amended and Restated Bylaws

        5.1             Opinion of Weil, Gotshal & Manges LLP

       10.1**           1997 Stock Option Plan (including form of "standard" option agreement and form of "special" option agreement)

       10.2**           1998 Stock Option Plan (including form of "standard" option agreement, form of "special" option agreement and form of
                        "non-standard" option agreement)

       10.3**           Wilson Greatbatch Ltd. Equity Plus Plan Money Purchase Plan

       10.4**           Wilson Greatbatch Ltd. Equity Plus Plan Stock Bonus Plan

       10.5**           Employment Agreement, dated as of July 9, 1997, between
                        Wilson Greatbatch Ltd. and Edward F. Voboril

       10.6**           Securities Purchase Agreement, dated as of July 10, 1997,
                        among WGL Acquisition Corp., Wilson Greatbatch Technologies,
                        Inc., DLJ Investment Partners, L.P., DLJ Investment Funding,
                        Inc., DLJ First ESC L.L.C., The Northwestern Mutual Life
                        Insurance Company and Donaldson, Lufkin & Jenrette
                        Securities Corporation

       10.7**           Registration and Anti-Dilution Agreement, dated as of July
                        10, 1997, among Wilson Greatbatch Technologies, Inc., DLJ
                        Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ
                        First ESC L.L.C., The Northwestern Mutual Life Insurance
                        Company and Donaldson, Lufkin & Jenrette Securities
                        Corporation

       10.8**           Note Registration Rights Agreement, dated as of July 10,
                        1997, among Wilson Greatbatch Ltd., DLJ Investment Partners,
                        L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C.,
                        DLJ LBO Plans Management Corporation, The Northwestern
                        Mutual Life Insurance Company and Donaldson, Lufkin &
                        Jenrette Securities Corporation

       10.9**           Amended and Restated Credit Agreement, dated as of August 7,
                        1998, among Wilson Greatbatch Ltd., DLJ Capital Funding,
                        Inc., as Syndication Agent, Heller Financial, Inc., as
                        Documentation Agent, Fleet National Bank, as Administrative
                        Agent, and various financial institutions party thereto as
                        Lenders

       10.10**          Waiver and Amendment No. 1 to Credit Agreement, dated as of
                        November 15, 1999, among Wilson Greatbatch Ltd., the
                        Consenting Obligors party thereto, DLJ Capital Funding,
                        Inc., as Syndication Agent, Heller Financial, Inc., as
                        Documentation Agent, Fleet National Bank, as Administrative
                        Agent, and various financial institutions party thereto as
                        Lenders

       10.11**          Amendment No. 2 to Credit Agreement, dated as of February
                        10, 2000, among Wilson Greatbatch Ltd., the Consenting
                        Obligors party thereto, DLJ Capital Funding, Inc., as
                        Syndication Agent, Heller Financial, Inc., as Documentation
                        Agent, Fleet National Bank, as Administrative Agent, and
                        various financial institutions party thereto as Lenders

       10.12**          Stockholders Agreement, dated as of July 16, 1997, among
                        Wilson Greatbatch Technologies, Inc., DLJ Merchant Banking
                        Partners II, L.P., DLJMB Funding II, Inc., DLJ Merchant
                        Banking Partners II-A, L.P., DLJ Diversified Partners, L.P.,
                        DLJ Diversified Partners-A, L.P., DLJ Millennium Partners,
                        L.P., DLJ First ESC L.L.C., DLJ Offshore Partners II, C.V.,
                        DLJ EAB Partners, L.P., U.K. Investment Plan 1997 Partners,
                        and the other holders of common stock of Wilson Greatbatch
                        Technologies Inc. party thereto

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.13**          Amendment No. 1 to Stockholders Agreement, dated as of
                        October 31, 1997, among Wilson Greatbatch Technologies,
                        Inc., DLJ Merchant Banking Partners II, L.P., DLJMB Funding
                        II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ
                        Diversified Partners, L.P., DLJ Diversified Partners-A,
                        L.P., DLJ Millennium Partners, L.P., DLJ First ESC L.L.C.,
                        DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, and the other holders of
                        common stock of Wilson Greatbatch Technologies, Inc. party thereto

       10.14**          Management Stockholders Agreement, dated as of July 10,
                        1997, among Wilson Greatbatch Technologies, Inc., DLJ
                        Merchant Banking Partners II, L.P., DLJMB Funding II, Inc.,
                        DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified
                        Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ
                        Millennium Partners, L.P., DLJ First ESC L.L.C., DLJ
                        Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, and the other holders of
                        common stock of Wilson Greatbatch Technologies, Inc. party thereto

       10.15**          Subordinated Note Holders Stockholders Agreement, dated as of July 10, 1997, among Wilson Greatbatch Technologies,
                        Inc., DLJ Merchant Banking Partners II, L.P., DLJMB Funding
                        II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ
                        Diversified Partners, L.P., DLJ Diversified Partners-A,
                        L.P., DLJ Millennium Partners, L.P., DLJ First ESC L.L.C.,
                        DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, DLJ Investment Partners,
                        L.P., DLJ Investment Funding, Inc., The Northwestern Mutual
                        Life Insurance Company and Donaldson, Lufkin & Jenrette
                        Securities Corporation

       10.16+           Supply Agreement (SVO Batteries), dated as of July 31, 1991, between Wilson Greatbatch Ltd. and Medtronic Inc.

       10.17**+         Amendment No. 1 to the Supply Agreement (SVO Batteries),
                        dated as of June 3, 1996, between Wilson Greatbatch Ltd. and
                        Medtronic Inc.

       10.18**+ Amendment No. 2 to the Supply Agreement (SVO Batteries), dated as of March 24, 1997, between Wilson Greatbatch Ltd.
                        And Medtronic Inc.

       10.19**+ Amendment No. 3 to the Supply Agreement (SVO Batteries), dated as of July 22, 1999, between Wilson Greatbatch Ltd.
                        and Medtronic Inc.

       10.20**+         Supply Agreement, dated as of February 1, 1999, among Wilson
                        Greatbatch Ltd. and Guidant/CRM

       10.21+           Agreement, dated as of April 16, 1997, between Wilson
                        Greatbatch Ltd. and Pacesetter, Inc., a St. Jude Medical
                        Company

       10.22**+         License Agreement, dated August 8, 1996, between Wilson
                        Greatbatch Ltd. and Evans Capacitor Company

       10.23+ Supplier Partnering Agreement, dated as of June 1, 2000, between Wilson Greatbatch Ltd. and Pacesetter, Inc., a St.
                        Jude Medical Company

       10.24            License Agreement, dated March 16, 1976, between Wilson
                        Greatbatch Ltd. and Medtronic Inc.

       10.25 Amendment No. 1 to License Agreement, dated July 20, 1976, between Wilson Greatbatch Ltd. and Medtronic Inc.

       10.26            Stockholders Agreement, dated as of August 23, 1999, among
                        Wilson Greatbatch Technologies, Inc., DLJ Merchant Banking
                        Partners II, L.P., DLJMB Funding II, Inc., DLJ Merchant
                        Banking Partners II-A, L.P., DLJ Diversified Partners, L.P.,
                        DLJ Diversified Partners-A, L.P., DLJ Millennium Partners,
                        L.P., DLJ First ESC L.P., DLJ Offshore Partners II, C.V.,
                        DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners and
                        Fred Hittman

       21.1**           List of Subsidiaries

       23.1             Consent of Deloitte & Touche LLP

       23.2             Consent of Grant Thornton LLP

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       23.3             Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1)

       24.1**           Power of Attorney

       27.1**           Financial Data Schedule


------------------------


*   To be filed by amendment.



**  Previously filed.



+ Portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


(B) FINANCIAL STATEMENT SCHEDULES

        PAGE
       NUMBER                                   DESCRIPTION
       ------           ------------------------------------------------------------
         S-1            Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

    (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clarence, New York, on July 3, 2000.



                                                       WILSON GREATBATCH TECHNOLOGIES, INC.

                                                       By:  /s/ ARTHUR J. LALONDE
                                                            -----------------------------------------
                                                            Arthur J. Lalonde
                                                            Vice President, Finance
                                                            and Treasurer



    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                 NAME                                       TITLE                          DATE
                 ----                                       -----                          ----
        /s/ EDWARD F. VOBORIL *          President, Chief Executive Officer and
    -------------------------------        Chairman of the Board (principal executive  July 3, 2000
           Edward F. Voboril               officer)

         /s/ ARTHUR J. LALONDE           Vice President, Finance and Treasurer
    -------------------------------        (principal financial and accounting         July 3, 2000
           Arthur J. Lalonde               officer)

         /s/ DAVID L. JAFFE *            Director
    -------------------------------                                                    July 3, 2000
            David L. Jaffe

         /s/ ROBERT E. RICH *            Director
    -------------------------------                                                    July 3, 2000
            Robert E. Rich

        /s/ DOUGLAS E. ROGERS *          Director
    -------------------------------                                                    July 3, 2000
           Douglas E. Rogers

           /s/ HENRY WENDT *             Director
    -------------------------------                                                    July 3, 2000
              Henry Wendt

        /s/ DAVID M. WITTELS *           Director
    -------------------------------                                                    July 3, 2000
           David M. Wittels



*By:  /s/ ARTHUR J. LALONDE
      --------------------------
      Arthur J. Lalonde
      Attorney-in-Fact

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                              COL. C
                                                            ADDITIONS
                                                      ----------------------
                                           COL. B                   CHARGED
                                         BALANCE AT    CHARGED     TO OTHER      COL. D         COL. E
                COL. A                   BEGINNING     TO COSTS    ACCOUNTS-   DEDUCTIONS-    BALANCE AT
              DESCRIPTION                OF PERIOD    & EXPENSES   DESCRIBE    DESCRIBE(1)   END OF PERIOD
              -----------                ----------   ----------   ---------   -----------   -------------
January 1, 1997 to July 10, 1997:
  Allowance for doubtful accounts......    $  118       $   63       $ --        $   (53)       $  128
  Valuation for LIFO inventory.........     1,173           --         --            (90)        1,083

July 11, 1997 to January 2, 1998:
  Allowance for doubtful accounts......       128            4         --             (9)          123
  Valuation for LIFO inventory.........     1,083           --         --         (1,083)(2)        --

Fiscal 1998:
  Allowance for doubtful accounts......       123          111         --            (37)          197

Fiscal 1999:
  Allowance for doubtful accounts......       197          179         --           (157)          219

------------------------

(1) Accounts written off, net of collections on accounts receivable.

(2) Represents the LIFO inventory valuation applicable to Predecessor adjusted in accordance with the purchase method of accounting.

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
    1.1*                Form of Underwriting Agreement

    3.1**               Amended and Restated Certificate of Incorporation

    3.2**               Amended and Restated Bylaws

    5.1                 Opinion of Weil, Gotshal & Manges LLP

   10.1**               1997 Stock Option Plan (including form of "standard" option agreement and form of "special" option agreement)

   10.2**               1998 Stock Option Plan (including form of "standard" option agreement, form of "special" option agreement and form of
                        "non-standard" option agreement)

   10.3**               Wilson Greatbatch Ltd. Equity Plus Plan Money Purchase Plan

   10.4**               Wilson Greatbatch Ltd. Equity Plus Plan Stock Bonus Plan

   10.5**               Employment Agreement, dated as of July 9, 1997, between
                        Wilson Greatbatch Ltd. and Edward F. Voboril

   10.6**               Securities Purchase Agreement, dated as of July 10, 1997,
                        among WGL Acquisition Corp., Wilson Greatbatch Technologies,
                        Inc., DLJ Investment Partners, L.P., DLJ Investment Funding,
                        Inc., DLJ First ESC L.L.C., The Northwestern Mutual Life
                        Insurance Company and Donaldson, Lufkin & Jenrette
                        Securities Corporation

   10.7**               Registration and Anti-Dilution Agreement, dated as of July
                        10, 1997, among Wilson Greatbatch Technologies, Inc., DLJ
                        Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ
                        First ESC L.L.C., The Northwestern Mutual Life Insurance
                        Company and Donaldson, Lufkin & Jenrette Securities
                        Corporation

   10.8**               Note Registration Rights Agreement, dated as of July 10,
                        1997, among Wilson Greatbatch Ltd., DLJ Investment Partners,
                        L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C.,
                        DLJ LBO Plans Management Corporation, The Northwestern
                        Mutual Life Insurance Company and Donaldson, Lufkin &
                        Jenrette Securities Corporation

   10.9**               Amended and Restated Credit Agreement, dated as of August 7,
                        1998, among Wilson Greatbatch Ltd., DLJ Capital Funding,
                        Inc., as Syndication Agent, Heller Financial, Inc., as
                        Documentation Agent, Fleet National Bank, as Administrative
                        Agent, and various financial institutions party thereto as
                        Lenders

   10.10**              Waiver and Amendment No. 1 to Credit Agreement, dated as of
                        November 15, 1999, among Wilson Greatbatch Ltd., the
                        Consenting Obligors party thereto, DLJ Capital Funding,
                        Inc., as Syndication Agent, Heller Financial, Inc., as
                        Documentation Agent, Fleet National Bank, as Administrative
                        Agent, and various financial institutions party thereto as
                        Lenders

   10.11**              Amendment No. 2 to Credit Agreement, dated as of February
                        10, 2000, among Wilson Greatbatch Ltd., the Consenting
                        Obligors party thereto, DLJ Capital Funding, Inc., as
                        Syndication Agent, Heller Financial, Inc., as Documentation
                        Agent, Fleet National Bank, as Administrative Agent, and
                        various financial institutions party thereto as Lenders

   10.12**              Stockholders Agreement, dated as of July 16, 1997, among
                        Wilson Greatbatch Technologies, Inc., DLJ Merchant Banking
                        Partners II, L.P., DLJMB Funding II, Inc., DLJ Merchant
                        Banking Partners II-A, L.P., DLJ Diversified Partners, L.P.,
                        DLJ Diversified Partners-A, L.P., DLJ Millennium Partners,
                        L.P., DLJ First ESC L.L.C., DLJ Offshore Partners II, C.V.,
                        DLJ EAB Partners, L.P., U.K. Investment Plan 1997 Partners,
                        and the other holders of common stock of Wilson Greatbatch
                        Technologies, Inc. party thereto

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
   10.13**              Amendment No. 1 to Stockholders Agreement, dated as of
                        October 31, 1997, among Wilson Greatbatch Technologies,
                        Inc., DLJ Merchant Banking Partners II, L.P., DLJMB Funding
                        II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ
                        Diversified Partners, L.P., DLJ Diversified Partners-A,
                        L.P., DLJ Millennium Partners, L.P., DLJ First ESC L.L.C.,
                        DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, and the other holders of
                        common stock of Wilson Greatbatch Technologies, Inc. party thereto

   10.14**              Management Stockholders Agreement, dated as of July 10,
                        1997, among Wilson Greatbatch Technologies, Inc., DLJ
                        Merchant Banking Partners II, L.P., DLJMB Funding II, Inc.,
                        DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified
                        Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ
                        Millennium Partners, L.P., DLJ First ESC L.L.C., DLJ
                        Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, and the other holders of
                        common stock of Wilson Greatbatch Technologies, Inc. party thereto

   10.15**              Subordinated Note Holders Stockholders Agreement, dated as of July 10, 1997, among Wilson Greatbatch Technologies,
                        Inc., DLJ Merchant Banking Partners II, L.P., DLJMB Funding
                        II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ
                        Diversified Partners, L.P., DLJ Diversified Partners-A,
                        L.P., DLJ Millennium Partners, L.P., DLJ First ESC L.L.C.,
                        DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., U.K.
                        Investment Plan 1997 Partners, DLJ Investment Partners,
                        L.P., DLJ Investment Funding, Inc., The Northwestern Mutual
                        Life Insurance Company and Donaldson, Lufkin & Jenrette
                        Securities Corporation

   10.16+               Supply Agreement (SVO Batteries), dated as of July 31, 1991, between Wilson Greatbatch Ltd. and Medtronic Inc.

   10.17**+             Amendment No. 1 to the Supply Agreement (SVO Batteries),
                        dated as of June 3, 1996, between Wilson Greatbatch Ltd. and
                        Medtronic Inc.

   10.18**+ Amendment No. 2 to the Supply Agreement (SVO Batteries), dated as of March 24, 1997, between Wilson Greatbatch Ltd.
                        and Medtronic Inc.

   10.19**+ Amendment No. 3 to the Supply Agreement (SVO Batteries), dated as of July 22, 1999, between Wilson Greatbatch Ltd.
                        and Medtronic Inc.

   10.20**+             Supply Agreement, dated as of February 1, 1999, among Wilson
                        Greatbatch Ltd. and Guidant/CRM

   10.21+               Agreement, dated as of April 16, 1997, between Wilson
                        Greatbatch Ltd. and Pacesetter, Inc., a St. Jude Medical
                        Company

   10.22**+             License Agreement, dated August 8, 1996, between Wilson
                        Greatbatch Ltd. and Evans Capacitor Company

   10.23+ Supplier Partnering Agreement, dated as of June 1, 2000, between Wilson Greatbatch Ltd. and Pacesetter, Inc., a St.
                        Jude Medical Company

   10.24                License Agreement, dated March 16, 1976, between Wilson
                        Greatbatch Ltd. and Medtronic Inc.

   10.25 Amendment No. 1 to License Agreement, dated July 20, 1976, between Wilson Greatbatch Ltd. and Medtronic Inc.

   10.26                Stockholders Agreement, dated as of August 23, 1999, among
                        Wilson Greatbatch Technologies, Inc., DLJ Merchant Banking
                        Partners II, L.P., DLJMB Funding II, Inc., DLJ Merchant
                        Banking Partners II-A, L.P., DLJ Diversified Partners, L.P.,
                        DLJ Diversified Partners-A, L.P., DLJ Millennium Partners,
                        L.P., DLJ First ESC L.P., DLJ Offshore Partners II, C.V.,
                        DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners and
                        Fred Hittman

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
   21.1**               List of Subsidiaries

   23.1                 Consent of Deloitte & Touche LLP

   23.2                 Consent of Grant Thornton LLP

   23.3                 Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1)

   24.1**               Power of Attorney

   27.1**               Financial Data Schedule


------------------------


*   To be filed by amendment.



**  Previously filed.



+ Portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.